     As filed with the Securities and Exchange Commission on June 30, 1999
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-1

                          REGISTRATION STATEMENT UNDER
                             SECURITIES ACT OF 1933

                          SECURITY CAPITAL U.S. REALTY
             (Exact name of registrant as specified in its charter)

     Grand Duchy of Luxembourg                   6719                                N/A
   (State or other jurisdiction      (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organisation)   Classification Code Number)              Identification No.)

              25b, boulevard Royal                                      Christopher W. House III
               L-2449 Luxembourg                                         25b, boulevard Royal
               011-352-463-7561                                            L-2449 Luxembourg
           (Address, including zip code, and                                011-352-463-7561
           telephone number, including area code,          (Name, address, including zip code, and telephone
         of registrant's principal executive offices)     number, including area code, of agent for service)

                                   Copies to:
                              Edward J. Schneidman
                               Michael L. Hermsen
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
                 Title of each
                    class of
                securities to be                   Amount to be         Amount of
                   registered                       registered     registration fee(1)
-----------------------------------------------------------------------------------------
2% Senior Unsecured Convertible Notes due 2003...  $450,000,000             $125,100
-----------------------------------------------------------------------------------------
Shares, par value $4.00 per share................    11,875,928(2)             (2)
-----------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of determining the registration fee.
(2) Represents the Shares into which the Convertible Notes may be converted for which no additional filing fee is being paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED JUNE 30, 1999


================================================================================

                         SECURITY CAPITAL U.S. REALTY

   (Incorporated in Luxembourg as a Societe d'Investissement a Capital Fixe)

================================================================================


                2% Senior Unsecured Convertible Notes due 2003
                                    Shares


   The holders identified in this prospectus of certain securities of Security Capital U.S. Realty may offer and sell the 2% Senior Unsecured Convertible Notes due 2003 of Security Capital U.S. Realty owned by them, or the shares into which they may be converted. You may exchange your shares for American Depositary Shares at your option. The 2% Senior Unsecured Convertible Notes due 2003 were issued by the Company in May of 1998 in a private, unregistered transaction.

   Any selling holder may offer these securities through public or private transactions, on or off the New York Stock Exchange or the AEX Stock Exchange, at prevailing market prices, or at privately negotiated prices.

   The American Depositary Shares are listed on the New York Stock Exchange under the symbol "RTY". On __ June 1999, the closing price of an American Depositary Share was $_____. Our shares are listed on the AEX Stock Exchange in Amsterdam under ISIN-Code LU0060100673. On __ June 1999, the closing price of a share was $_____. The Convertible Notes are not listed for trading on either exchange.

   You should carefully review "Risk Factors" beginning on page 8 of this prospectus for a discussion of risks relating to the ownership of our securities.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.


                              ___________________

                The date of this Prospectus is _______ __, 1999.

                              ___________________

                      PRESENTATION OF CERTAIN INFORMATION

     In this prospectus, references to "U.S. Dollars" or "$" are to United States dollars and references to "Luxembourg francs" or "LUF" are to Luxembourg francs, the legal currency of Luxembourg. Figures in this prospectus may not sum due to rounding.

     Certain statements made in this prospectus are based upon the law and practice currently in force in Luxembourg and there can be no assurance that such law and practice will not change.

     We completed a one-for-two reverse stock split effective on 18 June 1999. We have restated all of our share volumes and per share amounts to take into account this reverse stock split. Please read "Description of Shares--Recent Events Concerning the Shares" for more information on the reverse stock split.


                              ___________________

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Security Capital U. S. Realty is incorporated under the laws of Luxembourg. Certain of our directors and officers are non-residents of the United States and substantially all of the assets of such persons may be located outside the United States. As a result, it may not be possible for U.S. investors to effect service of process upon such directors or officers within the United States, or to enforce against them judgments of U.S. courts predicated upon the civil liability provisions of the federal or state securities laws of the United States. Although we have irrevocably designated CT Corporation System, New York, New York, as our authorised agent for service for process with respect to any legal suit, action or proceeding arising out of or based upon the indenture under which the Convertible Notes were issued in any U.S. federal or state court in the Borough of Manhattan, the City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of those courts in these matters, it is unlikely that an action brought solely for violations of the federal or state securities laws would be considered to be an action arising out of the indenture relating to the Convertible Notes. Our Luxembourg counsel, Arendt & Medernach, has advised us that as regards the enforcement in Luxembourg of a judgment rendered by a foreign court, such as a U.S. court in civil matters, such enforcement would make it necessary to commence recognition and enforcement proceedings before the Luxembourg courts and the foreign judgment would be evidence of liability, subject to satisfaction of the criteria set out in Articles 546 et seq. of the Luxembourg Code of Civil Procedure and in particular:

(1) the foreign court must properly have had jurisdiction to hear and determine the matter;

(2) the decision of the foreign court must be final and enforceable in the country in which it was rendered;

(3) the foreign court must have applied the proper law to the matter submitted to it;

(4) the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant; and

(5) the decision of the foreign court must not be contrary to Luxembourg public policy or have been given in proceedings of a penal nature.

     Criminal penalties imposed by the federal or state securities laws of the United States would not be enforceable in Luxembourg and it is unclear if the extradition treaty now in effect between the United States and Luxembourg would subject these directors and officers to effective enforcement of the criminal penalties of the federal and state securities laws of the United States. In addition, we have been advised by our Luxembourg counsel that there is doubt as to the enforceability in Luxembourg, in original actions, of civil liabilities predicated solely upon the U.S. federal securities laws.

                              ___________________

                          FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to our future performance, plans and objectives and our strategic investment positions and our special opportunity positions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the risks, uncertainties and other factors discussed in "Risk Factors", which may cause our actual results, performance or achievements, our strategic investment positions or our special opportunity positions, or the U.S. real estate industry's results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should be aware that actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

                              ___________________

                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
SUMMARY................................................................................................     6
RISK FACTORS...........................................................................................     8
We rely on the dividends we receive from the companies in which we invest..............................     8
The Convertible Notes are unsecured obligations........................................................     8
We have debt outstanding and will continue to have debt outstanding....................................     8
We may experience additional risks in connection with our borrowing of funds...........................     8
We may be subject to conflicts of interest in connection with operating our business...................     9
We rely heavily on the advice of our Operating Advisor.................................................    10
Security Capital Group has a substantial influence over our management and investment decisions........    10
We depend significantly on the efforts and abilities of our directors and officers.....................    10
We have had a limited operating history................................................................    10
Through our investments we are affected by the following real estate investment risks..................    11
We face environmental regulations applicable to our businesses.........................................    12
Many of our businesses are in highly competitive segments..............................................    12
There is currently no public market for the Convertible Notes nor may one form.........................    13
Future changes in the tax laws may adversely affect our returns........................................    13
Strategic changes by our investees may not be successfully implemented.................................    13
We would be materially adversely affected if we were required to register as an investment
company in the United States...........................................................................    13
THE COMPANY............................................................................................    14
OPERATING ADVISOR......................................................................................    14
RELATIONSHIP WITH SECURITY CAPITAL GROUP...............................................................    15
USE OF PROCEEDS........................................................................................    16
SELECTED FINANCIAL DATA................................................................................    17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................    18
Introduction...........................................................................................    18
Operating Results......................................................................................    20
Liquidity and Capital Resources........................................................................    25
Capital Deployment Activities..........................................................................    26
Impact of Year 2000 and the Euro.......................................................................    26
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.............................................    27
Sensitivity Analysis...................................................................................    28
BUSINESS...............................................................................................    29
Overview and Company Objective.........................................................................    29
Our Research-Based Capital Deployment Strategy.........................................................    29
Our Investment Criteria................................................................................    30
Our Operating Strategy.................................................................................    32
Real Estate Acquisitions...............................................................................    34
The Future.............................................................................................    34
Competition............................................................................................    34
Overview of Strategic Investment Positions.............................................................    34
Description of Property................................................................................    50
Legal Proceedings......................................................................................    50
AGREEMENTS BETWEEN SC-U.S. REALTY AND ITS STRATEGIC INVESTEES..........................................    50
CarrAmerica............................................................................................    50
Storage USA............................................................................................    51
Regency................................................................................................    52
City Center Retail.....................................................................................    53
CWS Communities........................................................................................    54
Urban Growth Property..................................................................................    54
VALUATION AND INVESTMENT RESTRICTIONS..................................................................    55
Valuation..............................................................................................    55
Investment Restrictions................................................................................    55
PRINCIPAL SHAREHOLDERS.................................................................................    57
NATURE OF TRADING MARKET...............................................................................    58
Market Prices..........................................................................................    58
DIRECTORS AND MANAGERS.................................................................................    59
Security Capital U.S. Realty...........................................................................    60
Compensation of Directors and Officers.................................................................    63
Charges and Expenses...................................................................................    64
Interests of Directors in Certain Transactions.........................................................    65
Interests of the Operating Advisor in Certain Transactions.............................................    66
Operating Advisor Affiliates...........................................................................    66
DESCRIPTION OF CONVERTIBLE NOTES.......................................................................    68
General................................................................................................    68
Conversion of Notes....................................................................................    68
Optional Redemption by SC-U.S. Realty..................................................................    71
Ranking of the Convertible Notes.......................................................................    72
Repurchase at Option of Holders upon Change in Control.................................................    72
Merger or Consolidation................................................................................    74
Events of Default and Remedies.........................................................................    74
Certain Limitations on Incurrence of Indebtedness......................................................    75
Modifications of the Indenture.........................................................................    75
Book Entry, Delivery and Form..........................................................................    76
Defeasance.............................................................................................    79
Listing on the NYSE; Registration of Notes and Underlying Shares and American Depositary Shares........    79
Provision of Financial Information to Holders of Convertible Notes.....................................    80
Transfer and Exchange..................................................................................    81
Purchase and Cancellation..............................................................................    81

Title..................................................................................................    81
Notices................................................................................................    81
Replacement of Convertible Notes.......................................................................    81
Payment of Stamp and Other Taxes.......................................................................    81
Governing Law..........................................................................................    82
Consent to Service.....................................................................................    82
Concerning the Trustee.................................................................................    82
DESCRIPTION OF AMERICAN DEPOSITARY SHARES..............................................................    82
Deposited Securities...................................................................................    82
Record Dates...........................................................................................    84
Voting of the Underlying Deposited Securities..........................................................    85
Reports................................................................................................    85
Amendment and Termination of the Deposit Agreement.....................................................    85
Charges of Depositary..................................................................................    86
Liability of Holder for Taxes..........................................................................    86
General................................................................................................    87
Rule 144A American Depositary Receipt Facility.........................................................    87
DESCRIPTION OF SHARES..................................................................................    88
General................................................................................................    88
Recent Events Concerning the Shares....................................................................    88
Future Share Issuances.................................................................................    88
Trading through ASAS...................................................................................    89
Clearing and Settlement through Euroclear and Cedel....................................................    90
Share Ownership Limitations............................................................................    90
Redemption of Shares...................................................................................    90
Pro Rata Redemptions...................................................................................    90
Special ERISA Redemptions..............................................................................    90
Redemption Price.......................................................................................    91
Effect of Redemption...................................................................................    91
Distribution Policy....................................................................................    92
Meetings of and Reports to Shareholders................................................................    92
TAXATION...............................................................................................    94
United States Federal Income Taxation of Noteholders...................................................    94
United States Federal Income Taxation of Securityholders...............................................    97
U.S. Federal Information Reporting and Withholding.....................................................   100
U.S. Federal Information Requirements..................................................................   102
U.S. Federal Income Taxation of SC-U.S. Realty.........................................................   102
Luxembourg Taxation of SC-U.S. Realty and its Subsidiaries.............................................   106
United Kingdom Taxation of SC-U.S. Realty and its Subsidiaries.........................................   107
General................................................................................................   107
Taxation of Non-United States Holders..................................................................   107
SELLING HOLDERS........................................................................................   108
PLAN OF DISTRIBUTION...................................................................................   110
EXPERTS................................................................................................   110
LEGAL MATTERS..........................................................................................   110
WHERE YOU CAN FIND MORE INFORMATION....................................................................   110
INDEX TO FINANCIAL STATEMENTS..........................................................................   112
INDEX TO EXHIBITS......................................................................................   137

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information and Consolidated Financial Statements contained elsewhere in this prospectus. You as a prospective investor should carefully consider the information presented in this prospectus, particularly the matters set forth under "Risk Factors" beginning on page 8.


                         SECURITY CAPITAL U. S. REALTY

  We are a research-driven, growth-orientated real estate company focused on taking significant strategic investment positions in value-added real estate operating companies based in the United States. For a description of our strategic investment positions, please read "Business--SC-U.S. Realty's Operating Strategy--Strategic Investment Positions" and for a more detailed description of our operating strategy, including how our operating strategy adds value to real estate operating companies, you should read "Business--SC-U.S. Realty's Operating Strategy". Our primary capital deployment objective is to take a pro-active ownership role in businesses that we believe can potentially generate above-average rates of return. We believe there are significant value creation opportunities in the multi-trillion dollar U.S. real estate industry, as investors shift from traditional, direct, private forms of ownership to indirect ownership through real estate investment trusts or REITs whose securities are traded on major stock exchanges. As of 31 March 1999 our strategic investments had a combined market capitalisation of approximately
$8.3 billion.

  Our offices are located at 25b, boulevard Royal, L-2449 Luxembourg, and our telephone number in Luxembourg is 011 (352) (4637561). Unless otherwise indicated or the context in this prospectus otherwise requires, the terms "we", "us", "our", or "SC-U.S. Realty" means or refers to Security Capital U.S. Realty and its subsidiaries.

Strategy

  We seek to maximise our shareholders' returns primarily by acquiring and managing significant strategic investment positions in real estate operating companies based in the United States. We seek to identify potential strategic investment positions by focusing rigorous fundamental research on the U.S. real estate industry, business niches and specific companies. By investing substantial capital and obtaining a combination of various board and board committee representation, consultation rights, approval rights and other rights, we seek to influence and oversee the development and implementation of a long-term focused operating strategy and value-added operating system for each of our strategic investment positions. We also own non-strategic investment positions, or special opportunity positions, primarily in publicly-traded U.S. real estate operating companies where our research identifies attractive intermediate-term investment opportunities. Our objective is to have 85%-90% of our assets invested in strategic investment positions and 10%-15% of our assets invested in special opportunity positions.

Strategic Investment Positions and Other Investments

  We currently hold strategic investment positions in six U.S. real estate operating companies, of which three are private start-up companies and three are publicly-traded on the NYSE:

  . City Center Retail, a private start-up company focused on serving top U.S. and international retailers in attractive downtown and urban infill markets for retail throughout the United States;

  . CWS Communities, a private start-up company focused on acquiring, developing and owning manufactured housing communities in selected target markets throughout the U.S.;

  . Urban Growth Property, a private start-up company focused on acquiring, developing and owning strategically located income-producing land (primarily parking or car parks) in key urban infill locations in selected target markets throughout the U.S.;

  . CarrAmerica (NYSE:CRE), a national company focused on providing office space to leading companies;

  . Storage USA (NYSE:SUS), a national company focused on self-storage; and

  . Regency (NYSE:REG), a national company focused on grocery-anchored neighbourhood infill shopping centres which, on 28 February 1999, merged with Pacific Retail Trust. Please read "Business--Overview of

  Strategic Investment Positions--Grocery-Anchored Neighbourhood Infill Shopping
  Centres: Regency Retail Corporation" for more information concerning this merger.

Description of Securities

  For a brief description of the securities that may be offered by the selling holders, you should read "Description of Convertible Notes," "Description of American Depositary Shares" and "Description of Shares" later in this prospectus.

                                 RISK FACTORS

We rely on the dividends we receive from the companies in which we invest

  We rely on dividends from the companies in which we invest to meet our operating expense requirements and to pay debt service, including interest, including borrowings under our line of credit and our outstanding Convertible Notes. The ability of the companies in which we invest to pay dividends depends on the economic performance of those companies, the prior claims of creditors or holders of preferred stock of those companies and their compliance with United States federal tax laws. Repayment of our entire indebtedness could require the sale of a portion of our special opportunity and other positions if other sources of funds were not available.

The Convertible Notes are unsecured obligations

  The Convertible Notes rank equally in right of payment with all of our existing and future unsecured indebtedness. In addition, the Convertible Notes will be effectively subordinated to all of our future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and are and will be effectively subordinated to all of the existing and future indebtedness and other liabilities of our wholly-owned subsidiaries and our strategic investees. The indenture governing the Convertible Notes does not limit the amount of additional indebtedness which our strategic investees can create, incur, assume or guarantee. For more information concerning the ranking of the Convertible Notes, please read "Description of Convertible Notes--Ranking of the Convertible Notes".

We have debt outstanding and will continue to have debt outstanding

  As of 31 December 1998, we had approximately $632 million of outstanding long-term indebtedness on a consolidated basis. This indebtedness does not include the indebtedness of any of the investees. Our total debt as a percentage of our total assets at that date was approximately 22%. We do not guarantee the debt of any of our strategic investees. In addition, at 31 December 1998 our strategic investees had an aggregate of approximately $3.5 billion of indebtedness outstanding and, in certain cases, have issued preferred stock to third parties.

  Based on our current level of operations and anticipated growth, we expect that cash flow from operations and funds available under our line of credit will be sufficient to enable us to satisfy our anticipated cash requirements for operating and investing activities for existing businesses for the next 12 months. We intend to finance our long-term business activities, including investments in new business initiatives, through borrowings under our line of credit. In addition, we anticipate that our strategic investees will separately finance their activities through cash flow from operations, sales of equity and debt securities and the incurrence of mortgage debt or line of credit borrowings. The degree to which we are leveraged and to which we are able to meet our financial obligations could affect our ability to obtain additional financing in the future for refinancing indebtedness, working capital, capital expenditures, acquisitions, investments in new businesses, general corporate or other purposes.

  On a historical basis, the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the years ended 31 December 1998, 1997 and 1996 and for the period from 7 July 1995 to 31 December 1995 were 4.5:1, 6.0:1, 3.6:1 and 1.5:1, respectively. For this purpose, earnings consist of dividends and interest and other income decreased by operating expenses. Fixed charges consist of interest expense and the amortisation of debt issuance costs.

We may experience additional risks in connection with our borrowing of funds

  To the extent we or one of our strategic investees or other companies in which we invest incurs debt, that company will be subject to the risks associated with debt financing. These risks include:

  (1) that cash flow from operations will be insufficient to meet required payments of principal and interest,

  (2) that we or the company in which we invest will be unable to refinance any lines of credit or any other current or future indebtedness,

  (3) that the terms of any refinancing will not be as favourable as the terms of existing indebtedness,

  (4) that we will be unable to make necessary investments in new business initiatives due to lack of available funds, and

  (5) that, due to a lack of funds, the companies in which we invest may be unable to make necessary capital expenditures for purposes such as renovations or re-leasing of properties. If, in the future, the securities of the companies in which we invest are used to secure our indebtedness and we are unable to make required payments on that indebtedness, the securities could be transferred to the lender or sold with the consequent loss of income and asset value to us.

Our Articles of Incorporation provide that the aggregate of all our borrowings may not exceed on average 50% of the aggregate valuation of the sum of our debt and equity interest in our real estate companies and direct properties and property rights. Our long-term targeted maximum debt percentage is 30% to 40%. If a property owned by one of our investees is mortgaged to secure indebtedness and the investee is unable to make its required payments on that indebtedness, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the investee. These events could adversely affect our cash flow and the value of our investments.

     Increases in interest rates could increase our interest expense

  Increases in interest rates could increase our interest expense, which would adversely affect our net earnings and cash available for payment of obligations. At 31 December 1998, we had $263 million of variable interest rate debt outstanding, all of which was under our line of credit. We have made a number of short-term borrowings under our line of credit. Each borrowing currently bears interest based on the LIBOR rate at the time of borrowing. Each borrowing is for a fixed time period and at a fixed interest rate payable during that time period. If a borrowing is renewed, a new short-term time period is established and a new interest rate is established for that new period. Although we currently have no borrowings based on the prime rate, to the extent our short-term borrowings are based on that rate, the interest rate will be reset daily.

We may be subject to conflicts of interest in connection with operating our business

     Certain of our directors and officers also have interests in our strategic investees

  Several of our directors and officers are directors or trustees of our strategic investees and own our shares and shares of our strategic investees.
As of 31 March 1999, our directors and executive officers as a group beneficially owned 344,663 of our shares, representing approximately 0.2% of our shares.

  William D. Sanders is our Non-Executive Chairman, and is also a director of each of CarrAmerica and Storage USA and an advisory director of Regency. Jeffrey A Cozad is our Managing Director and a director of Regency.

  Each of Messrs. Sanders and Cozad hold their directorships or trusteeships in certain of our strategic investees as our nominees under agreements between us or our subsidiaries and the respective strategic investee.

  From time to time, there may be transactions between us and our strategic investees, or among our strategic investees. The interests of the persons named in this section may differ from the interests of our shareholders as a result of their positions in the strategic investees or their ownership of securities of the strategic investees and, as a result, those persons may have an incentive to place the interests of the strategic investees or themselves over those of our shareholders. However, our Articles of Incorporation provide that if any of the persons named in this section has an interest in any of these transactions which is different from ours, that person is required to inform the Board of Directors of such differing interest and is not to consider or vote on the proposed transaction. In addition, the transaction and the person's differing interest must be reported at the next general meeting of shareholders.

We rely heavily on the advice of our Operating Advisor

  Security Capital U.S. Realty Management S.A., a Luxembourg corporation and a wholly-owned subsidiary of Security Capital Group acts as our Operating Advisor. The Operating Advisor provides us with advice on all investment and operating matters. The Operating Advisor is not under our control and we cannot assure that this advice will continue to be provided on the same terms as it is currently being provided. Although Security Capital Group Incorporated and Security Capital Group Incorporated's current investment in us ($722.7 million, at cost, at 31 December 1998) is substantial, we cannot assure that the Operating Advisor's and Security Capital Group's economic interests will continue to be aligned with ours. The Operating Advisor currently advises only us and does not provide services for any other entity. There can be no assurance that this will continue in the future.

Security Capital Group has a substantial influence over our management and investment decisions

  Security Capital Group is our largest shareholder and the sole shareholder of the Operating Advisor. For more information on Security Capital Group, please read "Relationship with Security Capital Group." We cannot assure that Security Capital Group will continue to maintain a substantial ownership position in either the Operating Advisor or us or that, if such position is maintained, that it will exert its influence in a manner that is in the best interests of our shareholders other than Security Capital Group.

  Security Capital Group is also a strategic investor in other real estate companies. In this regard, Security Capital Group has stated that long-term strategic investment opportunities in equity REITs located in the United States, which are not engaged in operating property types in which Security Capital Group currently owns a strategic investment position, generally will be allocated to us, although there can be no assurance that Security Capital Group will continue to maintain such policy in the future.

We depend significantly on the efforts and abilities of our directors and officers

  The loss of the services of our directors or officers could have a material adverse effect on us. Certain of these persons also are officers and directors of the Operating Advisor or other affiliates of Security Capital Group, which may create competing demands with respect to the time of these persons. The directors are appointed by the shareholders in a general meeting; however, shareholders have no right to participate in our management and must rely on our directors and officers, since we have no employees, together with the services of the Operating Advisor, to accomplish our business objectives.

We have had a limited operating history

  We have been operating for nearly four years. We cannot assure that our existing investments will provide acceptable returns or that we will be able to identify and acquire additional strategic investment positions. Security Capital Group's past experience and our experience in acquiring strategic investment positions in successful REITs is not necessarily indicative of our prospects for the future.

Through our investments we are affected by the following real estate investment risks

     The return which we achieve from the companies in which we invest is dependent on the performance of the real property investments held by those companies, which are subject to varying degrees of risk

  Although we own no real estate directly, the companies in which we invest own real estate. A number of factors which affect real estate cash flows and values include changes in the general economic climate, local, regional or national conditions, such as an oversupply of properties or a reduction in rental demand in a specific area, the quality and philosophy of management, competition from other available properties and the ability to provide adequate maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, the possibility of bankruptcies of tenants and potential liability under, and changes in, environmental and other laws. Since a significant portion of the income from our investments is derived from rental income and other payments from real property, our investee's respective income and distributable cash flow, and our own respective income and distributable cash flow would be adversely affected if a significant number of tenants were unable to meet their obligations, or if those strategic investees were unable to lease properties on economically favourable terms.

     Real estate development by our investees involves significant risks in addition to those risks involved in the ownership and operation of developed properties which could adversely affect our investment in the investee

  Certain strategic investees and other companies in which we invest have developed or have begun developing properties, such as neighbourhood infill shopping centres, city centre retail facilities, parking facilities, corporate office space, self-storage facilities and manufactured housing communities, and expect to develop additional properties in the future. These risks include:

 (1) that financing, if needed, may not be available on favourable terms for development projects,

 (2) that construction may not be completed on schedule, resulting in increased debt service expense and construction costs,

 (3) that estimates of the costs of construction may prove to be inaccurate, and

 (4) that properties may not be leased or rented on profitable terms and therefore may fail to perform in accordance with expectations.

Timely construction may be affected by local weather conditions, local or national strikes and by local or national shortages in materials, insulation, building supplies and energy and fuel or equipment. These events could adversely affect our cash flow and the value of our investments in those companies.

     Renewal of leases and re-leasing of space by our investees may, if available, be less favourable than on current terms

  Certain strategic investees and other companies in which we invest are subject to the risks that leases may be not be renewed, space may not be re-leased or the terms of the renewal or re-leasing may be less favourable than current lease terms. If those companies were unable to promptly renew leases or re-lease space or if the rental rates upon the renewal or re-lease were significantly lower than expected, their cash flow, and accordingly our cash flow and our investment in those companies, may be adversely affected.

     Direct investment in real estate by our investees is relatively illiquid

  Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the strategic investees and other companies in which we invest to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity investments, such as mortgage payments, real estate taxes and operating and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Further, the REITs in which we invest must comply with various rules which enable a REIT to avoid corporate taxation. Thus, the ability of the REITs to sell assets to change their asset base is restricted by U.S. tax rules which impose holding periods for assets and potential disqualification as a REIT upon certain asset sales.

     Regulations may be issued which could have the effect of restricting or curtailing certain uses of existing structures or requiring that the structures be renovated or altered in some fashion

  Governmental authorities at the federal, state and local levels are actively involved in the issuance and enforcement of regulations relating to land use, zoning and other restrictions. The issuance of any such regulations could increase expenses and lower profitability of any property. These events could adversely affect our cash flow and the value of our investments in companies with such properties.

     Changes in laws may adversely affect us

  Increased costs resulting from increases in real estate, income or transfer taxes or other governmental requirements generally may not be passed through directly to residents, tenants or lessees, inhibiting the ability of our strategic investees to recover those costs. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident, tenant or lessee to pay rent, causing increased vacancy. Changes in laws which increase potential liability for environmental conditions or which increase the restrictions on discharges or other conditions may result in significant unanticipated expenditures. No assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the laws with respect to the qualification of certain of our investees as REITs or the federal income tax consequences of that qualification to those investees.

     We may be subject to losses which are uninsured

  The strategic investees carry comprehensive liability, fire, flood, earthquake, extended coverage and rental loss insurance with respect to their properties with policy specifications and insured limits customarily carried for similar properties and which the strategic investees believe are appropriate under the circumstances. There are, however, certain types of losses, such as from wars, which may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the strategic investee could lose both its capital invested in and anticipated profits from one or more properties.

We face environmental regulations applicable to our businesses

  Through our investees, we are subject to environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of real estate. Under those laws and regulations, we may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault.

  Although our strategic investees generally conduct Phase I environmental assessments on their respective properties prior to their acquisition, there can be no assurance that those assessments reveal all potential environmental liabilities. We are not aware of any environmental condition on any of our strategic investees' properties which is likely to have a material adverse effect on our financial position or results of operations; however, there can be no assurance that any such condition does not exist or may not arise in the future.

Many of our businesses are in highly competitive segments

  There are numerous commercial developers, real estate companies and other owners of real estate, including those that operate in the regions in which the properties of our investees are located, which compete with the companies in which we invest in seeking land for development, properties for acquisition and disposition and tenants for properties. The companies in which we invest compete on a regional and national basis.

  The properties of the strategic investees are located in developed areas which include other similar properties. The number of competitive properties in a particular area could have a material adverse effect on the strategic investees' ability to lease properties and on the rents charged. In addition, other forms of properties provide alternatives to tenants of the strategic investees' properties.

There is currently no public market for the Convertible Notes nor may one form

  There can be no assurance as to the development or liquidity of any market that may develop for the Convertible Notes, the ability of the holders of the Convertible Notes to sell their Convertible Notes or the price at which such holders would be able to sell their Convertible Notes. If such a market were to exist, the Convertible Notes could trade at prices that may be lower than the initial offering price or accreted value of the Convertible Notes. This depends on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and the financial condition and performance of and prospects for us and the companies in which we invest. We do not expect to apply for listing of the Convertible Notes on any securities exchange or for quotation of the Convertible Notes on any automated dealer quotation system.

Future changes in the tax laws may adversely affect our returns

  The after-tax results of our operations and the after-tax returns to holders of our securities depend, in part, on the application to us, to our strategic investees and to holders of our securities of relevant tax laws and regulations and tax treaties, as well as the qualification and continued qualification of our strategic investees as "domestically-controlled" REITs under the U.S. Internal Revenue Code of 1986, as amended. Such results of operations and returns could be adversely affected by any future changes in such tax laws and regulations and such tax treaties, as well as the failure of a strategic investee to qualify as a "domestically-controlled" REIT.

Strategic changes by our investees may not be successfully implemented

  As described in detail in this prospectus, we expect to influence the strategies of our strategic investees. For more information, please read the detailed description under "Business." This will from time to time result in new strategies being attempted by such strategic investees, including significant geographic expansions of their target markets. No assurance can be given that such strategic investees will successfully implement these strategies.

We would be materially adversely affected if we were required to register as an investment company in the United States

  We are not registered as an investment company under the U.S. Investment Company Act of 1940, as amended. We have relied on an exemption provided by Rule 3a-1 promulgated under the Investment Company Act of 1940. We are not required to register as an investment company because we are principally engaged in the real estate business through companies that we primarily control through our equity ownership, investor agreements, board representation or other control rights, which allows us to exert significant influence over the operations of each of our strategic investees. We currently intend to exert similar influence over any other strategic investees through which we invest in the future. However, to the extent we do not elect to participate in future equity offerings by our strategic investees, our ownership interest in and control over such companies could diminish and we could potentially be required to register as an investment company under the Investment Company Act of 1940. We would be materially adversely affected if we were required to register as an investment company under the Investment Company Act of 1940.

                                  THE COMPANY

  SC-U.S. Realty was established on 7 July 1995 in Luxembourg. We are constituted as a Societe d'Investissement a Capital Fixe or SICAF. Our main object as stated in Article 4 of our Articles of Incorporation is to invest in real estate directly, through one or several subsidiaries or through direct or indirect shareholdings in, and convertible and other debt of, real estate companies with the purpose of spreading investment risks and affording shareholders the results of the management of its assets. We are registered with the Register de Commerce et des Societes du Tribunal d'Arrondissement de et a Luxembourg under number B51654. We are closed-ended as to redemptions. We are governed by Part II of the Luxembourg Law of 30 March 1988 on Undertakings for Collective Investment.

  We are subject to regulation in Luxembourg as a real estate investment company. Our operational supervision is exercised in the first instance in Luxembourg. The Dutch Central Bank (De Nederlandsche Bank NV) has granted us authorisation under the Investment Institution Supervision Act (Wet toezicht beleggingsinstellingenplain). Regulation by the Dutch Central Bank enables us to offer our shares in the Netherlands. Being subject to regulation does not mean that any regulatory authority has confirmed the contents of this document.

  The shareholders of a SICAF have limited liability, having at risk only the amount contributed by them to the SICAF in exchange for their shares.

  A SICAF is required to publish an annual report, containing audited financial statements, and a semi-annual report. All accounting information provided in the annual report must be audited by an authorised independent auditor.

  We own our assets directly or indirectly through one or more wholly-owned subsidiaries.


                               OPERATING ADVISOR

  Our Operating Advisor, Security Capital U.S. Realty Management S.A., is a Luxembourg corporation, headquartered in Europe, and is a wholly-owned subsidiary of Security Capital Group. Our Operating Advisor advises us on strategy, investments, finance and certain other administrative matters affecting us. In order to achieve the optimal U.S.-based coverage of real estate opportunities, our Operating Advisor sub-contracts for certain services through its Sub-Advisor, Security Capital Investment Research Incorporated, a wholly-owned subsidiary of Security Capital Group. The services provided by the Sub-Advisor include fundamental research, investment identification, investment due diligence and investment monitoring. The Sub-Advisor has access to all of the market information, demographic research and operating strategies of Security Capital Group and its affiliates. We pay an advisory fee to the Operating Advisor, which is responsible for paying all fees of the Sub-Advisor and any other Security Capital Group advisory affiliates. The advisory fee is calculated on the basis of 1.25% each year of the average monthly value of funds invested by us in any calendar year, excluding funds placed by us in liquid, short-term investments pending further investment or in investments in Security Capital Group securities and is described in greater detail later in this prospectus under the caption "Directors and Managers--Charges and Expenses". We pay our own third-party operating and administrative expenses and transaction costs, however, the fee we pay to the Operating Advisor is reduced by the amount that such third-party operating and administrative expenses exceed 0.25% each year of the average monthly value of funds invested by us in any calendar year. For the year ended 31 December 1998 these excess expenses were approximately 0.09% each year of the average monthly value of funds invested by us excluding funds that we placed in liquid, short-term investments pending further investment or in investments in Security Capital Group securities.

                             [CHART APPEARS HERE]


                   RELATIONSHIP WITH SECURITY CAPITAL GROUP

  Security Capital Group is a publicly traded U.S. real estate research, investment and operating management company with fully converted shareholders' equity, based on fair value, assuming conversion of all convertible securities and common stock equivalents, of $3.38 billion as of 31 December 1998. At 31 December 1998 Security Capital Group had direct and indirect strategic investments in 17 private and public real estate operating companies with a combined total market capitalisation of $24.0 billion. Security Capital Group's strategy is to create the optimal organisation to lead and profit from global real estate securitisation.

  Security Capital Group is the sole shareholder of the Operating Advisor and the Sub-Advisor. We therefore have access, through the Operating Advisor and the Sub-Advisor, to the extensive proprietary research generated by Security Capital Group and its direct and indirect subsidiaries. In accordance with our Articles of Incorporation, all transactions with the Operating Advisor and Security Capital Group, including purchases of Security Capital Group securities, within the limit set by management of up to 10% of our assets, and renewals of the advisory agreement with the Operating Advisor must be approved by a majority of our independent directors as well as a majority of the directors. Management believes that the total cash investment of Security Capital Group in us, $722.7 million at cost as of 31 December 1998, substantially aligns the Operating Advisor's and Security Capital Group's economic interests with those of our independent shareholders. Conflicts of interest could nevertheless occur.

  Security Capital Group has direct and indirect subsidiaries which provide capital markets, advisory, acquisition and proprietary research services to affiliates of Security Capital Group. At times, our strategic investees may engage such Security Capital Group affiliates for specific projects. Any such engagement would be subject to the approval of the unaffiliated directors of such strategic investee, which generally will constitute a majority of such strategic investee's board of directors, and be on arm's-length terms. The purpose of any such engagement would be to enable the strategic investee to take advantage of the specialised capabilities of Security Capital Group, without being required to invest the time and capital, or undertake the risks, necessary to develop such specialised capabilities internally.

  We have acquired shares of common stock and convertible debentures of Security Capital Group at an aggregate cost of $165 million. We made all of these acquisitions at arm's length prices and on the same terms as other investors who subscribed for such securities. The purpose of these investments in Security Capital Group was to provide us with the benefit of exposure to specific niches within the multifamily and industrial real estate sectors, as well as the diversification benefits of real estate management and advisory fee income through Security Capital Group's real estate services and advisory activities. Security Capital Group augments its operating company returns with revenues received for advising and managing real estate companies, including us.

  Security Capital Group purchases our shares from time to time , and may purchase our indebtedness for investment purposes. Future purchases of our shares by Security Capital Group will either be arm's-length purchases from unaffiliated third parties, purchases in the open market or purchases in our offerings and, in the last case, Security Capital Group will invest on no more favourable terms, including as to price, than unaffiliated investors.

  Security Capital Group has stated that long-term strategic investment opportunities in equity REITs located in the United States, which are not engaged in operating property types in which Security Capital Group currently owns a strategic position, generally will be allocated to us, although there can be no assurance that Security Capital Group will continue to maintain such policy in the future.


                                USE OF PROCEEDS

  All net proceeds from the sale of the securities will go to the selling holders who offer and sell their securities. We will not receive any cash proceeds from the sale of the securities sold pursuant to this prospectus.

                            SELECTED FINANCIAL DATA

  The following consolidated financial data, insofar as it relates to each of the years ended 31 December 1998, 1997 and 1996 and for the period from 7 July 1995, our date of incorporation, through 31 December 1995, set forth below have been derived from our consolidated financial statements audited by Price Waterhouse SARL, independent accountants, including the audited Consolidated Financial Statements and notes included at the end of this prospectus.

  The Consolidated Financial Statements are presented in accordance with United States generally accepted accounting principles or GAAP. The financial data reflect past operating results and are not necessarily indicative of future results.


                         SECURITY CAPITAL U.S. REALTY
                        (in thousands $, except ratios)

                                                                                                                          7 July
                                                                                                                          (date)
                                                                                                                       incorporated)
                                                                                                                          through
                                                                              --------------------------------------   31 December
                                                                                  1998         1997         1996          1995
                                                                              ------------  -----------  -----------  -------------
STATEMENT OF OPERATIONS DATA:
     Total Revenues(1)..........................................             $  156,825    $  102,917    $   34,836   $    588
     Total Expenses.............................................                (78,926)      (42,608)      (21,897)      (512)
     Net Realised Gains on Special Opportunity Positions........                 32,878        41,073         3,480         --
     Net (Decrease)/Increase in Appreciation on Strategic
       Investment Positions and Special Opportunity
       Positions(2).............................................               (642,372)      264,974       252,294        126
                                                                             ----------    ----------    ----------   --------
     (Decrease)/Increase in Net Assets Resulting from
     Operations.................................................             $ (531,595)   $  366,356    $  268,713   $    202
                                                                             ==========    ==========    ==========   ========
STATEMENT OF NET ASSETS DATA:
     Total Assets(2)............................................             $2,873,628    $2,901,820    $1,494,257   $ 63,400
     Total Liabilities..........................................               (647,243)     (143,400)     (175,158)      (252)
                                                                             ----------    ----------    ----------   --------
     Total Net Assets (Shareholders' Equity)....................             $2,226,385    $2,758,420    $1,319,099   $ 63,148
                                                                             ==========    ==========    ==========   ========
     Net Asset Value per Share                                                  25.72        31.87
OTHER DATA:
     Net operating income per share                                              0.90         0.74          0.24        0.01
     Net change in movement in unrealised appreciation
     and realised gain on strategic investment and special
     opportunity positions in the year.........................                 (7.05         3.79          7.04        0.02
     Ratio of Earnings to Fixed Charges(3).....................                  4.5x         6.0x          3.6x        1.5x

-----------------------------

(1) Revenues include dividends from strategic investment and special opportunity positions (net of withholding tax) and interest and other income. Due to the timing of investment dates and dividend record dates, dividends received on investments for a period of less than one year are not necessarily indicative of dividends to be received for an entire year.
(2) Investments are reflected at value, as described in Note 2A to the Consolidated Financial Statements included at the end of this prospectus.
(3) For this purpose, earnings consist of net earnings (loss) from operations plus the amortisation of convertible notes deferred costs, the line of credit arrangement and legal fees, the commitment fee, interest on the line of credit, interest on the convertible notes, accreted interest on the convertible notes and interest expense. Fixed charges consist of the commitment fee, interest on the line of credit, interest on the convertible notes, accreted interest on the convertible notes and interest expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this section in conjunction with the information contained in "Selected Financial Data" and the Consolidated Financial Statements. Historical results and percentage relationships set forth below and in "Selected Financial Data" and the Consolidated Financial Statements are not necessarily indicative of our future operations.

Introduction

     We are a research-driven, growth-orientated real estate company focused on taking significant strategic investment positions in value-added real estate operating companies based in the United States. Our primary capital deployment objective is to take a proactive ownership role in businesses that we believe can potentially generate above-average rates of return.

     We were incorporated in July 1995 and completed a $509.5 million initial private offering in October 1995. We have since funded the following strategic investment positions:

                                                             Initial       Total  Cost as at    Total Value as at
                                        Initial Funding    Commitment      31 December 1998     31 December 1998
     Company                                Date         (in Millions)(1)    (in Millions)        (in Millions)
     -------                            ---------------  ----------------  -----------------    -----------------
     CarrAmerica......................     April 1996        $ 250               $  700              $  686(2)
     City Center Retail...............     April 1997        $ 150               $  304              $  304(3)
     CWS Communities..................      December         $ 300               $  154              $  154(3)
                                              1997
     Pacific Retail...................    October 1995       $ 200               $  524              $  502(3)
     Regency..........................      July 1996        $ 132               $  236              $  261(2)
     Storage USA......................     March 1996        $ 220               $  394              $  380(2)
     Urban Growth Property............     April 1997        $ 150               $  181              $  181(3)
                                                                                 ------              ------
        Total.........................                                           $2,493              $2,468
                                                                                 ======              ======

_______________________

(1) Please read "--Capital Deployment Activities" below for additional information regarding commitments.
(2) Based on the closing price on the New York Stock Exchange or NYSE of common shares held on such date.
(3) Private REIT or real estate operating company. Please read Note 2A to the Consolidated Financial Statements for the methodology utilised to assess the value of investments in private entities. On 24 September 1998 it was announced that Regency agreed to merge with Pacific Retail. Pursuant to the terms of the merger agreement, a holder of Pacific Retail common shares received 0.48 shares of Regency common stock for each common share of Pacific Retail. The merger occurred on 28 February 1999. Since the merger had not occurred at 31 December 1998, but the exchange rate was agreed to prior to such date, Pacific Retail is valued based on the exchange ratio and the closing stock price of Regency on the NYSE on that date.

     In addition to our strategic investment positions, we also invest 10%-15% of our assets through special opportunity positions primarily in publicly traded REITs and other publicly traded U.S. real estate companies.

     Changes in the price of real estate company equity securities have impacted and will impact our results of operations. As described in greater detail in
Note 2A to the Consolidated Financial Statements, we account for our investments at market value or estimated fair value in accordance with GAAP, depending on whether the investment is publicly traded, and reflect changes in such values in our Consolidated Statements of Operations pursuant to fair value accounting principles. During the last half of 1998, prices of real estate company equity securities generally declined, which adversely affected our results of operations. This trend continued during the first quarter of 1999 and, as a result, our results of operations for the first quarter of 1999 continued to be adversely affected by the continued decline in prices of real estate company equity securities. However, this decline has begun to reverse itself during the second quarter of 1999. If this trend were to continue, our results of operations for such periods could be positively impacted. At this time, however, we are not able to predict whether this positive trend will continue, and therefore, whether or not it will have any effect, positive or negative, on our results of operations.

     As of 31 December 1998 the approximate value of our special opportunity positions of $262.5 million represented approximately 9.1% of our total assets. We have also invested in the common shares and subordinated debentures of Security Capital Group, which in aggregate accounted for approximately 4.0% of our total assets as of 31 December 1998.

     As of 31 December 1997 we had committed an aggregate of $2.8 billion to both our strategic investment and special opportunity positions, of which $2.4 billion had been funded, as compared to an aggregate commitment of $3.2 billion as of 31 December 1998, of which $3.0 billion had been funded.

     Operating Results

     Years ended 31 December 1998 and 1997

     Net operating income increased by $17.6 million, or 29.2%, to $77.9 million for the year ended 31 December 1998 as compared to $60.3 million for the year
ended 31 December 1997.   We attribute this increase mainly to an increase in
dividends derived from a higher level of fundings to strategic investees. Gross dividends from strategic investment positions increased $48.6 million, or 49.1%, to $147.5 million for the year ended 31 December 1998 as compared to $98.9 million for the year ended 31 December 1997. Fundings to strategic investees increased by $564.6 million at cost, or 29.3%, to $2.5 billion as of 31 December 1998 as compared to $1.9 billion as of 31 December 1997.

     Net Operating Income

     Net operating income represents the difference between total revenues and total expenses.

     The following table sets forth information regarding SC-U.S. Realty's net operating income during the years ended 31 December 1998 and 1997:

                                            Year ended 31 December
                                        ---------------------------------
                                              1998             1997
                                        ---------------   ---------------
                                         Amount     %      Amount     %
                                        --------   ----   --------  -----
                                            (in thousands $, except %)
          Total Revenues..............  $156,825   100%   $102,917   100%
          Total Expenses..............    78,926    50%     42,608    41%
                                        --------   ---    --------  ----
          Net Operating Income........  $ 77,899    50%   $ 60,309    59%
                                        ========   ===    ========  ====

     The net operating income margin decreased to 50% in 1998 from 59% in 1997. This is due to a higher interest expense resulting from increased levels of borrowing on the $700 million secured line of credit of Security Capital Holdings S.A. ("Holdings") that we guaranteed and our $400 million unsecured line of credit which Holdings guaranteed, which replaced the Holdings line of credit in December 1998, as well as interest expense on the Convertible Notes issued in May 1998. These increases were partially offset by lower interest rates on the Holdings line of credit and our line of credit.

     Total Revenues. The following table sets forth information regarding our total revenues during the years ended 31 December 1998 and 1997:

                                                                 Year ended 31 December
                                                          ------------------------------------
                                                                 1998              1997
                                                          -----------------  -----------------
                                                           Amount      %      Amount      %
                                                          --------   ------  --------   ------
                                                              (in thousands $, except %)
Gross dividends from strategic investment positions
     CarrAmerica......................................    $ 51,999    33.2%  $ 41,412    40.2%
     CWS Communities..................................       4,783     3.0         --      --
     Pacific Retail...................................      36,178    23.1     21,576    21.0
     Regency..........................................      20,244    12.9     11,441    11.1
     Storage USA......................................      29,934    19.1     24,497    23.8
     Urban Growth Property............................       4,338     2.8         --      --
                                                          --------   -----   --------   -----
          Subtotal....................................    $147,476    94.1%  $ 98,926    96.1%
Gross dividends from special opportunity positions....      20,908    13.3     17,594    17.1
                                                          --------   -----   --------   -----
          Total Gross Dividends.......................    $168,384   107.4%  $116,520   113.2%
Interest income from affiliate........................       3,575     2.3      2,896     2.8
Interest income from non-affiliate and other income...       1,132     0.7        805     0.8
                                                          --------   -----   --------   -----
          Total Gross Revenues........................    $173,091   110.4%  $120,221   116.8%
Withholding tax on dividends received.................     (16,266)  (10.4)   (17,304)  (16.8)
                                                          --------   -----   --------   -----
          Total Revenues..............................    $156,825   100.0%  $102,917   100.0%
                                                          ========   =====   ========   =====

     As the table indicates, most of our total revenues during 1998 and 1997 were derived from dividends from our strategic investment positions. We attribute the increase mainly to an increase in dividends derived from a higher level of average fundings to strategic investees as well as increased REIT dividend requirements from improved operating results at the strategic investees.

     "Interest income from affiliate" represents interest earned on our $55 million aggregate principal investment in 6.5% convertible subordinated debentures due 2016 issued by Security Capital Group. The debentures were purchased by us in April 1996, $11 million aggregate principal amount, and in March 1997, $44 million aggregate principal amount, and are currently convertible into shares of Class A common stock of Security Capital Group, at the option of Holdings. Please read Note 3(b) to the Consolidated Financial Statements for more information.

     "Interest income from non-affiliate and other income" consists of interest earned on cash balances and convertible debt. The increase in this item between the year ended 31 December 1997 and the corresponding year in 1998 is attributable to interest on convertible debt held by us during the second half of 1997 and in 1998.

     In assessing our performance management also considers realised gains on investment positions to be an important component of its total gross revenues. During the year ended 31 December 1998, total gross revenues totaled $206.0 million inclusive of net realised gains of $32.9 million. During the year ended 31 December 1997, total gross revenues totaled $161.3 million inclusive of net realised gains of $41.1 million, as we discuss later in this section.

     Total Expenses. For the year ended 31 December 1998, total expenses amounted to $78.9 million, of which $35.2 million, or 44.6%, represented fees paid to the Operating Advisor and $35.9 million, or 45.5%, represented:

     .    interest on the Convertible Notes,
     .    interest on the Holdings line of credit,
     .    interest on our line of credit, and
     .    related expenses.

During the year, general and administrative expenses were approximately $4.4 million, or 5.6% of total expenses, taxes were $2.4 million, or 3.0% of total expenses, and amortisation of the Convertible Notes deferred costs were $1.0 million, or 1.3% of total expenses.

     For the year ended 31 December 1997, total expenses amounted to $42.6 million, of which $24.6 million, or 57.8%, were accounted for by fees paid to the Operating Advisor and $13.6 million, or 31.9%, were accounted for by interest on the Holdings line of credit and related expenses. During the year, general and administrative expenses were $2.5 million, or 5.9% of total expenses, and taxes were $1.9 million, or 4.4% of total expenses.

     The increase in fees paid to the Operating Advisor over the prior year is primarily a result of the increased level and value of fundings to strategic investees. Interest expense increased as a result of new borrowings under the Convertible Notes and an increased average balance on the Holdings line of credit and our line of credit, the proceeds of which were utilised to fund a portion of the new investments. These increases in interest expense were partially offset by a decline in the average interest rates on the Holdings line of credit and our line of credit.

     Net Realised Gains on Special Opportunity Positions

     Special opportunity positions, other than investments in Security Capital Group, are primarily investments in publicly traded REITs, which we generally hold for an intermediate term of 12 to 18 months. Sale of such positions may occur sooner or later, depending on market or business conditions and on whether the return objectives have been realised. The objective of these special opportunity positions is to realise attractive total returns through dividends and share price appreciation and to provide us with an efficient method of maintaining a portion of our assets in relatively liquid investments. These assets may be redeployed on short notice.

     During the years ended 31 December 1998 and 1997, net realised gains on special opportunity positions were $32.9 million and $41.1 million, respectively. In both cases, these gains were derived exclusively from the disposition of certain publicly traded special opportunity positions.

     Decrease/Increase in Appreciation on Strategic Investment and Special Opportunity Positions

     During the years ended 31 December 1998 and 1997, the principal factor behind the movement in net assets resulting from operations was the change in the unrealised appreciation of our strategic investment and special opportunity positions.

     During the year ended 31 December 1998, the largest part of the decrease of $642 million in the unrealised appreciation was attributable to the decrease in the appreciation of our investment in CarrAmerica, $215 million, or 33.5% of the total decrease, followed by the special opportunity positions, $170 million, or 26.5%, Pacific Retail, $110 million, or 17.1%, Storage USA, $88 million, or 13.7% and Regency, $62 million, or 9.7%. This decrease in the unrealised appreciation of the strategic investment and special opportunity positions is the result of a decrease in the stock prices of the investments principally due to the general decline in the REIT market.

     During the year ended 31 December 1997, the main factor behind the increase of $265 million in the unrealised appreciation of our strategic investment and special opportunity positions was the increase in the appreciation in our investment in Pacific Retail, $89 million, or 33.4% of the total increase, followed by CarrAmerica, $76 million, or 28.6%, Regency, $55 million, or 20.7%, Storage USA, $24 million, or 9.1%, and the special opportunity positions, $24 million, or 9.1%.

     Although the reduction in stock prices of our strategic investment and special opportunity positions for the year ended 31 December 1998 does not affect our net operating income, it does adversely impact our net assets resulting from operations on our Consolidated Statement of Operations. We cannot predict the future stock prices of our strategic investment and special opportunity positions. Additional reductions in such stock prices would continue to reduce net assets resulting from operations and, as a result, could have a materially adverse impact on our Consolidated Statement of Operations.

     Years ended 31 December 1997 and 1996

     Net operating income increased by $47.4 million to $60.3 million for the year ended 31 December 1997 as compared to $12.9 million for the year ended 31 December 1996. The increase is mainly attributable to an increase in dividends derived from a higher level of fundings to strategic investees as well as increased REIT dividend requirements from improved operating results at the strategic investees.

     Net Operating Income

     Net operating income represents the difference between total revenues and total expenses.

     The following table sets forth information regarding SC-U.S. Realty's net operating income during the years ended 31 December 1997 and 1996:

                                          Year Ended 31 December
                                      ------------------------------
                                           1997          1996
                                      --------------  --------------
                                       Amount    %     Amount     %
                                      --------  ----  --------  ----
                                        (in thousands $, except %)
          Total Revenues...........   $102,917  100%  $34,836    100%
          Total Expenses...........     42,608   41    21,897     63
                                      --------  ---   -------   ----
          Net Operating Income.....   $ 60,309   59%  $12,939     37%
                                      ========  ===   =======   ====

     As the table indicates, the net operating income margin rose from 37% for the year ended 31 December 1996 to 59% for 1997 principally due to an increase in dividends derived from a higher level of fundings to strategic investees.

     Total Revenues. The following table sets forth information regarding our total revenues during the years ended 31 December 1997 and 1996:

                                                                 Year ended 31 December
                                                          -----------------------------------
                                                                         1997           1996
                                                          -----------------------------------
                                                           Amount      %      Amount     %
                                                          --------   ------  --------  ------
                                                              (in thousands $, except %)
Gross dividends from strategic investment positions
          CarrAmerica...................................  $ 41,412    40.2%  $13,567    38.9%
          CWS Communities...............................        --      --        --      --
          Pacific Retail................................    21,576    21.0     9,482    27.2
          Regency.......................................    11,441    11.1       773     2.2
          Storage USA...................................    24,497    23.8     8,700    25.0
          Urban Growth Property.........................        --      --        --      --
                                                          --------   -----   -------   -----
               Subtotal.................................  $ 98,926    96.1%  $32,522    93.3%
Gross dividends from special opportunity positions......    17,594    17.1     5,192    14.9
                                                          --------   -----   -------   -----
               Total Gross Dividends....................  $116,520   113.2%  $37,714   108.2%
Interest income from affiliate..........................     2,896     2.8       504     1.4
Interest and other income...............................       805     0.8     2,169     6.2
                                                          --------   -----   -------   -----
               Total Gross Revenues.....................  $120,221   116.8%  $40,387   115.8%
Withholding tax on dividends received...................   (17,304)  (16.8)   (5,551)  (15.8)
                                                          --------   -----   -------   -----
               Total Revenues...........................  $102,917   100.0%  $34,836   100.0%
                                                          ========   =====   =======   =====

     As the table indicates, most of our total revenues during the years indicated were derived from dividends from our strategic investment positions. The increase is mainly attributable to an increase in dividends derived from a higher level of average fundings to strategic investees as well as increased REIT dividend requirements from improved operating results at the strategic investees.

     "Interest income from affiliate" represents interest earned on our $55 million aggregate principal investment in 6.5% convertible subordinated debentures due 2016 issued by Security Capital Group. The debentures were purchased by us in April 1996, $11 million aggregate principal amount, and in March 1997, $44 million aggregate principal amount, and are currently convertible into shares of Class A common stock of Security Capital Group, at the option of Holdings.

     "Interest and other income" consists of interest earned on cash balances. The decrease in this item between the year ended 31 December 1996 and the corresponding period in 1997 is attributable to lower cash balances, resulting from our increased capital deployment.

     In assessing our performance, management also considers realised gains on investment positions to be an important component of its total gross revenues. During the year ended 31 December 1997, total gross revenues totaled $161.3 million inclusive of net realised gains of $41.1 million, as we discuss later in this section. During the year ended 31 December 1996, total gross revenues totaled $43.9 million inclusive of net realised gains of $3.5 million, as we discuss later in this section.

     Total Expenses. For the year ended 31 December 1997, total expenses amounted to $42.6 million, of which $24.6 million, or 57.8%, were accounted for by fees paid to the Operating Advisor and $13.6 million, or 31.9%, were accounted for by interest on the Holdings line of credit and related expenses. During the year, general and administrative expenses were $2.5 million, or 5.9% of total expenses, and taxes were $1.9 million, or 4.4% of total expenses.

     During the year ended 31 December 1996, total expenses amounted to $21.9 million, of which $8.0 million, or 36.7%, were primarily accounted for by fees paid to the Operating Advisor and $9.2 million, or 41.8%, were accounted for by interest on the Holdings line of credit and related expenses. During the year, general and administrative expenses were $2.2 million, or 10.2% of total expenses, and taxes were $0.6 million, or 2.9% of total expenses.

     The increase in fees paid to the Operating Advisor over fiscal 1996 is primarily a result of the increased level and value of fundings to strategic investees. Interest expense increased as a result of an increased average balance on the Holdings line of credit, the proceeds of which were utilised to fund a portion of the new investments, and an increase in average interest rates on the Holdings line of credit.

     Net Realised Gains on Special Opportunity Positions

     During the years ended 31 December 1997 and 1996, net realised gains on special opportunity positions were $41.1 million and $3.5 million, respectively. In both cases, we derived these gains by disposing of certain publicly traded special opportunity positions. The lower gains realised during 1996 were due to the fact that we had very few sales because we had only begun to accumulate our special opportunity positions.

     Increase in Appreciation on Strategic Investment and Special Opportunity Positions

     During the years ended 31 December 1997 and 1996, the principal factor behind the increase in net assets resulting from operations was the increase in the unrealised appreciation of our strategic investment and special opportunity positions, contributing $265 million, or 72.3%, and $252 million, or 93.9%, of the total increase in net assets in the years ended 31 December 1997 and 1996, respectively.

     During the year ended 31 December 1997, the largest part of the increase in the unrealised appreciation was attributable to the increase in the appreciation of our investment in Pacific Retail ($89 million, or 33.4% of the total increase), followed by CarrAmerica, $76 million, or 28.6%, Regency, $55 million, or 20.7%, Storage USA, $24 million, or 9.1% and special opportunity positions, $24 million, or 9.1%.

     During the year ended 31 December 1996, the main factor behind the increase in the unrealised appreciation of our strategic investment and special opportunity positions was the increase in the appreciation in our investment in CarrAmerica, $126 million, or 50.0%, of the total increase. The balance of the increase was attributable to Storage USA, $50 million, or 19.8%, special opportunity positions, $46 million, or 18.1% and Regency, $32 million, or 12.6%.

Liquidity and Capital Resources

     Our total indebtedness as of 31 December 1998 was approximately $632 million. The value of our total assets was $2.9 billion and our closing share price on the AEX was $19.80 as of 31 December 1998. We expect our principal sources of liquidity to be from its receipt of dividends from strategic investment and special opportunity positions, fundings from our line of credit and proceeds from potential sales of our liquid special opportunity positions. We expect that these sources will enable us to meet both our short-term and long-term cash requirements for our funding commitments, working capital and debt repayment for the next 12 months.

     In an effort to secure investment-grade credit ratings, on 8 December 1998 we converted the Holdings line of credit into our line of credit. We received investment-grade ratings from each of Moody's Investors Service (Baa3), Standard & Poor's Ratings Services (BBB-) and Duff & Phelps Credit Rating Co. (BBB-).

     The lenders under our line of credit are Commerzbank Aktiengesellschaft and a consortium of European and international banks. As of 31 December 1998, $262.5 million was drawn and outstanding under our line of credit. The earliest date on which our line of credit will expire is 8 December 2000, but we have the right on 8 December 1999 to convert the then outstanding borrowings into a term loan with quarterly amortisation payments to be made over a four-year period, which would effectively extend the final loan payment to 8 December 2003. Borrowings under our line of credit, and the four-year term loan, if applicable, bear interest at:

     . the sum of (x) the greater of the federal funds rate plus 0.5% or the United States prime rate and (y) a margin of 0% to 0.625% per annum, based on our current senior unsecured long-term debt ratings; or

     . at our option, LIBOR plus a margin of 0.85% to 1.625% per annum, also based on our current senior unsecured long-term debt rating.

Additionally, there is a commitment fee of 0.15% to 0.25% per annum, based on the amount of the line which remains undrawn. All borrowings under our line of credit are subject to covenants that we must maintain at all times, including:

     . unsecured liabilities may not exceed 40% of the market value of a borrowing base of owned securities,

     . shareholders' equity must exceed the sum of 75% of shareholders' equity as of 8 December 1998 and 75% of the net proceeds of sales of equity securities thereafter,

     .    a ratio of total liabilities to net worth of not more than 1:1,

     .    a fixed charge coverage ratio of not less than 1.5:1,

     .    an interest coverage ratio of not less than 2:1, and

     .    secured debt may not exceed 10% of consolidated market net worth.

As of 31 December 1998, we were in compliance with these covenants.

     Average daily borrowings under the Holdings line of credit and our line of credit for the year ended 31 December 1998 were $274.4 million, at a weighted average interest rate of 6.67% per annum.

     Through offerings of our shares, we received gross equity proceeds aggregating $2.1 billion in the period between 1 January 1996 and 31 December 1997, of which $1.1 billion was received in 1997 and $1.0 billion in 1996. In addition, during May 1998, we issued $450 million, aggregate principal amount at maturity, of Convertible Notes. The Convertible Notes were issued at a discount to their aggregate principal amount at maturity. We used the net proceeds of approximately $352.7 million to repay borrowings under the Holdings line of credit which were incurred principally for the purpose of funding commitments both to existing and new strategic investment positions. Under the terms of the Convertible Notes, we are not permitted to incur senior indebtedness, as that term is defined in the indenture dated as of 22 May 1998, between SC-U.S. Realty and State Street Bank and Trust Company, as trustee, as amended or supplemented (the "Indenture"), that is not subordinated to the same extent as the Convertible Notes or to incur secured indebtedness, as defined in the Indenture, that is by its terms senior in right of payment to the Convertible Notes, except that we may guarantee, on a secured and/or senior unsubordinated basis, the obligations of any wholly owned subsidiary with respect to any permitted indebtedness, as defined in the Indenture. As of and for the period ended 31 December 1998, we were in compliance with these covenants. The Convertible Notes are convertible into our shares at the option of the holder at any time prior to maturity, unless previously redeemed, at a conversion rate equal to 26.39095 shares per $1,000 aggregate principal amount at maturity. The Convertible Notes may be redeemed, in whole or in part, at our option on or after 23 May 2001 at the accreted value thereof, together with accrued and unpaid interest. Upon a change in control of each holder of the Convertible Notes has the right, at the holder's option, to require us to repurchase their Convertible Notes, in whole or in part, at a purchase price equal to the accreted value thereof, together with accrued and unpaid interest through the repurchase date. Effective 1 January 1999, the interest rate payable on the Convertible Notes increased from 2.0% to 2.5% per annum. The 2.5% interest rate will be in effect until we list certain equity securities on the NYSE and register the Convertible Notes and related equity securities for resale.

Capital Deployment Activities

     During the year ended 31 December 1998, we deployed a total of $595.9 million, $564.6 million in strategic investment positions and $31.3 million, net of dispositions, in special opportunity positions. As of 31 December 1998, we had outstanding contractual obligations of $192.9 million, $46.1 million to City Center Retail and $146.8 million to CWS Communities.

     Our existing and committed fundings at cost as of 31 December 1998 were as follows:

                                             Total       Total Cost
                                             Amount        (Amount     Amount To
                                           Committed     Funded)(1)   be Funded(1)
                                           ----------   ------------  ------------
                                                  (in thousands $)
     CarrAmerica (NYSE:CRE)..............  $  699,851    $  699,851    $       --
     City Center Retail (Private)(2).....     350,135       304,035        46,100(3)
     CWS Communities (Private)...........     300,329       153,563       146,766(3)
     Pacific Retail (Private)(4).........     524,038       524,038            --
     Regency (NYSE:REG)(4)...............     235,750       235,750            --
     Storage USA (NYSE:SUS)..............     394,272       394,272            --
     Urban Growth Property (Private).....     181,082       181,082            --
     Special opportunity positions(5)....     479,031       479,031            --
                                           ----------    ----------      --------
        Total............................  $3,164,488    $2,971,622      $192,866
                                           ==========    ==========      ========

_______________________

(1)  Included in Total Amount Committed.
(2) In January 1999 the contractual obligation in respect of City Center Retail was increased by up to $25 million.
(3)  Represents a contractual obligation.
(4) On 28 February 1999 Regency merged with Pacific Retail. For more information, you should read Note 3A and Note 13 to the Consolidated Financial Statements.
(5) Includes an aggregate of $165 million invested in shares of common stock and convertible subordinated debentures of Security Capital Group.

     We will generally initially fund capital deployed to additional strategic investment positions, as well as further funding to existing strategic investees by borrowing under our line of credit. These borrowings are expected to be reduced by internally generated free cash flow and the proceeds of future issuances of debt or equity securities.

Impact of Year 2000 and the Euro

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Certain computer programs that have time-sensitive software may recognise a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities. It could also result in various mechanical malfunctions occurring in our strategic investees' property operations.

     We have reviewed the impact of the Year 2000 issue on our operations, accounting and financial reporting by interviewing Banque Internationale a Luxembourg or BIL, which provides all custodial duties for us, such as custody of cash, securities deposits and financial transactions, as well as certain administrative duties, such as bookkeeping and the calculation of NAV. In addition, the Operating Advisor uses BIL for its accounting and financial reporting. BIL has informed us that its core system, on which all custodial services are reliant, is Euro compliant with effect from 1 January 1999 and will be Year 2000 compliant by 30 June 1999. BIL is in the process of carrying out detailed checks to ensure that the system is and will function as designed. BIL has a separate accounting system called "MULTIFONDS" which BIL confirmed is fully Year 2000 compliant. BIL installed an updated version of "MULTIFONDS" in October 1998 in order to meet Euro compliance requirements. BIL's communications system, BCS2000, is also Euro and Year 2000 compliant. We do not expect to incur any significant Year 2000 project costs.

     We have reviewed the Year 2000 issue with each of our strategic investees and have determined that there will be minimal, if any, financial impact on us. We have initiated formal communications with all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to remedy their own Year 2000 issues, but we are not currently in a position to determine what, if any, the ultimate effect of the suppliers' failure to adequately address the Year 2000 issue will be on us. However, each of the significant suppliers has responded in writing that it is, or will be, Year 2000 compliant by the end of 1999.

     Our strategic investees have been reviewing, and continue to review, the operations of their individual properties in order to determine whether such operations are Year 2000 compliant. In the worst case scenarios, either a computer program or software could malfunction, or a strategic investee's mechanical operations, such as elevators, electronic locking or entry systems and HVAC systems, could malfunction. We believe that each of these problems can be temporarily corrected manually, and repaired permanently in a short period of time. We have not developed any specific contingency plans to address a worst case scenario, since the occurrence of such a scenario is not expected to have a material adverse effect on us. We and each of our strategic investees are continuing to monitor our systems for Year 2000 compliance, as well as for the possibility of a development of a worst case scenario. In the unexpected event that it looks likely that a worst case scenario will develop and that such could have a material adverse impact on us, we will promptly develop a contingency plan to address such a scenario.

     We have reviewed the impact of the Euro and have determined that it is limited to Euro denominated transactions with third parties, generally limited to administrative expenses since our investments are U.S. dollar denominated. These Euro denominated transactions are expected to be minimal and adequately dealt with as discussed above.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. In the course of our operations, we are exposed to interest rate risk, equity price risk and, to a limited extent, currency exchange risk, all as described below. While we are not precluded from doing so, we have not had any involvement with derivative financial instruments. To the extent we choose to do so in the future, we would use derivative financial instruments to hedge specific risks or exposures and not for speculative or trading purposes.

     The following discussion only addresses the market risk we face. However, we are dependent on the cash flow created by the dividends and distributions paid by its strategic investment and special opportunity positions. Each of these entities is subject to its own specific market risks that could impact its ability to pay dividends or distributions to us. As a result, we could indirectly be impacted by the market risk facing the strategic investment and special opportunity positions in the future.

Sensitivity Analysis

     Interest Rate Risk

     We are exposed to interest rate changes primarily as a result of unsecured credit facilities used to finance our investment activity and maintain financial liquidity. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve our objectives, we borrow primarily at variable rates. In future transactions, we may utilise derivative financial instruments as hedges in anticipation of debt transactions to manage well-defined interest rate risk or to minimise exposure to variable rate debt.

     During 1998, we had weighted average outstanding borrowings of $274.4 million at an average interest rate of 6.67% on our line of credit and our predecessor line of credit. If interest rates had been 10% higher on average during 1998, interest expense on our line of credit, and our predecessor line of credit, would have increased $1.8 million to $20.3 million which would have resulted in a reduction in our Net Operating Income in our Consolidated Statement of Operations for the year ended 31 December 1998 and in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998 by an equivalent amount of $1.8 million. If interest rates had been 10% lower on average during 1998, interest expense on our line of credit, and our predecessor line of credit, would have decreased $1.8 million to $16.6 million which would have resulted in an increase in our Net Operating Income in our Consolidated Statement of Operations for the year ended 31 December 1998 and in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998 by an equivalent amount of $1.8 million. The amounts discussed above apply for each 10% change in the interest rate. There would have been no effect on the fair value of our line of credit in our Consolidated Statement of Net Assets. Because at any point in time, we have a number of short-term borrowings outstanding under our line of credit with differing interest rates and maturities, we have chosen a 10% change in the average interest rate for all borrowings during 1998 as the best method to convey our exposure for an entire calendar year to interest rate changes. All borrowings under our line of credit at 31 December 1998 have been repriced in 1999 and bear interest based on the LIBOR rate at the time of the borrowing. The preceding information is of limited predictive value. As a result, our ultimate realised gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during a future period, hedging strategies at the time, and prevailing interest rates.

     Equity Price Risk

     We are exposed to equity price changes primarily as a result our strategic investment positions for non-trading purposes and special opportunity positions for intermediate term trading purposes. We account for our investments at fair value in accordance with the United States specialised industry accounting rules prescribed by the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies.

     A change in the equity price, determined by market quotations for public company investments and other appropriate indicators of fair market value for private company investments, of any of the investments in the asset category above will impact our Consolidated Statement of Net Assets by an equivalent amount as well as our Consolidated Statement of Operations and the Consolidated Statement of Cash Flows by the amounts of the change plus its increasing or decreasing effect on the operating advisor fees. At 31 December 1998, the fair market value of our strategic investment positions was $2.5 billion. A hypothetical 10% reduction in equity prices would amount to a reduction in the recorded fair value of these investments as of 31 December 1998 of $246.8 million and would result in a reduction in the amount of our (Decrease) Increase in Net Assets Resulting from Operations in our Consolidated Statement of Operations for the year ended 31 December 1998 of $243.7 million. Furthermore, it would also result in a reduction by the equivalent amount of $243.7 million in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998. The $243.7 million amount results from the reduction in the fair market value of the assets, $246.8 million, partially offset by the reduction in operating advisor fees payable by us as a result of owning a lower value of assets on 31 December 1998, $3.1 million. A hypothetical 10% increase in equity prices would amount to an increase in the recorded fair value of these investments as of 31 December 1998 of $246.8 million and would result in an increase in the amount of our (Decrease) Increase in Net Assets Resulting From Operations in its Consolidated Statement of Operations for the year ended 31 December 1998 of $243.7 million. Furthermore, it would also result in an increase by the equivalent amount of $243.7 million in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998. The $243.7 million amount results from the increase in the fair market value of the assets, $246.8 million, partially offset by the increase in operating advisor fees payable by us as a result of owning a higher value of assets on 31 December 1998, $3.1 million. Because our strategic investments are already recorded at their fair market value on 31 December 1998, we have chosen a 10% average change in the equity prices on that reporting date as the best method to convey the exposure of our strategic investments to equity price changes.

     At 31 December 1998, the fair market value of our special opportunity positions was $378.7 million. A hypothetical 10% reduction in equity prices would amount to a reduction in the recorded value of these investments as of 31 December 1998 of $37.9 million and would result in a reduction in the amount of our (Decrease) Increase in Net Assets Resulting from Operations in our Consolidated Statement of Operations of for the year ended 31 December 1998 of $37.4 million. Furthermore, it would also result in a reduction by the equivalent amount of $37.4 million in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998. The $37.4 million amount results from the reduction in the fair market value of the assets, $37.9 million, partially offset by the reduction in operating advisor fees payable by us as a result of owning a lower value of assets on 31 December 1998, $473,406. A hypothetical 10% increase in equity prices would amount to an increase in the recorded fair value of these investments as of 31 December 1998 of $37.9 million and would result in an increase in the amount of our (Decrease) Increase in Net Assets Resulting From Operations in its Consolidated Statement of Operations for the year ended 31 December 1998 of $37.4 million. Furthermore, it would also result in an increase by the equivalent amount of $37.4 million in our Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for the year ended 31 December 1998. The $37.4 million amount results from the increase in the fair market value of the assets, $37.9 million, partially offset by the increase in operating advisor fees payable by us as a result of owning a higher value of assets on 31 December 1998, $473,406. Because our special opportunity investments are already recorded at their fair market value on 31 December 1998, we have chosen a 10% average change in the equity prices on that reporting date as the best method to convey the exposure of our special opportunity investments to equity price changes.

     The amounts discussed above apply for each 10% change in equity prices. The preceding information is of limited predictive value. As a result, the impact on us of equity price changes is dependent upon equity prices of our investments and upon our quoted equity price in effect during future periods.

     Currency Exchange Risk

     We are exposed to currency exchange changes primarily as a result of certain administrative expenses and tax liabilities payable in our country of organisation, Luxembourg, since our functional currency is the U.S. Dollar. To date, the amount of administrative expenses and taxes paid in Luxembourg have not been material and, as a result, we have not taken steps to minimise our exposure to currency exchange fluctuations. In the future, our ultimate realised gain or loss resulting from currency exchange fluctuations will depend on the change in currency exchange rates between the U.S. Dollar and the Luxembourg Franc that arise.


                                   BUSINESS

Overview and Company Objective

     We are a research-driven growth orientated real estate company focused on the U.S. real estate industry as it continues to move towards greater securitisation. Our research-driven operating strategy is to take significant strategic investment positions, with board representation, consultation and other rights, in value-added real estate operating companies which are based in the United States. We were established as a Luxembourg real estate company on 7 July 1995.

Our Research-Based Capital Deployment Strategy

     Security Capital Group carries out rigorous fundamental research on the real estate industry, business niches and on specific companies. Fundamental real estate research entails comprehensive evaluations of real estate supply and demand factors, such as population and economic trends, consumer and industry needs, capital flows and building permit and construction data, on a market and submarket basis and by real estate product type. Fundamental company research involves meetings with company management, visits to properties and detailed analysis of financial statements and operations.

     Security Capital Group utilises its fundamental real estate and business niche research to identify attractive company investments which have, or potentially have, some or all of the following characteristics:

     . Presence in geographic submarkets and property niches which are reasonably protected by barriers to entry and generally are not targeted by institutional capital sources.

     . Presence in property sectors in which ownership is fragmented, where managerial competition is generally not strong and equity capital is less readily available.

     . Improved cash flow through innovations in how the business is organised through value-added operating systems.

     .    Predictable cash flow growth.

Our Investment Criteria

     Our performance is directly related to the ability of the companies in which we invest to increase cash flow per share and maximise returns to shareholders. We use the following criteria to identify opportunities to implement our strategy.

     Superior Management Teams

     We believe that the business of successfully owning and operating real estate does not differ significantly from the successful operation of a company in any other industry. We seek to identify companies which are, or have the potential to be, managed in accordance with effective business disciplines designed to create shareholder value.

     Strategic Focus

     We seek strategic investment positions in companies that have the potential to combine a strategically focused asset base with value-added operating systems, but which do not have the management expertise, direction and/or capital to be preeminent in their target markets. In this way, we seek to identify investments to which we can add value by

     (1)  applying our capital,

     (2) achieving substantial representation on a company's board of directors and key committees which provides opportunities to influence a company's strategic focus, investment activities, risk diversification, financial discipline, management development and succession planning and

     (3) obtaining approval rights by contract over significant matters such as the annual operating budget, certain acquisitions, dispositions or developments of assets, certain sales of securities, major financings, certain agreements for the management of properties, appointments and dismissals of executive officers, the amendment or granting of exemptions to the share ownership limitations set forth in a company's organisational documents, and business combination proposals.

     Underserved Markets

     Appropriate property type and market selection are critical factors to the success of any real estate operating company. With this in mind, we seek to identify, through fundamental research, markets which are characterised by strong job and population growth trends, and markets and sectors characterised by generally strong supply and demand fundamentals for the targeted product type.

     Substantial Market Capitalisation

     We do not deploy capital into a real estate operating company unless we believe that the business opportunity is economically attractive enough for such company to achieve a public equity market capitalisation of at least $1.5 billion within five to ten years. Capitalisation levels of this magnitude should provide sufficient stock market liquidity and should support management teams with in-depth experience in each of the disciplines required to run focused real estate operating companies.

     We believe that a well-managed, fully integrated real estate operating company should have the following objectives:

     . Commitment of capital to industry-leading research and development to identify protected real estate niches, products which can more effectively meet customer needs and operating and service systems which can enhance returns on assets.

     .    Development of fully integrated value-added operating systems.

     . Intensive focus on specialised market niches in which the operating company can achieve critical mass and be preeminent in its target markets.

     . Disciplined capital deployment based on economic value-added methodology.

     . Development of superior management teams with depth and experience, succession planning and strong corporate cultures.

     .    Investment grade long-term debt ratings.

     .    Alignment of shareholder and employee interests.

     We seek to influence each strategic investee to become a preeminent acquirer, developer, operator and long-term owner of a particular property type nationally or within a defined geographic region. Equally important, we seek to influence each such strategic investee to incorporate value-added service and marketing strategies to maximise cash flow.

     We believe that a well-managed, fully integrated real estate operating company should realise greater economic benefits from its assets than owners of passively managed property portfolios. A fully integrated company should have the ability to:

     . Acquire a critical mass of properties in several target markets and thereby achieve greater influence with customers, tenant representatives, lease brokers and suppliers in those markets.

     . More effectively service customers by permitting them to move between the company's buildings and markets as their space needs grow and change, meeting their needs in numerous markets with a single point of contact and developing new space when needed. This higher service component provides greater flexibility and efficiencies for customers and should result in significant customer loyalty, strong property occupancy and higher cash flow.

     . Afford a marketing and leasing group dedicated solely to the company's properties, which is advantageous when competing for customers. Owners of passively managed real estate portfolios must generally rely on third-party leasing agents, who represent numerous property owners.

     . Co-ordinate services on behalf of large customer groups, such as tenant groups, to maximise the customers' leverage with third parties and create economies of scale in such areas as research, marketing and direct mail customer contacts, which benefits the customers and makes the relationship with the real estate company more valuable to them.

     . Undertake extensive, focused market research as well as research and development of new product types, product improvements and operating methods to meet market needs, control expenses and enhance operating income.

     . Achieve economies of scale and employ sophisticated financial controls and management information systems, leading to more effective property management.

Our Operating Strategy

     We deploy our capital in two principal ways: strategic investment positions and special opportunity positions. Our primary operating strategy is to acquire and manage strategic investment positions, which we believe is superior to passive real estate ownership and passive stock ownership.

     Strategic Investment Positions

     We define strategic investment position as an investment which results in us being the largest shareholder of a particular REIT, or a real estate operating company which is expected in due course to become a REIT, achieving substantial representation on the REIT's board of directors and key board committees and providing opportunities to influence the REIT's strategic focus, investment activities, financing discipline, management development and succession planning.

     At any one time, we aim to have 85%-90% of our assets deployed in strategic investment positions in REITs. As of 31 December 1998 we had approximately 85.6% of our assets deployed in strategic investment positions. We intend these to be long-term investments.

     Our objective is to take significant, friendly strategic investment positions in real estate operating companies. These positions will either be in private real estate operating companies, with initial ownership as close to 100% as possible, or in public real estate operating companies, with ownership of a minimum of 25% of the common equity. We seek to influence each strategic investee to generate sustainable increases in cash flow per share in order to achieve an increase in shareholder value. We expect to benefit from market appreciation when we take private real estate companies public, depending on overall equity market conditions, and to create short-term and long-term market appreciation when we align ourselves with existing public real estate companies that will benefit from our influence and oversight regarding areas of management expertise, strategic direction and/or access to capital. To the extent that we would determine that a strategic investee could not be expected to generate attractive returns over the long term, we would consider selling any such investment and redeploying capital in an existing or new strategic investment position.

     We will seek to maximise our shareholders' returns by investing significant capital in each strategic investee and by obtaining substantial board and board committee representation, consultation rights and other rights to influence the research, development and implementation of a long-term, focused operating strategy and value-added operating systems. We will not take a strategic investment position in a company unless we believe that our involvement has the potential ultimately to result in the company being a leader in its business niche.

     Our strategic investment positions generally fall into two categories:

     . Start-up/Private Company Value Creation: We identify and assist in assembling management teams which will pursue highly focused business strategies in privately formed companies which are capitalised initially by us. As these companies grow, and ultimately become publicly-traded depending on overall equity market conditions, we expect to be well-positioned to take advantage of the market value appreciation which founders of publicly traded real estate companies have frequently experienced in the past when floating their companies. To date, we have formed four private start-up companies. Three of these companies, City Center Retail, CWS Communities and Urban Growth Property, are still in the early phases of acquiring a critical mass of ownership, assembling their respective management teams and developing their respective value-added operating systems. The fourth private company, Pacific Retail, merged with Regency on 28 February 1999. For information regarding the merger, please read "--Overview of Strategic Investment Positions--Grocery-Anchored Neighbourhood Infill Shopping Centres: Regency Retail Corporation" below.

     . Public Company Value Creation: We believe we can influence a publicly traded REIT's strategic focus, operating effectiveness and capitalisation to achieve improvements in operating results and market valuation of the REIT. We focus on influencing these companies strategically.

     In the long term, the substantial majority of our strategic investment positions will be in REITs which are, or are expected to be, publicly traded on a major U.S. stock exchange. These strategic positions will therefore be valued on a daily basis by the stock market, which we believe is an inherently more accurate and up-to-date valuation basis than the real estate appraisals traditionally used by passive real estate investors. Furthermore, our strategic investment positions should benefit from increased liquidity and expected broader access to capital in the public markets.

     We intend to influence each company in which we strategically invest to emulate the characteristics of successful businesses outside the real estate industry by making such company:

     . Highly Focused: Each strategic investee should focus on a specific property type in well-defined target markets.

     . Fully Integrated Operating Companies: Each strategic investee should have the internal capability to conduct substantially all operating components of its business with strong professional management and systems, operating and investment discipline and continuous research and innovation.

     . Companies with Value-Added Operating Systems: Each strategic investee should seek to assemble a critical mass of assets in its target markets, which creates opportunities to translate real estate ownership into a service business that meets the special needs of broad customer groups, providing increased occupancies, acquisition and development opportunities and other revenue opportunities.

     We intend that, each strategic investee will seek to be a leader in the markets in which it operates, through application of these business principles, and that its primary objective will be to increase cash flow per share on a sustainable basis in order to achieve increases in shareholder value. We seek to emulate a number of U.S. corporations which have generated attractive returns by focusing on creating shareholder value through the strict application of core business principles and disciplines.

     We primarily take strategic positions in real estate operating companies organised as equity REITs. Equity REITs are tax-advantaged organisations which own real estate directly or indirectly and generally do not pay U.S. income tax to the extent they distribute their earnings currently. To obtain this tax-advantaged treatment, REITs are required to distribute 95% of their taxable income to shareholders and satisfy certain other requirements.

     For more information concerning our rights, obligations and restrictions with respect to our strategic investees, you should read the descriptions of our agreements with each of our strategic investees in "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Special Opportunity Positions

     As a result of Security Capital Group's ongoing research, we have identified a number of publicly traded companies which provide attractive investment opportunities and which we refer to as special opportunity positions. We may acquire up to 10%, but generally less than 5%, of the shares of such companies. We generally hold such positions for an intermediate term of 12 to 18 months as "publicly traded positions", although sale of such a position may occur sooner or later, depending on market or business conditions and on whether the return objectives have been realised. Our objective is to realise attractive total returns through dividends and share price appreciation and to provide an efficient method of maintaining a portion of our assets in liquid investments, which assets may be redeployed on short notice. Our objective is to have 10%-15% of our assets invested in such special opportunity positions. As of 31 December 1998 we had $262 million in approximate market value of special opportunity positions, excluding our investment in Security Capital Group, which represented approximately 9.1% of our total assets. From time to time, if we deem appropriate according to our criteria, we may seek to turn a publicly traded special opportunity position into a strategic investment position. In exceptional circumstances, and to a very limited extent, we may take special opportunity positions in companies which are not publicly traded. Typically, such a position would be in a company which does not at the time of investment fulfill the criteria for a strategic investment position, but in which we may take a strategic investment position in the future.

     As of 31 December 1998, our special opportunity positions represented investments in 24 publicly traded companies and in three non-publicly traded companies. None of such investments, on an individual basis, is material to us. As of 31 December 1998, we beneficially owned approximately 6.1% of the outstanding common stock of Urban Shopping Centers, Inc. and 6.9% of the outstanding common stock of InterParking Incorporated. In addition, we have the right to acquire up to 38.4% on a fully diluted basis of the common stock of InterParking Incorporated. Urban Shopping Centers, Inc. is a self-administered and self-managed REIT traded on the NYSE focused on owning, managing, leasing, acquiring, developing and redeveloping a portfolio of super-regional and regional malls located throughout the United States, particularly high-quality regional malls. InterParking Incorporated is a non-public company focused on becoming the preferred provider of management services for top parking facility owners in the United States. These two investments represent the only special opportunity positions in which we beneficially own more than 5% of the outstanding securities of a single entity.

     In 1996 we committed $110 million of capital to Security Capital Group's securities, $55 million in shares of common stock and $55 million in aggregate principal amount of convertible debentures, all of which has been called and funded. In September 1997 we invested an additional $55 million in Security Capital Group's initial public offering of common stock, bringing our total investment in Security Capital Group to $165 million at cost, with a fair value of approximately $116.2 million as of 31 December 1998, representing 4.0% of our total assets at fair value as of such date. Our Board of Directors has established a policy not to invest more than 10% of our assets in securities of Security Capital Group and it expects that, in the long term, less than 5% of our assets will be invested in securities of Security Capital Group. Our purpose behind investing in Security Capital Group is to provide us with the benefit of exposure to specific niches within the multifamily and industrial real estate sectors, as well as the diversification benefits of real estate management and advisory fee income through Security Capital Group's real estate services and advisory activities. Security Capital Group augments its operating company returns with revenues received for managing and advising real estate companies, including us.

     We have acquired Security Capital Group's securities at arm's-length prices. We currently have no intention to acquire additional securities of Security Capital Group. The advisory fee which we pay to the Operating Advisor, which is calculated on the basis of the net asset value of our investments, does not reflect any assets invested in Security Capital Group.

Real Estate Acquisitions

     We may from time to time acquire direct interests in U.S. real estate although we do not have a current intention to acquire any real estate directly. We would acquire any such interests with the intention of contributing them to a real estate company in exchange for equity at fair value which is at least as liquid as the real estate interests. We intend not to hold direct interests in real estate in the long term.

The Future

     Our primary focus will be on achieving growth for our existing strategic investment positions and identifying other real estate operating companies in well-researched business niches which would be suitable strategic investment positions for us. Security Capital Group continues to research and evaluate other business niches which it believes may provide opportunities to form start-up REITs.

Competition

     There are numerous developers, operators, real estate companies and other owners of real estate that compete with our strategic investees. Our strategic investees compete on a regional and national basis with no individual market being material to us as a whole. All of the properties of our strategic investees are located in developed areas where there are a number of competitors. The number of competitive properties could have a material adverse effect on one or more of our strategic investees and therefore on the rents charged by them. Our strategic investees may be competing with other entities that have greater resources and whose officers and directors have more experience than the officers, directors and trustees of our strategic investees.

Overview of Strategic Investment Positions

     In accordance with our investment strategy, as of 31 December 1998 we have funded a total of $2.5 billion at cost of equity capital to seven U.S. real estate operating companies, representing approximately 92.8% of the total amount we committed to strategic investment positions. This capital has been, or we expect it to be, deployed by these companies primarily in the acquisition of assets consistent with their highly focused operating strategies. On 28 February 1999 Regency and Pacific Retail merged. Please read "Overview of Strategic Investment Positions--Grocery-Anchored Neighbourhood Infill Shopping Centres:
Regency Retail Corporation" below for more information.

     The following table reflects our funded investments as of 31 December 1998 in each of our seven strategic investment positions:

                             As of 31 December 1998
                         (in thousands $, except for %)

                                                                                  Percentage of
                                                                                SC-U.S. Realty's           Percentage of
                                                                                  Total Assets         Strategic Investee's
Strategic Investment Positions(1)                  Cost          Value              by Value             Common Equity(2)
---------------------------------               ----------     ----------       -----------------     -----------------------
CarrAmerica..................................   $  699,851     $  686,482(3)           23.9%                    39.9%
City Center Retail...........................      304,035        304,035(4)           10.6                     99.9
CWS Communities..............................      153,563        153,563(4)            5.3                     96.0
Pacific Retail...............................      524,038        501,805(4)           17.5                     74.2
Regency......................................      235,750        260,775(3)            9.1                     46.0
Storage USA..................................      394,272        380,178(3)           13.2                     42.4
Urban Growth Property........................      181,082        181,082(4)            6.3                     98.7
                                                ----------     ----------              ----
Total strategic investment positions.........   $2,492,591     $2,467,920              85.9%
                                                ==========     ==========              ====

__________________________

(1)  All strategic investment positions are of common stock or common shares.

(2) On a percentage of outstanding common shares or common stock basis. On a fully diluted basis, the percentage interest of each strategic investee's common equity was 32.8%, 99.9%, 96.0%, 68.1%, 37.6%, 37.4% and 98.7%,
     respectively. After the completion of merger of Pacific Retail and Regency, the percentage interest in Regency's common equity was 61.3% and 55.4% on an outstanding and fully diluted basis, respectively.

(3) Value for this publicly traded investment has been derived using its closing stock price on the NYSE.

(4) As more fully described in Note 2A to the Consolidated Financial Statements and "--Valuation and Investment Restrictions" below, value for this private company investment has been reflected on the basis of the probable net realisation value estimated in good faith by our Board of Directors. Except for Pacific Retail, all of our private company investments have been reflected at cost as an approximation of fair value for these recent investments. On 28 February 1999 Regency merged with Pacific Retail. Please read "--Grocery-Anchored Neighbourhood Infill Shopping Centres: Regency Retail Corporation" below for more information. Therefore, because of the pending merger transaction at 31 December 1998, Pacific Retail was valued based on the exchange ratio and the closing stock price of Regency on the NYSE.

     The business niches and operating companies in which we have taken strategic investment positions are described below.

     Office: CarrAmerica Realty Corporation

     CarrAmerica is a self-administered and self-managed, publicly traded REIT which owns, develops, acquires and operates office properties. CarrAmerica's office properties are located primarily in 15 suburban markets across the United States. CarrAmerica has created and developed a national operating system that provides corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local level.

     In the early 1990s, Security Capital Group's strategic research in the office sector identified a dramatic shift in future demands for office space as many U.S. companies began to seek alternatives to expensive "trophy" buildings. These companies began migrating to office locations that offered attractive incentives such as lower operating costs and a higher quality of life. These companies sought flexible space that could accommodate expansion, consolidation and relocation. They also sought a more efficient means by which to out-source their office space needs. In short, these companies were looking for a new workplace to meet their changing needs.

     On the supply side, Security Capital Group's research revealed highly fragmented ownership within the office sector, where a large percentage of office buildings were owned by local developers and institutions that passively managed a small "pool" of local assets. Security Capital Group's research indicated that the absence of any critical mass of national office ownership was reflected in the lack of operating efficiencies and expertise among the existing suppliers of office space.

     Security Capital Group identified an opportunity to create a national operating company to provide office space to many of America's leading companies. In November 1995, after extensive research into the best investment alternative for carrying out this business plan, which included reviewing a considerable number of potential transactions, we committed $250 million to CarrAmerica, then called Carr Realty Corporation.

     From our initial commitment in November 1995 to invest $250 million at $21.47 per share of common stock, our investment at cost in CarrAmerica as of 31 December 1998 had increased to $699.9 million, at an average price per share of $24.47, as a result of additional investments. As of 31 December 1998 we owned 39.9% of CarrAmerica's outstanding common stock. On ___________ CarrAmerica's common stock closed at $_____ on the NYSE.

     The following table shows the high and low closing prices of CarrAmerica's common stock on the NYSE during each quarter, or portion of a quarter, since the quarter preceding our initial commitment:

                                                                High            Low
                                                            Closing Price  Closing Price
                                                            -------------  -------------
          1995
            Third Quarter................................        $19.75         $17.25
            Fourth Quarter (1)...........................         24.50          18.63
          1996
            First Quarter................................         24.75          23.88
            Second Quarter...............................         25.25          23.75
            Third Quarter................................         25.75          22.00
            Fourth Quarter...............................         29.25          25.00
          1997
            First Quarter................................         32.13          28.25
            Second Quarter...............................         29.88          26.38
            Third Quarter................................         32.00          28.25
            Fourth Quarter...............................         32.88          28.56
          1998
            First Quarter................................         31.44          28.50
            Second Quarter...............................         30.06          26.75
            Third Quarter................................         30.13          19.63
            Fourth Quarter...............................         24.81          19.13
          1999
            First Quarter................................         24.38          20.94
            Second Quarter (through          1999).......

________________________

(1) Our initial commitment to invest in CarrAmerica was announced on 6 November 1995.

     At the time of our initial commitment, CarrAmerica was one of the largest owners and operators of office space in the Washington D.C. metropolitan area and had, together with its predecessors, a 30-year track record. We believed that CarrAmerica had a solid core management team and significant development expertise, but lacked the resources to expand nationally. In April 1996 CarrAmerica changed its name from Carr Realty Corporation to its current name to reflect its national strategy.

     As part of our proactive ownership role, we have encouraged CarrAmerica's management team to develop the CarrAmerica "National Operating System" as the platform for CarrAmerica's new national strategy. The three components of CarrAmerica's "National Operating System" are the National Services Group, the Market Officer Group and the National Development Group. The National Services Group is responsible for marketing CarrAmerica's properties, build-to-suit capabilities and the national scope of CarrAmerica's operations to a targeted list of major corporate users of office space. The local market officers of the Market Officer Group are cognisant of and responsive to customers' relocation or expansion needs and have extensive knowledge of local conditions in their respective markets as a result of Security Capital's proprietary market research and their meeting with CarrAmerica's customers on a regular basis. These officers are thus also well-positioned to assist the National Services Group in identifying customers with new build-to-suit and multi-market requirements. The National Development Group is responsible for developing suburban office properties, build-to-suit facilities and business parks. By integrating the components of the "National Operating System", we believe that CarrAmerica is well-positioned to meet the dynamic and continually evolving range of space and location requirements demanded by growth-orientated corporate users of office space. CarrAmerica's National Operating System is designed to provide corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local levels. CarrAmerica believes that, through its existing portfolio of operating properties, property development opportunities and land acquired and currently held for future development, CarrAmerica can generate incremental demand through the relocation and expansion needs of many of its customers, both within a single target market and in multiple target markets.

     We have helped CarrAmerica's Board of Directors and Investment Committee to implement a research-driven, disciplined approach to capital deployment. This enabled CarrAmerica to acquire more than $1 billion of office assets in 1996, more than $900 million of office assets in 1997, and more than $600 million of office assets in 1998. We believe that CarrAmerica has achieved a critical mass of ownership in substantially all of its target markets and that CarrAmerica's research-driven investment strategy enabled it to acquire these properties at favourable yields. Between 31 December 1995 and 31 October 1998 CarrAmerica acquired 302 operating properties containing approximately 20.3 million square feet of office space, resulting in more than a 550% increase in the total square footage of operating properties in which CarrAmerica has a majority interest.

     CarrAmerica's primary business objectives are to achieve long-term sustainable per share cash flow growth and to maximise stockholder value through a strategy of:

     (1) acquiring, developing, owning and operating office properties primarily in markets throughout the United States that exhibit strong, long-term growth characteristics and

     (2) maintaining and enhancing a national operating system that provides corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local level.

     As of 15 March 1999, reflecting recent sales of non-strategic properties, CarrAmerica owned interests in 286 operating properties containing approximately
22.0 million square feet of office space located in 15 markets, 45 properties under construction that can contain approximately 3.8 million square feet of office space at an expected cost at completion of approximately $564.0 million, and land and options to acquire land that can support the development of up to
5.6 million square feet of office space. As of 31 December 1998 the operating properties owned by CarrAmerica were 96.7% leased and the average rent per leased square foot was $18.29. None of such properties, on an individual basis, is materially important to CarrAmerica or to us. CarrAmerica serves over 2,400 different customers.

     The following table provides an overview of CarrAmerica's portfolio by market as of 31 December 1998:

                                      Number       Square     % of Total
                                        of       Footage of    Portfolio
                                     Operating   Operating      Square
     Market                          Properties  Properties   Footage(1)
     ------                          ----------  ----------  -----------
     Washington, D.C.
        Downtown..................         9      2,134,000       9.5%
        Suburban..................         7      1,272,000       5.7%
     Atlanta......................        39      1,854,000       8.3%
     Boca Raton, Florida..........         2        442,000       2.0%
     Orange County/Los Angeles....        37      1,654,000       7.4%
     San Diego....................        12        588,000       2.6%
     San Francisco Bay............        87      6,115,000      27.3%
     Sacramento...................         8        316,000       1.4%
     Portland, Oregon.............        29      1,461,000       6.5%
     Austin, Texas................        13      1,048,000       4.7%
     Chicago......................        10      1,577,000       7.0%
     Dallas.......................        11      1,240,000       5.5%
     Denver.......................        10      1,001,000       4.5%
     Phoenix......................        10      1,224,000       5.5%
     Salt Lake City...............         8        463,000       2.1%
                                         ---     ----------     -----
        Total.....................       292     22,389,000     100.0%
                                         ===     ==========     =====

     In August 1997 OmniOffices, Inc., an affiliate of CarrAmerica, acquired substantially all of the assets of OmniOffices Group, Inc. and its subsidiaries for an aggregate purchase price of approximately $50 million in cash. These assets included 28 executive office suite centres containing approximately 1,650 office suites located in 14 markets across the United States. As of 15 March 1999 OmniOffices operated over 106 executive office suite centres containing approximately 6,950 office suites located in 29 major U.S. markets and in London. As of that date, OmniOffices also had 34 executive office suite centres under development. CarrAmerica believes that the executive office suites business has significant potential for growth because the demand for executive office suites is likely to increase as companies seek greater flexibility and alternative workplace solutions for their staffing and business plan requirements. CarrAmerica believes that its position as the only national office property owner and operator providing both traditional, long-term office space and, through OmniOffices, flexible, short-term workplace options provides it with a competitive advantage in meeting the evolving needs of growing companies. In conformance with limitations under the tax laws relating to REITs, OmniOffices is structured as a taxable "C" corporation in which CarrAmerica owns 95% of the economic interest, but none of the voting stock. The voting stock is owned 17% by The Oliver Carr Company, 35% by SC-U.S. Realty and 48% by an entity owned by CarrAmerica's six current executive officers. The holders of the voting common stock control the ability to elect the directors of OmniOffices and thus the power to direct OmniOffices' affairs.

     In May 1999 CarrAmerica announced that, subject to market conditions and approval by OmniOffices' board of directors, OmniOffices is planning an initial public offering of its common stock, which is expected to be completed by the end of 1999. As part of this public offering, CarrAmerica expects that its interest in the executive office suites business would be reduced, and that its percentage equity interest in OmniOffices would be reduced to approximately 40-60% of the total equity capital of the company.

     CarrAmerica believes that, as a result of its National Operating System, market research capabilities, access to capital, and experience as an owner, operator and developer of real estate, it will continue to be able to identify and consummate acquisition opportunities and to operate its portfolio more effectively than competitors without such capabilities. CarrAmerica, however, competes in many of its target markets with other real estate operators, some of whom may have been active in such markets for a longer period than CarrAmerica. In CarrAmerica's major markets of Washington, D.C. and Northern California, rental rates for office buildings have increased and vacancy rates have decreased over the last five years (Source: CB Commercial/Torto Wheaton Research).

     CarrAmerica has received investment grade ratings for its long-term debt securities from Moody's, Standard & Poor's and Duff & Phelps and has reduced its ratio of long-term debt to undepreciated book capitalisation from 58.1% prior to SC-U.S. Realty's initial investment to 40.2% as of 31 December 1998. As of 31 December 1998 CarrAmerica had outstanding four series of preferred stock with an aggregate liquidation preference of $417.0 million. As of 31 December 1998 CarrAmerica's total indebtedness was $1.7 billion. CarrAmerica has achieved a significant increase in per share cash flow and we believe that it is continuing to build a solid foundation for future growth.

     CarrAmerica's experienced staff of over 1,900 employees, including approximately 500 on-site building and approximately 1,000 executive suites employees, provides a broad range of real estate services. CarrAmerica continues to recruit key personnel to further develop its National Operating System.

     CarrAmerica is a publicly traded company and information concerning CarrAmerica can be obtained from the Securities and Exchange Commission at the following address: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information concerning certain agreements between CarrAmerica and us which relate to, among other things, our rights to nominate directors of CarrAmerica, participate in future equity issuances by CarrAmerica and consult with CarrAmerica about certain significant matters, please read "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Self-storage: Storage USA, Inc.

     Storage USA was formed in 1985 to acquire, develop, construct, franchise, own and operate self-storage facilities throughout the United States. Storage USA is the second largest owner and operator of self-storage space in the United States.

     Based on Security Capital Group's strategic research, we believe that the self-storage industry in the United States offers attractive long-term growth potential with compelling supply and demand fundamentals and the capacity to generate significant free cash flow. From an ownership perspective, the industry is fragmented, undercapitalised and has traditionally been considered an unglamourous, non-institutional business niche. Storage USA believes that there are approximately 27,500 self-storage facilities in the United States. We believe that self-storage facilities are generally not professionally or efficiently managed and customers are underserved because owners generally lack a critical mass of ownership.

     Demand from both consumers and commercial users, for self-storage continues to grow and we believe that self-storage continues to present an attractive capital deployment opportunity. There has been a recent increase in consumer demand in the self-storage market. The U.S. is an extremely mobile society. This creates a frequent need for short-term and long-term storage space during periods of transition, such as moving to new homes or transferring to new jobs. In addition, many Americans are purchasing smaller homes or renting apartments where storage space is very limited. This trend is particularly strong among the elderly as they move from large suburban homes with ample storage space to smaller apartments or assisted-living units. We expect that demand from consumers will continue to grow as market awareness increases.

     There has also been a recent increase in commercial demand. The restructuring of corporate America has forced companies, both large and small, across a range of industries to downsize and to become more efficient. Many small business owners and entrepreneurs depend on self-storage facilities to house their inventories and equipment in a flexible and cost-effective manner.

     In 1996 we decided to invest in Storage USA because we believed that Storage USA had the opportunity to become the preeminent national owner, operator, manager, developer and franchiser of self-storage facilities in the United States. In short, we believed that Storage USA had the potential to become the "brand leader" of the self-storage industry.

     From our initial commitment in February 1996 to invest $220 million at $31.30 per share of common stock, our investment at cost in Storage USA as of 31 December 1998 had increased to $394.3 million, at an average price per share of $33.51, as a result of additional investments. As of 31 December 1998 we owned 42.4% of Storage USA's outstanding common stock. On ______ 1999, Storage USA's common stock closed at $ _____ on the NYSE.

     The following table shows the high and low closing prices of Storage USA's common stock on the NYSE during each quarter, or portion thereof, since the quarter preceding our initial commitment:

                                                        High            Low
                                                    Closing Price  Closing Price
                                                    -------------  -------------
          1995
            Fourth Quarter........................      $32.75         $28.75
          1996
            First Quarter (1).....................       34.75          30.50
            Second Quarter........................       34.38          32.25
            Third Quarter.........................       34.00          32.00
            Fourth Quarter........................       38.63          33.13
          1997
            First Quarter.........................       38.88          36.63
            Second Quarter........................       40.25          35.63
            Third Quarter.........................       41.75          38.25
            Fourth Quarter........................       40.94          37.13
          1998
            First Quarter.........................       41.06          37.50
            Second Quarter........................       39.00          34.31
            Third Quarter.........................       38.06          29.88
            Fourth Quarter........................       33.75          28.56
          1999
            First Quarter.........................       32.44          27.75
            Second Quarter (through     1999).....

-----------------------------

(1)  Our initial commitment to invest in Storage USA was announced on 1 March
     1996.

     At the time of our investment in Storage USA, we believed that Storage USA had the potential to become one of the leading national operators of storage facilities due to the quality of its management team, its systems and its focus on training, especially at the property level. Storage USA believed that we could help create a strategic organisational plan which would provide the executive leadership necessary for growth and focus on developing growth opportunities. Through representation on the board of directors of Storage USA, we have assisted Storage USA on a series of research initiatives relating to Storage USA's capital deployment strategy.

     Storage USA's primary business objective is to maximise shareholder value. Storage USA plans to achieve this objective through a four-part strategy: internal growth through continued improvement in operating results at owned properties, external growth through acquisitions, current investment for enhanced long-term returns through development, and the franchising of Storage USA's self-storage concept.

     The four components of Storage USA's internal growth strategy are aggressive leasing, regularly scheduled rent increases, trained facility managers and integrated management information systems. Through aggressive leasing, Storage USA seeks to increase its revenues by improving the occupancy in its facilities. In particular, Storage USA uses sales and marketing programs that are customised for each location by facility and district managers who have substantial authority and effective incentives. By regularly scheduling rent increases, Storage USA has historically increased rents in all of its facilities at least once a year regardless of the occupancy level. As a facility nears 100% occupancy, Storage USA typically increases rents more frequently. Storage USA carefully selects and thoroughly trains managers of its self-storage facilities. Through integrated management information systems, Storage USA maintains appropriate controls and enhances operational efficiencies. Storage USA has installed computer systems at each facility which are equipped with comprehensive facilities management software. Weekly operating results are transmitted electronically from each of these facilities to Storage USA's headquarters. These systems allow Storage USA to closely monitor manager performance and market response to Storage USA's rental structure.

     Storage USA acquired over $300 million of existing self-storage facilities in 1996, $353 million in 1997 and $279 million in 1998, expanding its target markets to locations in 31 states and the District of Columbia. Storage USA's strategy is to acquire properties that are under-managed and under-rented in markets with positive fundamentals for self-storage. Storage USA repositions these properties in their respective markets through state-of-the-art renovation and management training programmes. As of 31 December 1998 Storage USA had 32 facilities under construction or in planning, totaling approximately 2.5 million square feet, at an estimated cost of $144 million. As of 31 December 1998 the average physical occupancy of the 421 facilities owned by Storage USA was 83%.

     At 31 December 1998 Storage USA owned 421 facilities containing 27.8 million net rentable square feet and managed for others 64 facilities containing an additional 4.1 million net rentable square feet in 31 states and the District of Columbia. None of such properties, on an individual basis, is materially important to Storage USA or us. As of 31 December 1998 Storage USA employed approximately 1,700 employees, of whom approximately 320 were employed part time at fewer than 30 hours per week on a regular basis.

  The following table provides an overview of Storage USA's portfolio by market as of 31 December 1998:

                               Storage USA, Inc.
                       Market Analysis of All Properties
                             as of 31 December 1998


                                       Number of    Available
               State                   Properties  Square Feet
               -----                   ----------  -----------
               Alabama...............        2        110,690
               Arizona...............       20      1,135,065
               California............       81      5,966,215
               Colorado..............        2        156,194
               Connecticut...........        8        594,174
               Delaware..............        1         71,695
               District of Columbia..        1        105,830
               Florida...............       31      2,379,251
               Georgia...............        6        434,512
               Illinois..............        1         76,341
               Indiana...............       20        960,184
               Kansas................        4        200,805
               Kentucky..............        6        279,960
               Maryland..............       17      1,219,187
               Massachusetts.........       14        869,435
               Michigan..............       14        909,870
               Missouri..............        2        104,905
               Nevada................       11        765,278
               New Jersey............       16      1,073,630
               New Mexico............       11        606,134
               New York..............       18      1,251,699
               North Carolina........        7        460,981
               Ohio..................       28      1,559,200
               Oklahoma..............       15        944,896
               Oregon................        3        203,040
               Pennsylvania..........       10        658,080
               Tennessee.............       34      2,149,429
               Texas.................       22      1,587,797
               Utah..................        3        196,635
               Virginia..............       12        732,545
               Washington............        1         62,500
                                           ---     ----------
                  Total..............      421     27,826,157
                                           ===     ==========

     Competition from other self-storage facilities exists in every market in which Storage USA's facilities are located. Storage USA principally faces competitors who seek to attract tenants primarily on the basis of lower prices. However, Storage USA usually does not seek to be the lowest-priced competitor. Rather, based on the quality of its facilities and its customer service-oriented managers and amenities, Storage USA's strategy is to lead particular markets in terms of prices.

     Storage USA monitors the development of self-storage facilities in its markets. They have facilities in several markets where they believe overbuilding has occurred, including: Atlanta GA, Las Vegas NV, Albuquerque NM, Nashville TN, Portland OR and Dallas TX. In these markets, Storage USA may experience a minimal reduction in physical occupancy and less growth in rental rates than other markets. As a result of the geographic diversity of its portfolio, Storage USA does not expect the excess supply in these markets to have a significant impact on its financial condition or results of operations.

     Storage USA reports that it is the second largest owner and operator of self-storage space in the United States as of March 22, 1999. There are four other publicly traded REITs and numerous private and regional operators. These other companies may be able to accept risk than Storage USA can prudently manage. This competition may reduce the number of suitable acquisition opportunities offered to Storage USA and increase the price required to acquire particular facilities. Further, Storage USA believes that competition could increase from companies organised with similar objectives. Nevertheless, Storage USA believes that the operations, development, and financial experience of its executive officers and directors along with its customer-oriented approach to management of self-storage facilities should enable it to compete effectively.

     Storage USA is a publicly traded company and information concerning Storage USA can be obtained from the Securities and Exchange Commission at the addresses listed under "--Overview of Strategic Investment Positions--Office: CarrAmerica Realty Corporation" above. For information concerning certain agreements between Storage USA and us which relate to, among other things, our rights to nominate directors of Storage USA, participate in future shares issuances by Storage USA and consult with Storage USA about certain significant matters, you should read "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Grocery-Anchored Neighbourhood Infill Shopping Centres: Regency Realty Corporation

     Security Capital Group's strategic research in the retail sector revealed that the U.S. is generally considered to be "over-retailed" and, consequently, the entire retail sector has been in a state of flux for several years. However, after considerable research and demographic analysis, Security Capital Group concluded that, although much of the retail sector would provide low future growth, a few retail niches had been unfairly tainted by this view, creating inefficiencies in the marketplace and, thus, value-creation opportunities. Security Capital Group's extensive research over nearly two years showed protected grocery-anchored neighbourhood infill shopping centres to be an attractive retail niche.

     Infill centres are located in high-density residential areas where there is little or no land available for competing retail construction. These physical barriers to entry make this type of property one of the more protected retail niches. In addition, Security Capital Group's research showed that changing demographics were affecting shopping patterns and that, as a result, Americans increasingly value convenience, location and service. The grocery anchors of these centres meet those needs by providing essential goods and personal and entertainment services such as beauty salons, dry cleaners and video rentals.

     Security Capital Group's research indicated that ownership of neighbourhood infill shopping centres was highly fragmented, with few companies operating on a regional basis. In addition, Security Capital Group's research indicated that ownership was typically local, with weak re-merchandising capabilities due to a lack of research, capital, vision and, importantly, relationships with strong, high-growth retailers. We believe that without a critical mass of ownership, local owners will continue to be at a severe disadvantage and will not be able to afford to develop value-added operating systems. Moreover, institutional owners have generally been absent due to the management-intensive nature of this sector and the relatively small size of single-asset transactions.

     In 1995 Security Capital Group recognised the opportunity to form Pacific Retail, a private start-up company that focused on becoming the leading owner, operator and developer of grocery-anchored neighbourhood infill shopping centres in selected high-growth markets of the western United States. Shortly thereafter, Security Capital Group identified Regency, a NYSE-listed company headquartered in Jacksonville, Florida, as an attractive operating platform to focus on becoming the leading owner, operator and developer of grocery-anchored neighbourhood infill shopping centres in selected high-growth markets of the eastern United States.

     On 28 February 1999 Regency merged with Pacific Retail in a tax-free transaction. Pursuant to the terms of the merger agreement, a holder of Pacific Retail common shares received 0.48 shares of Regency common stock for each common share of Pacific Retail. In addition, Regency assumed all of the outstanding indebtedness of Pacific Retail. Regency will continue to maintain its current dividend and dividend policy. Regency has a 13-person board of directors, including four independent directors named by Regency, three directors named by Pacific Retail, three directors named by SC-U.S. Realty and three members of management.

     The merger resulted in Regency having total assets of approximately $2.4 billion, comprising 200 retail centres in 20 states containing 23.0 million square feet. Since Pacific Retail and Regency were separate companies at 31 December 1998 the following discussion provides information separately for the two companies. Once Regency has presented results on a combined basis, it is our intention to combine the following discussion.

     Pacific Retail

     Pacific Retail had been implementing a business strategy that was designed to make it the leading owner, operator and developer of grocery-anchored neighbourhood infill shopping centres in selected high-growth markets of the western United States.

     Since our initial commitment of $200 million in October 1995, Pacific Retail had closed on over $1 billion of acquisitions and had expanded its management team in California and the Pacific Northwest. Acquisitions in 1997 totaled $453.7 million. As of 31 December 1998 Pacific Retail owned 66 neighbourhood infill shopping centres containing approximately 7.6 million square feet. Its target markets include 21 high-growth markets in the western half of the United States. As of 31 December 1998 the operating properties owned by Pacific Retail were 96.4% leased. None of such properties, on an individual basis, was materially important to Pacific Retail or us. As of 31 December 1998 Pacific Retail employed approximately 128 people.

     The following table provides an overview of Pacific Retail's portfolio by market as of 31 December 1998:

                                                                                     21/12/98          Number
                                                                                 -----------------
                                        Square    % Of Total       Current          %        %            of
Market                                   Feet     Square Feet     Investment     Leased   Occupied    Properties
-----                                  ---------  -----------   --------------   ------   --------    ----------
Sacramento Area.....................     236,329       3.1%     $   25,519,078    94.7%      91.3%        2
San Francisco Bay Area..............   1,023,576      13.5         167,714,682    97.8       95.1        11
Los Angeles County Area.............     669,079       8.8          83,096,152    96.4       96.1         7
Orange County Area..................     642,058       8.5          94,476,368    96.8       94.5         5
San Diego County Area...............     610,356       8.0         107,669,774    99.0       98.5         4
Seattle Area........................     762,560      10.0         103,727,442    97.3       97.2         8
Portland Area.......................     583,704       7.7          81,642,557    91.4       91.3         6
Dallas/Ft. Worth Area...............   1,949,023      25.6         223,318,666    94.2       92.9        14
Houston Area........................     114,416       1.5          11,170,514    97.0       97.0         1
Austin Area.........................     266,763       3.5          34,740,829    99.6       98.0         2
Denver Area.........................     417,862       5.5          44,203,060    99.2       99.2         4
Phoenix Area........................     326,984       4.3          40,689,217    99.5       96.0         2
                                       ---------     -----      --------------    ----       ----        --
Total Operating Portfolio...........   7,602,710     100.0%     $1,017,968,339    96.4%      95.1%       66
                                       =========     =====      ==============    ====       ====        ==

__________________________

Note: A significant portion, 73.9%, of Pacific Retail's portfolio is considered prestabilised. Prestabilised properties are those which have been owned less than one year or, if owned more than one year, have not reached 93% occupancy. This schedule does not include properties under development.

     Regency

     Regency is focused on becoming the leading owner, operator and developer of grocery-anchored neighbourhood infill shopping centres in selected high-growth markets in the United States. Regency has been utilising the equity from our investment to take advantage of attractive acquisition and development opportunities in its target markets.

     From our initial commitment in June 1996 to invest $132.2 million at $17.625 per share of common stock, our investment at cost in Regency has increased to $235.8 million as of 31 December 1998 at an average price per share of $20.11, as a result of additional investments. As of 31 December 1998 we owned 46.0% of Regency's outstanding common stock. After the completion of the merger with Pacific Retail, we owned 61.3% of Regency's outstanding common stock. On ______ 1999, Regency's common stock closed at $_____ on the NYSE.

     The following table shows the high and low closing prices of Regency's common stock on the NYSE during each quarter, or portion thereof, since the quarter preceding our initial commitment:

                                                             High            Low
                                                         Closing Price  Closing Price
                                                         -------------  -------------
          1996
            First Quarter..............................      $17.38         $16.00
            Second Quarter(1)..........................       21.00          16.63
            Third Quarter..............................       22.38          19.38
            Fourth Quarter.............................       26.25          21.63
          1997
            First Quarter..............................       28.00          25.00
            Second Quarter.............................       28.13          25.00
            Third Quarter..............................       28.25          25.13
            Fourth Quarter.............................       28.00          24.63
          1998
            First Quarter..............................       27.75          24.88
            Second Quarter.............................       26.56          24.13
            Third Quarter..............................       26.44          20.56
            Fourth Quarter.............................       23.38          20.50
          1999
            First Quarter..............................       22.94          18.75
            Second Quarter (through       1999)........

_______________________

(1)  Our initial commitment to invest in Regency was announced on 12 June 1996.

     At the time of our investment in Regency, we believed that Regency had a strong management team with significant experience as an owner and operator of grocery-anchored neighbourhood infill shopping centres in Florida, but lacked the resources and capital to execute an expanded business plan on a regional level.

     Regency's primary business objectives are

     (1) to generate superior shareholder returns by sustaining above-average annual increases in funds from operations and long-term growth in free cash flow,

     (2) to create the largest real estate portfolio of quality grocery-anchored neighbourhood shopping centres in targeted infill markets in the United States,

     (3) to build the strongest possible capital structure through conservative financial management that will cost-effectively provide the capital to fund Regency's growth strategy, and

     (4) to put in place the people and processes necessary to enable Regency to implement its Retail Operating System, a system which incorporates research-based investment strategies and value-added leasing and management systems.

     During 1996 Regency acquired 13 grocery-anchored shopping centres representing 1.4 million square feet for $107.1 million. On 7 March 1997 Regency acquired through its operating partnership, Regency Retail Partnership, L.P., substantially all of the assets of Branch Properties, L.P., a privately held real estate firm based in Atlanta, Georgia, for $232.4 million. During 1997, in addition to the Branch properties, Regency acquired 13 grocery-anchored shopping centres representing 1.9 million square feet, for $163.3 million, two of which are partially operating while undergoing redevelopment.

     In March 1998 Regency acquired the real estate assets of entities comprising the Midland Group, which consisted of 21 shopping centres plus a development pipeline of 11 shopping centres. Regency paid approximately $230.4 million to acquire these assets. Subsequent to 1998, Regency expects to pay approximately $12.7 million to acquire equity interests in the development pipeline as the properties reach stabilisation. Regency may also be required to make payments aggregating $10.5 million through 2000, contingent upon increases in net income from existing properties, the development pipeline and new properties developed or acquired in accordance with the contribution agreement.

     Regency's portfolio as of 31 December 1998 comprised 129 neighbourhood infill shopping centres, 14.7 million square feet, in its target markets. Regency is building a critical mass of properties and developing its management team and value-added retail operating system. As of 31 December 1998 the real estate portfolio was 92.9% leased and had average annualised rents of $9.12 per square foot. None of such properties, on an individual basis, is materially important to Regency or us. As of 31 December 1998 Regency employed approximately 240 people.

     The following table provides an overview of Regency's portfolio by market as of 31 December 1998:


                                              Company-owned
                                Number of    Gross Leasable       %
          Location              Properties   Area (Sq. Ft.)    Leased
          --------              ----------   ---------------   ------
          Florida................    46         5,728,347       91.4%
          Georgia................    27         2,737,590       93.1
          Ohio...................    13         1,786,521       93.4
          North Carolina.........    12         1,239,783       98.3
          Alabama................     5           516,060       99.0
          Texas..................     5           479,900       84.7
          Colorado...............     5           447,569       89.4
          Tennessee..............     4           295,179       96.8
          Virginia...............     2           197,324       97.7
          Mississippi............     2           185,061       97.6
          Michigan...............     2           177,929       81.5
          South Carolina.........     2           162,056      100.0
          Delaware...............     1           232,752       94.8
          Kentucky...............     1           205,060       95.6
          Illinois...............     1           178,600       86.9
          Missouri...............     1            82,498       99.8
                                    ---        ----------      -----
             Total...............   129        14,652,229       92.9%
                                    ===        ==========      =====

     There are numerous shopping centre developers, real estate companies and other owners of real estate that compete with Regency in seeking retail tenants to occupy vacant space, for the acquisition of shopping centres and for the development of new shopping centres. However, ownership of neighbourhood infill centres historically has been highly fragmented, with local ownership, as institutional capital has generally avoided the relatively small size of the centres and their management-intensive nature. In addition, such centres targeted by Regency are generally located within densely populated neighbourhoods where little or no land is available for development of competing centres.

     Regency performs renovations and/or improvements to its properties in accordance with tenant lease terms and when considered necessary due to market conditions. As of 31 December 1998 Regency had 12 centres which are either in the process of being completed or are undergoing development or redevelopment with an anticipated total cost of approximately $189 million on a completed cost basis.

     Regency is a publicly traded company and information concerning Regency can be obtained from the Securities and Exchange Commission at the address listed under "--Overview of Strategic Investment Positions--Office: CarrAmerica Realty Corporation" above. For information concerning certain agreements between Regency and us which relate to, among other things, our rights to nominate directors of Regency, participate in future share issuances by Regency and consult with Regency about certain significant matters, you should read "-- Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Urban Infill Retail: City Center Retail Trust

     In the second quarter of 1997, we established City Center Retail, a private start-up real estate operating company which is taxed as a REIT. City Center Retail was created to provide high quality customer service on a national basis to top U.S. and international retailers in attractive downtown and urban infill markets for retail throughout the United States. City Center Retail plans, subject to market and other conditions, to become a public company after it reaches critical mass in its key growth markets. City Center Retail is focused on becoming the premier company in the acquisition, development, operation and ownership of well-designed and well-managed urban retail properties in attractive U.S. markets for premier U.S. and international retailers by providing attractive urban retail locations.

     Security Capital Group's strategic research in the retail sector uncovered several key trends in the United States which Security Capital Group believes result in an attractive opportunity in the urban infill retail property niche to create the first national company focused on developing, acquiring, operating and owning real estate in downtown markets. Security Capital Group's research indicated that a number of high-growth national and regional retailers in the United States are focusing their growth away from suburban shopping malls in favour of high-density urban infill locations. These locations have a competitive advantage in the form of physical barriers to entry provided by the surrounding buildings. They are also well-positioned to attract significant foot traffic from surrounding workplaces and neighbourhoods, as well as that of conference attendees and tourists, and typically offer large, open floor space that many retailers find attractive for promotional, retail and entertainment centres. Security Capital Group believes that there is an increasing recognition by top retailers of the strong and sustainable viability of urban retail space in leading U.S. cities. In addition, Security Capital Group's research indicates that there is a move to revitalise urban and downtown centres, with a focus on retailing, and an evolution in urban design that combines retail, food and entertainment uses, along with other uses such as office or hotel, in a multi-story urban redevelopment. Historically, top retailers have generally been required to deal with different real estate entities in each market in which they have a presence. City Center Retail was established by us with the objective of becoming the premier national company in the acquisition, development, operation and ownership of well-designed and well-managed urban retail properties in attractive U.S. markets for premier U.S. and international retailers.

     As of 31 December 1998 we had committed to invest $350 million at $10 per common share in City Center Retail, of which approximately $304 million had been funded. As of such date, we owned 99.9% of City Center Retail's equity capital. In January 1999 we committed to invest up to an additional $25 million in City Center Retail.

     City Center Retail has four properties which are materially important, on an individual basis to its operations, although none of such properties, on an individual basis, is materially important to us. These properties are located in Miami, Chicago, suburban Chicago and Washington, D.C. These properties are all retail shopping centres with one being an office complex with retail tenants on the first floor. The anchor tenants include large retail department stores, sporting goods retailers, restaurants, movie theatres and one university leasing office space. The occupancy rates of these properties are 93%, 91%, 32% redevelopment (56% leased), and 69% redevelopment (81% leased), with lease maturities for the material tenants coming due from 2004 to 2013. The average rents for square foot range from $16.00 to almost $32.00.

     City Center Retail intends to help retailers meet their expansion goals more quickly by minimising the administrative time involved in property acquisition, development, leasing and management. Consistent with this strategy, City Center Retail intends to develop and redevelop urban properties for premier retailers. In addition, City Center Retail intends to work with private, institutional and municipal property owners to maximise the value of their properties.

     City Center Retail is building the organisational and financial resources to acquire and redevelop national property portfolios as well as individual properties. City Center Retail's target markets will include "twenty-four hour cities" such as Boston, Chicago, New York, San Francisco and Washington, D.C. In addition to its primary focus on downtown markets and infill locations, where retail demand is strong and property supply is constrained, City Center Retail also targets "main street markets" in smaller communities where City Center Retail customers desire to be located. Critical factors in identifying attractive markets include substantial population density, high median household income, strong employment levels, significant convention and tourism traffic and limited property available for competing developments nearby. The properties selected are typically street-accessed and mixed-use, multi-storey properties which combine retail, restaurant and entertainment uses, with the possibility of office, hotel and residential uses, depending on changing market conditions.

     As a result of our ownership, City Center Retail's management team has obtained access to Security Capital's management, operating expertise and proprietary strategic research, including the following, in order to provide retail customers with a high level of service:

     . Research-driven selection of target markets to identify attractive locations for retailers.

     . A value-added retail operating system to deliver a uniform level of service to every retail customer.

     .    A strong capital base through our funding.

     City Center Retail's markets are typically pedestrian-orientated shopping districts in or near the downtown areas of major metropolitan cities. Such areas typically have substantial residential, business and tourist bases, with high population density and high income demographics. The real estate supply in these high-density districts is typically constrained, resulting in generally high occupancy levels and a relatively reduced risk of competition from new construction.

     As of 31 December 1998 City Center Retail had made investments in 29 projects for an aggregate cost of $461 million at full funding containing approximately 2.2 million square feet. As of such date, City Center Retail had 6 projects under development and/or redevelopment with an expected total cost at completion of approximately $192 million.

     City Center Retail is still in the early stages of assembling its management team, acquiring a critical mass of properties and developing a value-added operating system. Above all, City Center Retail works closely with municipalities, tenants and property owners to help to ensure that all parties to a transaction are well-served. This long-term perspective also promotes high quality construction standards, as well as allowing City Center Retail to build and continually strengthen relationships with its customers. In the long term, City Center Retail's goal is to become the preferred single-source provider of urban retail space in meeting the national real estate needs of these customers. For information concerning agreements between City Center Retail and us which relate to, among other things, our rights to nominate trustees of City Center Retail and consult with City Center Retail about certain significant matters, you should read "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Manufactured Housing Communities: CWS Communities Trust

     In December 1997 we established CWS Communities Trust, a private start-up real estate operating company which expects to elect to be taxed as a REIT for its taxable year ending 31 December 1998. CWS Communities acquires, develops and owns manufactured housing communities in selected target markets throughout the U.S. Our objective is to focus CWS Communities on becoming the leading national developer, owner and operator of manufactured housing communities in the United States.

     Based on Security Capital Group's strategic research, we believe that underlying demand, supply and growth fundamentals for manufactured housing communities in the United States are strong. Demand is being driven by first-time home buyers, as well as aging baby boomers, attracted to the relative affordability, improved product quality and enhanced amenities of new manufactured housing communities compared to traditional site-built homes. We believe that supply is constrained due to the difficulty of identifying attractive sites and receiving zoning approval by municipalities for new development.

     In December 1997 we committed to invest $300 million in common shares of CWS Communities at $10.00 per common share. As of 31 December 1998 we had funded $153 million of our commitment and owned 96.0% of CWS Communities' equity capital. We expect that we will own approximately 80% of CWS Communities upon full funding of our commitment.

     CWS Communities is one of the largest private owners, operators and developers of manufactured housing communities in the United States. As of 31 December 1998 CWS Communities owned and operated or had under contract to acquire or develop a total of 47 communities with over 16,540 spaces in nine states for a total estimated cost of approximately $404 million. None of such properties, on an individual basis, is materially important to CWS Communities or to us.

     All property titles are held by CWS Communities L.P., or in wholly owned subsidiaries, in fee simple. All properties are either currently operating or are to be developed into manufactured housing communities. CWS Communities will from time to time purchase manufactured homes for resale. The homes may be leased out on a temporary basis. CWS Communities' primary business is to lease the space/pad where a manufactured home is located. Most leases are one-year leases. CWS Communities has some leases that are as short as month-to-month and as long as five years. Generally, it is expected that substantially all of CWS Communities' leases will expire and renew annually.

     The operating properties may at times require certain capital expenditures. These are considered by CWS Communities to be immaterial in proportion to the current investment. The development, capital expenditures and acquisition of remaining communities under contract are expected to be financed by working capital or our remaining $147 million unfunded commitment. As of 31 December 1998 CWS Communities was developing a new community and expanding two existing communities which have a total expected investment of approximately $8 million.

     There are numerous commercial developers, real estate companies and other owners of real estate that compete with CWS Communities in seeking land for development, communities for acquisition, and residents for communities. All of CWS Communities' properties are located in developed areas that include other communities. The number of competitive manufactured housing communities in a particular area could have a material adverse effect on CWS Communities' ability to lease spaces and on the rents charged. In addition, other forms of single family and multifamily residential communities provide housing alternatives to residents and potential residents of CWS Communities' manufactured housing communities.

     CWS Communities is continuing to assemble its management team and is still in the early stages of obtaining a critical mass of properties and implementing a value-added operating system. Although currently privately owned, CWS Communities is expected to conduct an initial public offering within three to five years, after it has acquired a critical mass of ownership and further developed its management team and operating system, subject to market and other conditions. For information concerning certain agreements between CWS Communities and us which relate to, among other things, our right to nominate trustees of CWS Communities and consult with CWS Communities about significant matters, you should read "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

     Urban Infill Parking: Urban Growth Property Trust

     In April 1997, we established Urban Growth Property, a private start-up real estate operating company which is taxed as a REIT. Urban Growth Property is focused on acquiring, developing and owning strategically located income-producing land, primarily parking or car parks, in key urban infill locations in selected target markets throughout the U.S.

     Based on Security Capital Group's strategic research, we believe that a company focused on acquiring, developing and owning strategically located income-producing land in key urban infill and certain suburban locations in selected target markets throughout the U.S. can generate attractive returns. Security Capital Group's research also indicates that the underlying demand, supply and growth fundamentals for parking lots and car parks in urban infill and certain suburban locations in selected target markets in the U.S. is strong. Growth is a function of increased demand driven by new developments at such locations and the absence of adequate supply.

     The available supply of parking lots and car parks is limited in many of these high-density areas, where the supply of land suitable for development has decreased, thereby improving the market for such properties. Urban Growth Property believes that the 22 properties it owned as of 31 December 1998 are generally in these high-density areas and some offer a higher level of service or amenities than competing properties. As of that date, there were two properties at which planned renovations were being made, which are expected to cost approximately $3.4 million. None of such properties, on an individual basis, is materially important to Urban Growth Property or to us.

     As of 31 December 1998 we had funded $181.1 million and owned 98.7% of Urban Growth Property's equity capital.

     Urban Growth Property is in the process of obtaining a critical mass of properties and implementing a value-added operating system. Although currently privately owned, Urban Growth Property is expected to conduct an initial public offering once it has acquired a critical mass of properties and further developed its management team and operating system, subject to market and other conditions. For information concerning certain agreements between Urban Growth Property and us which relate to, among other things, our rights to nominate trustees of Urban Growth Property and consult with Urban Growth Property about certain significant matters, you should read "--Agreements Between SC-U.S. Realty and its Strategic Investees" below.

Description of Property

     We do not hold any direct interests in real estate.

Legal Proceedings

     We and our wholly-owned subsidiaries currently are not parties to any legal proceedings.


         AGREEMENTS BETWEEN SC-U.S. REALTY AND ITS STRATEGIC INVESTEES

CarrAmerica

     As long as we own at least 25%, by value, of CarrAmerica's outstanding shares of common stock on a fully diluted basis as a "25% Owner", we are generally entitled to nominate for election by stockholders that number of directors to CarrAmerica's board of directors that corresponds to our percentage ownership of the outstanding shares of common stock, but in no case more than 40% of the directors. CarrAmerica's board of directors currently consists of eight directors, three of which are our nominees.

     As long as we are a 25% Owner, we are entitled, subject to certain exceptions, to a participation right to purchase or subscribe for up to 30%, or up to 35% if necessary for us to maintain at least 25% ownership on a fully diluted basis, of the total of any additional shares of capital stock issued or sold by CarrAmerica or its major subsidiaries. We have the right to purchase or subscribe for such additional shares at the same price and on the same terms as other purchasers or subscribers.

     As long as we are a 25% Owner, CarrAmerica is required to consult with us before approving, among other things, any acquisition or disposition of assets having a value in excess of $25 million, any financing in excess of $25 million, any operating budgets, any new material agreements or arrangements with executive officers or any issuance of equity.

     As part of our commitment to assist CarrAmerica to become the leading owner, operator and developer of office properties in the United States, we have committed, subject to certain limitations and exceptions, that while we are a 25% Owner, we will not invest in other companies in a similar industry to CarrAmerica or in the types of properties owned by CarrAmerica.

     We are subject to a standstill agreement which prohibits us from, among other things, acquiring more than 45% of CarrAmerica's outstanding shares of common stock, or more than 40% on a fully diluted basis, soliciting business combination transactions with respect to CarrAmerica, selling, pledging or disposing of shares of common stock in CarrAmerica except in accordance with certain specified limitations, soliciting proxies for an election contest, calling a special meeting of stockholders or making stockholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of CarrAmerica, making certain transfers of our capital stock, or seeking representation on CarrAmerica's board of directors or a change in the size or composition of CarrAmerica's board of directors other than with respect to our nomination rights discussed above. The standstill expires in April 2001, and will be automatically extended for one-year periods unless we elect to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than us acquires 15% or more of the outstanding shares of common stock of CarrAmerica on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which we are entitled,

     (2) CarrAmerica's board of directors authorises the solicitation of proposals for certain business combinations, or CarrAmerica receives a written submission, not rejected by its board, proposing any such transaction, or CarrAmerica's board of directors removes any anti-takeover provisions in connection with any transaction,

     (3) certain events of default occur under debt arrangements of CarrAmerica or its subsidiaries, or

     (4) CarrAmerica violates certain operating and financial covenants relating to indebtedness limitations, retention of third-party property managers, investment in non-office properties, termination of REIT status, and limitations on issuance of preferred stock and units of Carr Realty, L.P.

     CarrAmerica's charter generally prohibits any one stockholder or group of affiliated stockholders from holding more than 5% of CarrAmerica's outstanding shares of common stock and/or more than 5% of any class or series of CarrAmerica's preferred stock. However, we are generally permitted by the charter to acquire up to 45% of the outstanding shares of common stock and/or up to 45% of any class or series of preferred stock.

     CarrAmerica's organisational documents contain provisions generally preventing foreign investors, other than us and our affiliates, from acquiring additional shares of CarrAmerica's capital stock if, as a result of such acquisition, foreign investors, including us, would hold, directly or indirectly, 50% or more of the fair market value of such capital stock, for these purposes, we are assumed to own 45% of such capital stock. Because we owned 39.9% of CarrAmerica's outstanding common stock as of 31 December 1998, these provisions would effectively limit significant further investment in CarrAmerica by non-U.S. investors.

Storage USA

     As long as we own 20% or more of Storage USA's outstanding shares of common stock as a "20% Owner", we are generally entitled to nominate for election to Storage USA's board of directors such number of directors as corresponds to our percentage ownership of the outstanding shares of common stock. Storage USA's board currently consists of nine directors, of which three are our nominees. Storage USA's charter requires that a majority of the directors on its board be independent.

     As long as we own 15% or more of Storage USA's outstanding shares of common stock, we are entitled, subject to certain exceptions, to a participation right to purchase or subscribe for up to that number of additional shares of capital stock sold or issued by Storage USA or its major subsidiaries which corresponds to our percentage ownership of the outstanding shares of common stock in Storage USA prior to such sale or issue, up to a maximum of 35% of such securities so issued or sold. We have the right to purchase or subscribe for such additional shares at the same price and on the same terms as the other purchasers or subscribers.

     As long as we are a 20% Owner, Storage USA is required to consult with us before approving, among other things, any acquisition of assets having a value in excess of $25 million, any disposition of assets having a value in excess of $25 million, any business combination proposal, any financing in excess of $150 million, any operating budget, any material change in executive management, any new material agreement or arrangement with executive officers or any issuance of equity in excess of $150 million.

     As part of our commitment to assist Storage USA to become the pre-eminent national owner, operator and developer of self-storage facilities in the United States, we have committed, subject to certain limitations and exceptions, that while we are a 20% Owner, we will not invest in other companies in a similar industry to Storage USA.

     We are subject to a standstill agreement which prohibits us from, among other things, acquiring more than 42.5% of Storage USA's outstanding shares of common stock, soliciting business combination transactions with respect to Storage USA, pledging or disposing of stock in Storage USA except in limited circumstances, soliciting proxies for an election contest, or calling a special meeting of stockholders or making stockholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of Storage USA, making certain transfers of our capital stock, or seeking representation on Storage USA's board of directors other than with respect to our nomination rights summarised above. The standstill expires in 2003, and will be automatically extended for one-year periods unless we elect to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than SC-U.S. Realty acquires more than 9.8% of the outstanding shares of common stock of Storage USA on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which we are entitled,

     (2) Storage USA's board authorises the solicitation of proposals for certain business combination transactions, or Storage USA receives a written submission, not rejected by the board, proposing any such transaction, or Storage USA's board removes certain anti-takeover provisions in connection with any such transaction,

     (3) certain events of default occur under debt arrangements of Storage USA or its subsidiaries, or

     (4) Storage USA violates certain operating and financial covenants relating to indebtedness limitations, termination of REIT status, restrictions on securities investments, assets held other than directly by Storage USA, loans to subsidiaries, assets under third-party management, investments in properties unrelated to self-storage facilities, and limitations on ownership of partnership interests.

     Storage USA's charter generally prohibits any one stockholder from holding more than 9.8% of its outstanding shares of common stock. However, we are generally permitted to acquire up to 42.5% of the outstanding shares of common stock. We have been advised by the board of directors of Storage USA that an amendment to the charter will be proposed at the next opportunity to take account of the recent increase in the percentage of Storage USA's shares of common stock which we can acquire under the standstill agreement referred to above.

     Storage USA's organisational documents contain provisions generally preventing foreign investors, other than us and our affiliates, from acquiring additional shares of Storage USA's capital stock if, as a result of such acquisition, foreign investors, including us, would hold, directly or indirectly, 50% or more of the fair value of such capital stock.

Regency

     As long as we own 20% or more of Regency's outstanding shares of common stock as a "20% Regency Owner", we are generally entitled to nominate for election to Regency's board of directors that number of directors which is the greater of three directors, and that number of directors as corresponds to our percentage ownership of the common stock then outstanding, but in no case more than 49% of the directors. Regency's board currently consists of 13 directors, of which two are our nominees.

     As long as we own 15% or more of Regency's outstanding shares of common stock as a "15% Owner", we are entitled, subject to certain exceptions, to a participation right to purchase or subscribe for up to that number of additional shares of capital stock sold or issued by Regency or its subsidiaries which corresponds to our percentage ownership of shares of capital stock in Regency prior to such sale or issuance up to a maximum of 49% of such securities so issued or sold. We have the right to purchase or subscribe for such additional shares at substantially the same price and on the same terms as other purchasers or subscribers.

     As long as we are a 20% Regency Owner, Regency will be required to consult with us before approving, among other things, any acquisitions of assets with a value in excess of $10 million, any dispositions of assets with a value in excess of $20 million, any financing in excess of $20 million, any operating budgets, any material change in executive management, any new material agreements or arrangements with executive officers or any issuances of equity.

     As part of our commitment to assist Regency to become the leading owner, operator and developer of grocery-anchored neighborhood infill shopping centres in the eastern United States, we have committed, subject to certain limitations and exceptions, while we are a 20% Regency Owner, not to invest in other companies in a similar industry to Regency, or in the types of properties owned by Regency within a certain geographic region.

     Regency's charter generally prohibits any one shareholder from holding more than 7% of its outstanding shares of common stock. Regency's charter permits us to acquire up to

     (1) 60% of the outstanding shares of Regency common stock on a fully diluted basis so long as we own 45% or more of the outstanding shares of Regency common stock on a fully diluted basis, and

     (2) 49% of the outstanding shares of Regency common stock on a fully diluted basis at any time after we own less than 45% of the outstanding shares of Regency common stock on a fully diluted basis for a continuous period of 180 days.

     We have agreed with Regency that with regard to certain amendments of Regency's charter or bylaws and with regard to certain extraordinary transactions which require the affirmative vote of a majority of stockholders, we will vote our shares in excess of 49% of the outstanding shares of Regency common stock entitled to vote on the proposal in one of the two following manners, at our option:

     (1) in accordance with the recommendation of the Regency board of directors, or

     (2) proportionately in accordance with the votes of the other holders of Regency common stock.

With regard to certain extraordinary transactions submitted to a vote of stockholders which requires the affirmative vote of the holders of two-thirds of the shares of Regency's common stock, we will vote our shares of Regency common stock in excess of 32% of the outstanding shares of Regency common stock entitled to vote on the proposal in one of the two following manners, at our option:

     (1) in accordance with the recommendation of the Regency board of directors, or

     (2) proportionately in accordance with the votes of the other holders of Regency common stock.

     We are subject to a standstill agreement which prohibits us from, among other things, acquiring more than 60% of Regency's outstanding shares of common stock on a fully diluted basis, soliciting business combination transactions with respect to Regency, pledging or disposing of shares in Regency except in limited circumstances, soliciting proxies for an election contest, calling a special meeting of stockholders or making stockholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of Regency, making certain transfers of our capital stock, or seeking representation on Regency's board of directors or a change in the size or composition of Regency's board of directors other than with respect to our nomination rights discussed above. The standstill expires in July 2001, and will be automatically extended for one-year periods unless we elect to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than us acquires more than 9.8% of the outstanding shares of common stock of Regency on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which we are entitled,

     (2) Regency's board authorises the solicitation of proposals for certain business combinations, or Regency receives a written submission, not rejected by the board, proposing any such transaction, or Regency's board removes any anti-takeover provisions in connection with any such transaction,

     (3) certain events of default occur under debt arrangements of Regency or its subsidiaries, or

     (4) Regency violates certain operating and financial covenants relating to indebtedness limitations, termination of REIT status, restrictions on securities investments, assets held other than directly by Regency, loans to subsidiaries, assets under third-party management, investment in properties unrelated to shopping centers, and limitations on ownership of partnership interests.

     Regency's organisational documents contain provisions generally preventing foreign investors, other than us and our affiliates, from acquiring additional shares of Regency's capital stock if, as a result of such acquisition, foreign investors, including us, would hold directly or indirectly 50% or more of the fair market value of such capital stock, or if, as a result of such acquisition, foreign investors, not including us, would hold, directly or indirectly, 5% or more of the fair market value of such capital stock. Notwithstanding the fact that as of 31 December 1998 we owned 37.6% of Regency's shares of common stock on a fully funded and fully diluted basis, these provisions would effectively limit further investment in Regency by non-U.S. investors.

City Center Retail

     As long as we own 10% or more of City Center Retail's outstanding common shares, we are entitled to nominate for election to City Center Retail's board of trustees such number of trustees as corresponds to our percentage ownership of the outstanding common shares.

     As long as we own 50% or more of City Center Retail's outstanding common shares, we have consultation rights, and as long as we own less than 50% but at least 20% of the outstanding common shares, City Center Retail is required to obtain our approval of any annual operating budget, certain acquisitions, dispositions or developments of assets, certain sales of shares or convertible securities, major financings, certain agreements for the management of properties, as long as we own at least 15% of the outstanding common shares, appointments and dismissals of executive officers, acquisitions by any person of more than 9.8% of the common shares, the amendment or granting of exemptions to the share ownership limitations in City Center Retail's charter, business combination proposals, and the investment of more than 10% of City Center Retail's assets in other property types.

     City Center Retail's charter prohibits any one shareholder, other than SC-U.S. Realty, from holding more than 9.8% of its outstanding shares.

CWS Communities

     As long as we own 10% or more of CWS Communities' outstanding common shares, we are entitled to nominate for election three persons, out of the current board size of five members, to CWS Communities' board of trustees, and in the event the board is subsequently expanded, we will be entitled to nominate for election to CWS Communities' board of trustees such number of trustees as corresponds to our percentage ownership of the outstanding shares.

     As long as we own 50% or more of CWS Communities' outstanding common shares, we have consultation rights, and as long as we own less than 50% but at least 20% of the outstanding common shares, CWS Communities is required to obtain our approval of its annual operating budget; major acquisitions, dispositions or developments of assets; certain sales of shares or convertible securities; major financings; certain agreements for the management of properties, as long as we own at least 15% of the outstanding common shares; appointments and dismissals of executive officers; acquisitions by any person of more than 9.8% of the common shares; the amendment or granting of exemptions to the share ownership limitations in CWS Communities' charter; business combination proposals; or the investment of more than 10% of CWS Communities' assets in other property types.

     CWS Communities' charter prohibits any one shareholder, other than SC-U.S. Realty, from holding more than 9.8% of its outstanding common shares. In addition, the board of trustees of CWS Communities has granted a waiver to certain shareholders allowing ownership of up to certain specified levels, which levels decrease as CWS Communities issues common shares.

Urban Growth Property

     As long as we own 10% or more of Urban Growth Property's outstanding common shares, we are entitled to nominate for election to Urban Growth Property's board of trustees such number of trustees as corresponds to our percentage ownership of the outstanding shares.

     As long as we own 50% or more of Urban Growth Property's outstanding common shares, we have consultation rights, and as long as we own less than 50% but at least 20% of the outstanding common shares, Urban Growth Property is required to obtain our approval of its annual operating budget; major acquisitions, dispositions or developments of assets; certain sales of shares or convertible securities; major financings; certain agreements for the management of properties, as long as we own at least 15% of the outstanding common shares; appointments and dismissals of executive officers; acquisitions by any person of more than 9.8% of the common shares; the amendment or granting of exemptions to the share ownership limitations in Urban Growth Property's charter; business combination proposals; or the investment of more than 10% of Urban Growth Property's assets in other property types.

     Urban Growth Property's charter prohibits any one shareholder, other than SC-U.S. Realty, from holding more than 9.8% of its outstanding common shares.

                     VALUATION AND INVESTMENT RESTRICTIONS

Valuation

     Pursuant to our Articles of Incorporation, we are required to report our net asset value or NAV annually. We intend to calculate our NAV and report it to major news services for international publication on a quarterly basis. In order to determine our NAV, we subtract total liabilities from total asset value, then divide by the number of Shares outstanding as of each valuation day.

     Total asset value will be based primarily upon the NYSE market price of our publicly traded strategic investment positions and publicly traded special opportunity positions, these two categories of assets being intended to constitute, over the long term, the substantial majority of our assets.

     Private company investments are valued on the basis of the probable net realisation value estimated with prudence and in good faith by our Board of Directors. For private company investments in which we have an ownership interest, we will, whenever our Board of Directors believes significant developments have occurred affecting the value of an investment and on at least an annual basis, utilise valuation evidence and methodologies appropriate to the nature of the investment to derive fair value. These will include external valuations, cash flow valuation techniques and valuation information derived through placements of private companies' securities as well as review by management for other specific indicators of changes in value relating to property performance and/or significant changes in local or general market conditions. Our Board of Directors, in its discretion, may permit some other method of valuation to be used, if it determines that such valuation better reflects the fair value of any of our assets. Once a privately held company has completed its initial public offering of shares of common stock and such shares are traded on an established market, we will use the market price of such shares for NAV purposes. We expect the shares of all of our strategic investees ultimately to be traded in established trading markets, primarily the NYSE.

     The value of any cash on hand or on deposit, bills and demand notes and similar items will, in accordance with our Articles of Incorporation, be deemed to be the full amount. Other than as described above, all other securities and other assets, including debt and restricted securities, are valued on the basis of dealer supplied quotations, or by a pricing service approved by the Board of Directors or, to the extent such prices are not deemed to be representative of market values, such securities and other assets will be valued at fair value as determined in good faith pursuant to procedures established by the Board of Directors.

     The Board of Directors, in its discretion, may permit some other method of valuation to be used, if it considers that such valuation better reflects the fair value of any of our assets.

     The foregoing is a summary of the key elements of the calculation of our NAV.

Investment Restrictions

     The Board of Directors have established the following investment restrictions:

     . We will invest in real estate generally through shareholdings in, and convertible and other debt of, United States real estate companies whose exclusive object is the acquisition, development, promotion, sale and lease of properties (a "real estate company"), provided that these holdings must be determined by the Directors to be at least as liquid as the properties or property rights held directly by us. We may also invest up to 10% of our assets in securities of Security Capital Group, although our directors expect that in the long term less than 5% of our assets will be invested in securities of Security Capital Group. We will also be permitted to invest directly in properties or property rights, subject to certain restrictions agreed upon with certain strategic investees, as described in greater detail in "--Agreements between SC-U.S. Realty and its Strategic Investees" above.

     . In order to achieve a minimum spread of investment risks, we are not permitted to, except during an initial period which expires on 30 October 1999, invest more than 20% of our net assets, directly or through a strategic investee, in a single real estate property. A real estate property whose economic viability is linked to another real estate property is not considered a separate item of property for this purpose. In addition, we may not, except during an initial period which expires on 30 October 1999, invest more than 20% of our net assets in a single real estate company that is not a strategic investee. As of 31 December 1998 we were in compliance with each of these tests and expects to continue to be in compliance with these tests in the future.

     . Under Luxembourg law and our Articles of Incorporation, the aggregate of all our borrowings may not exceed on average 50% of the aggregate valuation of the sum of our debt and equity interest in our real estate companies and direct properties and property rights. The long-term targeted maximum debt percentage is 30% to 40%.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of 31 March 1999, the ownership of shares of SC-U. S. Realty for each person known to us to be the owner of more than 10% of the shares and the officers and Directors as a group. No American Depositary Receipts or ADRs being registered hereby were outstanding on that date. As described in greater detail below under "Description of American Depositary Shares--Rule 144 American Depositary Receipt Facility", we have a Rule 144A ADR facility which we currently plan to terminate shortly.


                                                                    Percent of
                                                      Amount       Outstanding
          Name of Owner                               Owned           Shares
          -------------                               ------       -----------
          SC Realty Shares Limited                 30,286,358(1)       35.0
          All officers and directors as a group       172,331           0.2

__________________

(1) SC Realty Shares Limited, a Bermuda company, is an indirectly wholly-owned subsidiary of Security Capital Group. Excludes 30,000 shares owned of record by the Operating Advisor.

                            NATURE OF TRADING MARKET

Market Prices

     Our shares have traded on the AEX Stock Exchange in Amsterdam since 27 June
1996.  On          1999 the closing price per share on the AEX, as quoted by
Bloomberg Financial Markets, was $    . The following table shows the high and
low closing prices of the shares on the AEX during the periods since trading began:

                                                        High            Low
                                                    Closing Price  Closing Price
                                                    -------------  -------------
          1996
            Third Quarter..........................        $23.00         $20.80
            Fourth Quarter.........................         25.60          21.60
          1997
            First Quarter..........................         29.00          25.40
            Second Quarter.........................         32.00          26.80
            Third Quarter..........................         30.60          28.00
            Fourth Quarter.........................         31.00          27.00
          1998
            First Quarter..........................         32.00          26.20
            Second Quarter.........................         28.00          24.40
            Third Quarter..........................         26.00          19.80
            Fourth Quarter.........................         21.20          16.00
          1999
            First Quarter..........................         19.60          15.40
            Second Quarter (through __ June 1999)..

_____________________

     (1) All prices prior to 18 June 1999 have been revised to reflect the one-for-two reverse stock split effective on that date.

Source:   Bloomberg Financial Markets.

     The shares are also listed on the LSE, but no substantial trading of shares has occurred on the LSE.

Our American Depositary Shares or ADSs have traded on the NYSE since 24 June 1999. The following table shows the high and low closing prices of the American Depositary Shares on the NYSE during the periods since trading began:

                                                        High            Low
                                                    Closing Price  Closing Price
                                                    -------------  -------------
          1999
             Second Quarter (through __ June 1999)

  There has been no market for the Convertible Notes.

                            DIRECTORS AND MANAGERS

     The board of directors of SC-U.S. Realty and the board of directors of Holdings have the broadest powers to act in any circumstances on our behalf, subject to the powers expressly assigned by applicable law to the general meetings of shareholders.

     The boards of directors are responsible for our overall investments and administration and for the adoption and implementation of our policies.

     The directors must review and, if appropriate, approve, among other matters:

     . our overall investment strategy and annual strategic plans and budgets;

     . the appointment of the Operating Advisor, the custodian, paying agent, the corporate agent, the domiciliary and service agent and our registrar and transfer agent, and our officers;

     . all our issuances of shares and our borrowings, as well as the engagement of any underwriters, placement agents or bankers;

     . the proposed directors to be appointed to the board of directors of Holdings;

     . any loans to or equity investments in Holdings or other companies; and, in cases where we have rights to nominate directors or trustees of strategic investees and approve or consult on management or investment matters of strategic investees, the exercise of such rights.

     The directors have appointed Jeffrey A. Cozad as our Managing Director, in which capacity he is responsible for our day-to-day investment and operating oversight. Mr. Cozad is also Managing Director of the Operating Advisor.

     The board of directors of Security Capital Holdings S.A., all of whom are directors of SC-U.S. Realty, are responsible for reviewing and, if appropriate, approving, among other matters:

     .    all investments and dispositions;

     .    annual budgets;

     . the appointment of the Operating Advisor, the custodian, paying agent, the corporate agent, the domiciliary and service agent and the registrar and transfer agent as well as of the auditors and officers;

     . all borrowings or stock issuances; and all voting of shares and other exercises of normal shareholder rights with respect to strategic positions.

     Holdings' board of directors has appointed Mr. Cozad as Managing Director, in which capacity he is responsible for day-to-day investment and operating oversight.

     We believe that directors should have financial interests closely aligned with shareholders. To help to assure this alignment, we granted share option equivalents to our independent directors at the time of our initial private equity offering in October 1995 and at certain later dates, as described below. Each director in office at the time of the initial private equity offering received a share option equivalent of 25,000 shares, $500,000 at the initial private offering price of $20 per share. The share option equivalent does not represent a right to purchase 25,000 shares at $20 per share; rather, it represents the right to receive a restricted cash payment equal to the excess, if any, of the NAV of 25,000 shares on the day of exercise over $500,000. The restricted cash payment must be applied by the director to the purchase of the relevant number of shares to be issued at the NAV as of the date of exercise of the share option equivalent. Directors were granted a vested right to exercise one-half of their share option equivalents at the completion of the initial equity offering, but have no right to exercise the other one-half of their share option equivalents until the fourth anniversary of such completion, and a director will forfeit all rights to the second half if he resigns or is removed as a director prior to such fourth anniversary unless such director is appointed as an advisory director. The right to exercise any share option equivalent will expire on the fifth anniversary of the completion of the initial private equity offering. Dr. Jay O. Light, who was originally appointed by the general meeting of shareholders of 26 June 1996, has received share option equivalents similar to the share option equivalents described above. These share option equivalents, of $547,500, were priced at the NAV at which the shares were sold in the June 1996 offering, $21.90 per share. Mr. Didier J. Cherpitel, currently an advisory director, who was appointed as a director by the general meeting of shareholders of 25 June 1997, has received share option equivalents similar to the share option equivalents described above. These share option equivalents, of $722,000, were priced at the NAV on 30 June 1997, $28.88 per share. Dr. Erich Coenen and Francois Moes, who were appointed as directors on 16 October 1998 when Didier J. Cherpitel and Alfred Knor retired as directors, received share option equivalents, of $430,000, that were priced at the closing stock price on the AEX on 16 October 1998, $17.20 per share. Claude Kremer, who was appointed as a director on 6 January 1999, received share option equivalents, of $490,000, that were priced at the closing stock price on the AEX on 6 January 1999, $19.60 per share. Mr. Knor has exercised share option equivalents representing a restricted cash payment of $47,750, 12,500 shares multiplied by the difference in NAV on the date he received the share option equivalent and 31 December 1998, pursuant to which he received 1,856 shares. The share option equivalents granted to Messrs. Coenen, Moes and Kremer are similar to the share option equivalents described above except that the pricing and exercise thereof is based on the closing stock price of the shares rather than NAV. We intend to base future grants of share option equivalents, and the exercise of such share option equivalents, on the closing stock price of the shares, rather than NAV.

     We do not have any employees. Our custodial and administrative activities are handled by BIL, except for certain domiciliary agent and service agent services that are handled by an affiliate of the Operating Advisor, and our operating advisory activities are handled by the Operating Advisor and the Sub-Advisor. Our directors and officers and those of the Sub-Advisor are listed below. Each director is elected annually at the general meeting of shareholders and serves for a term of one year. Our officers work under the supervision of the Managing Director and do not themselves make policy decisions on our behalf.

Security Capital U.S. Realty

     Directors

     Erich Coenen (57) has been a director of SC-U.S. Realty since October 1998. Dr. Coenen has been a Member of the Board of Managing Directors of Commerzbank AG based in Frankfurt am Main since 1982. Dr. Coenen received a doctorate in law, having studied at the Universities of Munich, Bonn and Cologne.

     Jeffrey A. Cozad (34) has been a director of SC-U.S. Realty since June 1996 and of Security Capital Holdings S.A. since April 1997. Mr. Cozad has been the Managing Director of the Company and Security Capital Holdings S.A. since June 1996, where he is responsible for the day-to-day investment and operating oversight. Previously, he was Senior Vice President of Security Capital Markets Group Incorporated in its New York office from June 1995 to June 1996, where he was head of capital markets activities and from December 1991 to June 1995 he was Vice President, where he provided capital markets services for affiliates of Security Capital Group. Prior to joining Security Capital Group, Mr. Cozad was with LaSalle Partners Incorporated, where he provided corporate real estate services to major institutions. Mr. Cozad received his M.B.A. from the University of Chicago Graduate School of Business and his B.A. in Economics and Management from DePauw University. Mr. Cozad is a member of the board of directors of Regency. Mr. Cozad and his family own 20,000 of our shares.

     Claude Kremer (42) has been a director of SC-U.S. Realty since January 1999. Mr. Kremer has been a partner with the law firm of Arendt & Medernach in Luxembourg and Brussels since 1982, where he practices corporate, investment fund and securities law. Mr. Kremer received his Masters degrees in Law and History from the University of Grenoble (France) and in Accounting and Finance from the London School of Economics and Political Science.

     Jay O. Light (57) has been a director of SC-U.S. Realty and Security Capital Holdings S.A. since June 1996. Dr. Light is a Professor of Business Administration at Harvard University, Graduate School of Business Administration since 1970, where his teaching and research concentration is investment management and capital markets. Dr. Light previously served as director of Investment and Financial Policies at the Ford Foundation from 1977 to 1979, and is currently a trustee or director of the following organisations: Teachers' Insurance and Annuity Association/The College Retirement Equity Fund, Harvard Management Company, the Baupost Fund, the GMO

Trust, Jeffrey Company, Brigham & Women's Hospital and United Asset Management. Dr. Light also serves as a consultant to various investment management firms, endowments and pension plan sponsors.

     Francois Moes (51) has been a director of SC-U.S. Realty since October 1998 and of Security Capital Holdings S.A. since January 1999. Mr. Moes has been a member of the executive board of BIL since October 1990, where his responsibilities include credit policy and risk management, planning, budgeting and human resources. Mr. Moes is a board member of Banque Internationale a Luxembourg BIL Asia Ltd. Singapore. Prior to 1990, he was responsible for the international and corporate lending department of BIL. Mr. Moes is a Graduate of Ecole des Hautes Etudes Commerciales (HEC), Paris and of the Institut Europeen d'Administration des Affaires (INSEAD) in Fontainebleau, France and attended the Advanced Management Program of the Harvard Business School.

     William D. Sanders (57) has been Non-Executive Chairman of SC-U.S. Realty since July 1995. He is the founder and Chairman of Security Capital Group. Mr. Sanders retired on 1 January 1990 as Chief Executive Officer of LaSalle Partners Incorporated, a firm he founded in 1968. Mr. Sanders is a director of R.R. Donnelley & Sons Company and was formerly a director of Continental Bank Corporation, Continental Bank, N.A., King Ranch, Inc., LaSalle Partners Incorporated and certain of its affiliates and Lone Star Technologies, Inc. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his B.S. from Cornell University. Mr. Sanders is a member of the boards of directors of CarrAmerica and Storage USA and is an advisory director of Regency.

     Executive Officers

     Eleanor Evans (33) has been a Vice President of SC-U.S. Realty since May 1997 where she is responsible for legal, regulatory and operational matters. Prior to joining the Company, Ms. Evans was an assistant solicitor with the law firm of Norton Rose and practised corporate and financial law in both London and Hong Kong from September 1988 to May 1997. Ms. Evans received her law degree from the University of London and is admitted as a solicitor in both England and Wales, and Hong Kong.

     Christopher Fell (43) has been Treasurer of SC-U.S. Realty and Security Capital Holdings S.A. since January 1999, where he is responsible for treasury and cash management functions. Mr. Fell joined us in September 1997 with cash management responsibilities. Prior to joining us, from 1992 to September 1997, Mr. Fell was an interim manager providing corporate treasury services to major corporations in the United Kingdom. Mr. Fell is a member of the Association of Corporate Treasurers.

     W. Scott Hartman (34) has been a Senior Vice President of SC-U.S. Realty since April 1999, and with the Operating Advisor since November 1998, where he is responsible for corporate finance initiatives. Prior thereto, Mr. Hartman was Vice President of Security Capital Global Capital Management Group Incorporated from March 1998 to November 1998, Vice President of Security Capital Atlantic Incorporated from September 1996 to March 1998, an associate with Security Capital Atlantic Incorporated from May 1995 to September 1996, in Security Capital's Management Development Program from July 1994 to May 1995 and a research analyst with AMB Institutional Realty Advisors from May 1993 to May 1994. Mr. Hartman received his M.B.A. from the Haas School of Business at the University of California, a J.D. from Hastings College of Law at the University of California and a B.A. from Stanford University.

     Susan Liow (36) has been a Vice President--Finance of SC-U.S. Realty since March 1996. Prior to joining us, Ms. Liow was the U.K. Financial Controller for Arthur Andersen Corporate Financial Services practice from April 1994 to March 1996. Prior to joining Arthur Andersen, Ms. Liow was a manager in Deloitte & Touche where she was responsible for the U.K. Partnership's profit plans and treasury functions from February 1992 to March 1994. Ms. Liow trained as an auditor with Deloitte & Touche and Neville Russell and received her accountancy qualifications from the Institute of Chartered Accountants in England and Wales. She worked for more than two years in the Loans and Securities division of Public Bank Berhad, Malaysia, before obtaining her BSc in Economics with an award and honours from the University of Surrey, U.K.

     Gerald R. Morgan, Jr. (36) has been a Senior Vice President of SC-U.S. Realty since December 1997, where he has financial and operating responsibilities. Mr. Morgan was Vice President of Security Capital Group from March 1995 until December 1997. Prior thereto he was in Security Capital's Management Development Program since July 1993. Mr. Morgan received an M.B.A. from Stanford University Graduate School of Business and a B.S. with distinction from Stanford University.

  SUB-ADVISOR

  Thomas B. Allin (49) has been Managing Director of Security Capital Global Strategic Group Incorporated since December 1998. From April 1998 to December 1998, Mr. Allin was President and Chief Operating Officer for Strategic Hotel Capital Incorporated. From April 1996 to December 1997, Mr. Allin was President and Chief Executive Officer for Gordon Biersch. From 1973 to April 1996, Mr. Allin was affiliated with McDonald's Corp., most recently as Senior Vice President and Zone Manager. Mr. Allin received his B.S. from Duke University. Mr. Allin is a member of the board of directors of Regency.

  C. Ronald Blankenship (49) has been Vice Chairman and Chief Operating Officer of Security Capital Group since June 1998. He was Managing Director of Security Capital Group from March 1991 to June 1998 and Non-Executive Chairman of Archstone Communities Trust (formerly Security Capital Pacific Trust) from June 1997 to June 1998 and Chairman of Archstone Communities Trust from June 1991 to June 1997. He is also Co-Head of Security Capital Global Strategic Group Incorporated. Mr. Blankenship received his B.B.A. from the University of Texas at Austin. Mr. Blankenship is a member of the board of directors of Security Capital Group and Storage USA and the board of trustees of City Center Retail.

  Jeff A. Jacobson (37) has been a Managing Director of Security Capital Global Strategic Group Incorporated since June 1998, where he is responsible for researching strategic investment opportunities in the U.S. and abroad and providing investment oversight to certain real estate operating companies and from September 1997 to June 1998, Mr. Jacobson was Senior Vice President. Prior thereto, from September 1990 to May 1997, Mr. Jacobson was with LaSalle Partners Limited where his most recent position was Managing Director of LaSalle Advisors Limited.

  Anthony R. Manno Jr. (47) has been a Managing Director of Security Capital Global Capital Management Group Incorporated since January 1995, where he is responsible for overseeing all investment and capital allocation recommendations for passive public market securities activities, company and industry analysis, market strategy, trading and reporting. Mr. Manno was a member of Security Capital Group's investment committee from March 1994 to June 1996. Prior to joining Security Capital Group, Mr. Manno was a managing director of LaSalle Partners Incorporated from March 1980 to March 1994. Mr. Manno received his M.B.A., with a concentration in Finance, from the University of Chicago Graduate School of Business and his M.A. and B.A. in Economics from Northwestern University. Mr. Manno is also a certified public accountant.

  Caroline S. Mcbride (45) has been a Managing Director of Security Capital Global Strategic Group Incorporated since March 1997 and is responsible for investment oversight of strategic investment positions in public and private U.S. real estate operating companies. Prior to joining Security Capital Group in June 1996, Ms. McBride was the director of private market investments for the IBM Retirement Fund, where she was responsible for a $3.7 billion real estate and private equity portfolio. Prior to that, Ms. McBride was director of Finance, Investments and Asset Management for IBM's corporate real estate division. Ms. McBride was with IBM from July 1978 to May 1996. Ms. McBride received a B.A. from Middlebury College and an M.B.A. in Finance from New York University School of Business Administration. Ms. McBride is a member of the board of directors of the Pension Real Estate Association (PREA) and the Real Estate Research Institution. Ms. McBride is a member of the boards of directors of CarrAmerica and Storage USA and the board of trustees of CWS Communities.

  Daniel F. Miranda (45) has been a Managing Director of Security Capital Global Capital Management Group Incorporated since September 1996, where he is responsible for operating oversight of various investments relating to public and private U.S. real estate operating companies. Prior to joining Security Capital Group, Mr. Miranda was a managing director of GE Capital Finance from September 1991 to September 1996, where he was responsible for national real estate services, and prior thereto for a $1.2 billion real estate portfolio in the fourteen-state Midwest region. Previously, Mr. Miranda developed commercial real estate as president of First Columbia Corporation, a firm which he founded, served as vice president and general counsel of the Westport Company, a publicly traded REIT, and practised law with the firm of Sonnenschein Nath & Rosenthal in Chicago. Mr. Miranda received his law degree from Columbia University Law School and his undergraduate degree from the University of California, Berkeley.

  Constance B. Moore (43) has been a Managing Director of Security Capital Global Strategic Group Incorporated since January 1999. From July 1998 to December 1998, Ms. Moore was Co-Chairman, Chief Operating Officer and Trustee of Archstone Communities Trust. From January 1996 to July 1998, Ms. Moore was Co-Chairman, Chief Operating Officer and Director of Security Capital Atlantic Incorporated, and from May 1994 to December 1995, she was Managing Director of Archstone Communities Trust. From March 1993 to April 1994,

Ms. Moore was Senior Vice President of Security Capital Group. Ms. Moore received her M.B.A. from the University of California at Berkeley and her B.S. in Real Estate Finance, with honours, from San Jose State University.

  A. Richard Moore, Jr. (52) has been a Managing Director of Security Capital Global Strategic Group Incorporated since May 1998. Prior thereto, from March 1990 to May 1998, Mr. Moore was a Vice President with Goldman, Sachs & Co., where his most recent position was in the Equity Research Department.

  Charles I. Stannard (55) has been a Senior Vice President and head of Security Capital Real Estate Research Group Incorporated in the United States since November 1997. Prior to joining Security Capital Group, Mr. Stannard was Senior Vice President and Director of Research with D'Arcy Masius Benton and Bowles, an advertising agency in Detroit, Michigan, from April 1993 to November 1997, where he was actively involved in D'Arcy's General Motors account and new business. Prior thereto Mr. Stannard worked in Chicago for Leo Burnett as a member of its research department. Mr. Stannard received his Ph.D. in Sociology from Northwestern University, his M.B.A. from Cornell University and his B.A. in Sociology from Colgate University.

  Kenneth D. Statz (40) has been a Managing Director of Security Capital Global Capital Management Group Incorporated since December 1997, where he is responsible for researching corporate and portfolio acquisitions. From July 1996 to December 1997 he was Senior Vice President of such entity. Prior to joining Security Capital Group, from February 1993 to January 1995, Mr. Statz was a Vice President in the investment research department of Goldman, Sachs & Co., concentrating on research and underwriting for the REIT industry. Prior thereto, Mr. Statz was a real estate stock portfolio manager and a managing director of Chancellor Capital Management. Mr. Statz received his M.B.A. and B.B.A. in Finance from the University of Wisconsin.

  Paul E. Szurek (38) has been Managing Director of SCGroup Incorporated and Chief Financial Officer of Security Capital Group since July 1997. From January 1996 through June 1997, he was a Managing Director of the Company and HOLDINGS where he was responsible for operations, corporate finance and mergers and acquisitions. Prior thereto, from June 1993 to January 1996, Mr. Szurek was a Senior Vice President of Security Capital Group, where he supervised corporate finance and corporate acquisitions and oversaw legal services for affiliates of the firm. Prior to joining Security Capital Group, Mr. Szurek was a shareholder and attorney in the law firm of Kemp, Smith, Duncan & Hammond in El Paso, Texas, where he practised securities and mergers and acquisitions law. Mr. Szurek received his law degree from the Harvard University Law School and his B.A. in Government from the University of Texas at Austin.

  Robert S. Underhill (43) has been Managing Director of Security Capital Global Strategic Group Incorporated since August 1997, where he is responsible for researching corporate and portfolio acquisitions. Prior thereto, from March 1997 to August 1997, he was Senior Vice President of such entity. Mr. Underhill was a consultant for affiliates of Security Capital Group from November 1994 to February 1997. Prior to joining Security Capital Group, from September 1984 to October 1994, Mr. Underhill was a Senior Vice President of LaSalle Partners Incorporated, where he was responsible for the investment management of a $3.5 billion portfolio of office and retail properties. Prior thereto, Mr. Underhill was responsible for directing LaSalle Partners Corporate Services' activity in Europe. Mr. Underhill received his M.B.A. from Northwestern University and his B.A. from Colby College.

  Thomas G. Wattles (47) has been a Managing Director of Security Capital Group since March 1991 and trustee of ProLogis Trust (formerly Security Capital Industrial Trust) since January 1993. Mr. Wattles is also Co-Head of Security Capital Global Strategic Group Incorporated. Mr. Wattles was Non-Executive Chairman of ProLogis Trust from March 1997 to May 1998 and Co-Chairman and Chief Investment Officer of ProLogis Trust from November 1993 to March 1997. Prior thereto, he was Managing Director of ProLogis Trust from January 1993 to November 1993. He received his M.B.A. from Stanford University Graduate School of Business and his B.A. (with distinction) from Stanford University. Mr. Wattles is a member of the board of trustees of CWS Communities and Urban Growth Property.

Compensation Of Directors And Officers

  Information concerning compensation of directors is set forth below under "-- Charges and Expenses--Director Compensation" and information concerning the share option equivalents granted to directors is set forth under "Directors and Managers" above. We do not separately compensate our officers and therefore no information has been provided. Information concerning compensation paid to the Operating Advisor is also provided below.

Charges And Expenses

  General

  As more fully described below, SC-U.S. Realty, will pay out of their assets all expenses which shall include, but not be limited to,

  (1) the fees and expenses payable or reimbursable to the Operating Advisor and expenses payable to the Sub-Advisor;

  (2) fees payable to the custodian and its correspondents, the paying agent, corporate agent, domiciliary and service agent, the registrar and transfer agent, and any other agent employed by us;

  (3) any fees and expenses involved in registering and maintaining our registration with any governmental agency or stock exchange in Luxembourg, the United States and in any other country;

  (4) fees for legal, accounting and auditing services, reporting and publishing expenses, including the costs of preparing, printing and distributing prospectuses, explanatory memoranda, other promotional material, including advertisements in newspapers and journals, periodic reports or registration statements, and the costs of any reports to our shareholders;

  (5) all taxes, duties, governmental and similar charges; and

  (6) all other operating expenses, as more fully described below, including all costs of buying and selling assets or raising capital, interest, bank charges and brokerage, postage, telephone and telex.

We may calculate administrative and other expenses of a regular or recurring nature on an estimated figure for yearly or other periods in advance, and may accrue the same in equal proportions over any such period.

  We shall pay, the following operating and administrative expenses or investment and financing costs, regardless of whether such expenses or costs are capitalised or expensed under GAAP, and, if the Operating Advisor advances money for any of such expenses or costs, it shall be entitled to reimbursement by us for the following:

  (1) travel and other out-of-pocket expenses incurred by the directors, officers and employees of the Operating Advisor or its subcontractors in connection with securing financing, including debt and equity, for the use or evaluating, investigating, negotiating or closing the purchase, financing, refinancing or sale of our investments;

  (2) all other costs and expenses relating to our operations, including, without limitation, travel, appraisal, reporting, accounting, auditing and legal fees and financing and capital raising costs, including, without limitation, sales commissions payable in connection with the issuance of our shares;

  (3) expenses in connection with payments of distributions in cash or any other form made or caused to be made by our board of directors to or on account of holders of our shares;

  (4) expenses connected with communications to holders of our shares and the investment community in general, including meetings between affiliates of the Operating Advisor and investors or securities analysts, and other bookkeeping and clerical work necessary in maintaining relations with holders of shares and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including the cost of printing and mailing certificates for shares and proxy solicitation materials and reports to holders of our shares;

  (5) the fees of the custodian, paying agent, corporate agent, domiciliary and service agent, as well as the fees of the Registrar and transfer agent, which are payable quarterly and are computed, in accordance with customary banking practice in Luxembourg, as a percentage based on our gross assets. In addition, the custodian, paying agent, corporate agent, domiciliary and service agent, as well as the registrar and transfer agent, are entitled to be reimbursed for their reasonable out-of-pocket expenses and disbursements and for the charges of any correspondents; and

  (6) expenses relating to any office or office facilities maintained for us separate from the office or offices of the Operating Advisor.

  Director Compensation

  We will pay each of the directors a remuneration at such rate as may from time to time be determined by a resolution of the shareholders to be adopted during a general meeting, currently $15,000 per year, plus an additional fee of $1,000 per meeting, $5,000 per meeting for directors not resident in Europe, for in-person attendance at each quarterly board meeting. The directors may also be repaid all reasonable out-of-pocket expenses, insurance coverage, travel, hotel and other expenses properly incurred by them in attending our meetings. We paid a total of $103,000 as compensation to all directors as a group during 1998. We have no employees and therefore we do not compensate any officers.

  Operating Advisor Fees

  The Operating Advisor will receive for the services it provides a fee of 1.25% per annum payable quarterly in arrears, pursuant to the Advisory Agreement of the average monthly value of funds invested by us, other than funds placed in liquid, short-term investments pending further investment, or investments in Security Capital Group securities, for the immediately preceding month. Half of this fee shall be payable by SC-U.S. Realty and half by Holdings. The Operating Advisor has received fees for these services for the periods from 7 July 1995, the date of our incorporation, to 31 December 1995, from 1 January 1996 to 31 December 1996, from 1 January 1997 to 31 December 1997 and from 1 January 1998 to 31 December 1998 of $99,000, $8,041,000, $24,632,000 and $35,220,000,
respectively.

  We will pay or reimburse the Operating Advisor, as appropriate, for the operating and administrative expenses or costs described above in U.S. Dollars. However, we do not pay or reimburse the Operating Advisor for any operating and administrative expenses in any calendar year, other than expenses related to specific investment, financing or share issuance transactions which are appropriately capitalised, expensed as interest or other general debt costs or included in the investment cost of an asset under GAAP, to the extent that such operating and administrative expenses exceed 0.25% per annum of the average monthly value of funds invested by us, other than funds placed in liquid, short-term investments pending further investment, or investments in Security Capital Group securities, for such calendar year, as calculated in respect of each calendar month of such calendar year. To the extent that we incur any of these operating and administrative expenses, other than expenses relating to specific investment, financing or share issuance transactions which are appropriately capitalised, expensed as interest or other general debt costs or included in the investment cost of an asset under GAAP, in any calendar year in excess of the aforementioned amount, the Operating Advisor shall reduce its fee described above in relation to such calendar year in the amount of the excess of these expenses, in order that the Operating Advisor thereby effectively pays such additional operating and administrative expenses up to the amount of the Operating Advisor's fee. Other than the expenses payable to the Operating Advisor, our other costs are not expected to exceed 0.25% per annum of the average monthly value of funds invested by us, other than funds placed in liquid, short-term investments pending further investment, or investments in Security Capital Group securities, in any calendar year.

  Options to Purchase Securities

  We have no outstanding options to purchase securities.

Interests Of Directors In Certain Transactions

  Erich Coenen has been our director since October 1998 and has been a member of board of managing directors of Commerzbank AG since 1982. Commerzbank AG is the arranger and administrative agent for our line of credit and acted in a similar capacity with regard to the Holdings line of credit.

  Claude Kremer has been our director since January 1999 and has been a partner with the law firm of Arendt & Medernach since 1982. Arendt & Medernach has provided legal services to us since its formation.

  Francois Moes has been our director since October 1998 and has been a member of the executive board of BIL since 1990. BIL provides all custodial duties for us, such as custody of cash, securities deposits and financial transactions, as well as certain administrative duties, such as bookkeeping and the calculation of NAV. In addition, BIL performs accounting and financial reporting.

  None of Messrs. Coenen, Kremer or Moes had or has a direct or indirect material interest in any of the respective transactions described above.

Interests Of The Operating Advisor In Certain Transactions

  The Operating Advisor provides us with advice with respect to strategy, investments, financing and certain other administrative matters affecting us. The Operating Advisor advises only SC-U.S. Realty.

  The Operating Advisor and its U.S. affiliates have identified many tangible investment opportunities with the potential to generate significant returns by deploying capital into U.S. real estate companies. The Operating Advisor and its affiliates have committed significant resources to researching and developing our strategy, and the Operating Advisor advises on the management of our operations to execute this strategy.

  The Operating Advisor analyses potential opportunities for us to deploy capital in strategic investment positions in U.S. real estate companies, including privately held REITs, and publicly traded positions in REITs. The Operating Advisor seeks to identify geographic and/or product type niches which offer the most attractive opportunities for us to deploy our capital. The Operating Advisor believes that there are a number of specific additional opportunities in which we could generate significant returns by strategically deploying our capital.

  Within a given niche, the Operating Advisor evaluates companies' competitive positions, management expertise, strategic direction, financial strength and, most importantly, their prospects for long-term, sustainable per share cash flow growth. We believe that growth in long-term, sustainable cash flow is a function of a company's ability to be a leader in its market niche with the best service, marketing and product and should be reflected in long-term dividend growth and stock appreciation. Meetings between the Operating Advisor and a company's senior management are an integral part of the Operating Advisor's preliminary analysis.

  The Operating Advisor advises us on obtaining board and committee representation and other management rights with respect to strategic investment positions to impact the research, development and implementation of long-term, focused operating strategies consistent with our investment criteria.

  The Operating Advisor provides services to us under an agreement dated 1 July 1997. The term of this agreement is two years from the date of its signature. The agreement is automatically renewed for successive periods of two years, unless we and Holdings, acting together, give written notice that the agreement will not be renewed; however, at any time after the first anniversary date of the agreement both we and Holdings, acting together, may terminate the agreement on not less than sixty days' prior written notice to the Operating Advisor.

  The Operating Advisor is a public limited holding company, societe anonyme, incorporated under the laws of Luxembourg on 26 June 1997 for an unlimited period of time.

  Its registered office is located at 25b, boulevard Royal, L-2449 Luxembourg. Its current directors are Jeffrey A. Cozad, Christopher W. House and William D. Sanders.

  Subject to the prior approval of our board of directors, the Operating Advisor may subcontract part or all of its duties, functions, powers or privileges to other persons or entities on terms and conditions as the Operating Advisor determines. In all cases, however, the Operating Advisor shall be responsible for the performance of such duties and responsibilities.

  Please read "Operating Advisor" and "Relationship with Security Capital Group" for more information concerning our relationship with the Operating Advisor and Security Capital Group.

Operating Advisor Affiliates

  The Operating Advisor has stated that it currently intends to continue to contract with the Sub-Advisor and other real estate and business consulting services to assist in the research, identification and evaluation of strategic investment positions. The Sub-Advisor is a resource for us, which conducts strategic real estate market research, investment research and due diligence. The Operating Advisor uses this information to evaluate potential strategic investment positions in U.S. real estate companies and publicly traded positions in REITs.

  We have appointed Security Capital European Services S.A. as our agent (the "Domiciliary Agent") and service agent (the "Service Agent") responsible for our domiciliation and the performance of certain of the administrative duties not performed by the Corporate Agent.

  The rights and duties of Security Capital European Services S.A., as Domiciliary and Service Agent, are governed by an agreement for an unlimited period of time which may be terminated by us or Security Capital European Services S.A. by giving not less than 90 days' prior written notice.

  Security Capital European Services S.A. is a public limited company, societe anonyme, incorporated under the laws of the Grand Duchy of Luxembourg on 18 March 1997. It presently exists for an unlimited period of time. Its registered office is at 25b, boulevard Royal, L-2449 Luxembourg. Its share capital amounted to $50,000 as of 31 December 1998.

  Also see "Charges and Expenses" above for more information concerning the affiliates of the Operating Advisor.

                       DESCRIPTION OF CONVERTIBLE NOTES

  The Convertible Notes were issued under the Indenture dated as of 22 May 1998 between SC-U.S. Realty and State Street Bank and Trust Company, as Trustee. The following description is subject to, and is qualified in its entirety by reference to, all of the provisions of the Convertible Notes, the Indenture and the related registration rights agreement between SC-U.S. Realty and the initial purchasers of the Convertible Notes (the "Registration Rights Agreement").

General

  The Convertible Notes represent our senior unsecured general obligations, and are convertible into our shares which the holder may convert into American Depositary Shares. The Convertible Notes are the only series of debt securities that have been issued under the Indenture. The Convertible Notes rank equally with all of our existing and future senior unsecured indebtedness. The Convertible Notes mature at their aggregate principal amount at maturity on 22 May 2003, unless the holder has previously converted them or unless we have redeemed them.

  Except as described in "--Certain Limitations on Incurrence of Indebtedness" below, the Indenture does not contain any financial covenants or restrictions on the incurrence of indebtedness, the payment of dividends or the issuance or repurchase of our securities. Financial covenants or restrictions on any future series of debt securities which may be issued under the Indenture will not, unless otherwise provided at that time, apply to the Convertible Notes. In addition, the Indenture contains no covenants or other provisions to afford protection to holders of Convertible Notes in the event of a highly leveraged transaction, although holders of Convertible Notes have certain rights upon a change in control. Please read "--Repurchase at Option of Holders Upon Change in Control".

  We pay interest on the Convertible Notes semi-annually at the rate of 2% per annum in cash in arrears on 8 May and 22 November of each year to holders of record at the close of business on the preceding 8 May and 8 November, respectively. Since 1 January 1999, we have paid interest on the Convertible Notes semi-annually at the rate of 2 1/2% per annum, although this amount will revert back to 2% upon the effectiveness of the registration statement which contains this prospectus. The interest paid by us on the Convertible Notes has been computed on the basis of a 360-day year comprised of twelve 30-day months. The Convertible Notes have borne interest from 22 May 1998. The Convertible Notes were sold at a discount to their aggregate principal amount at maturity. The rate of interest and accrual of original issue discount represents a yield to maturity of 6 3/4% per annum, computed on a semi-annual bond equivalent basis.

  Principal, premium, if any, and accrued and unpaid interest, including liquidated damages, if any, on the Convertible Notes is paid, and the Convertible Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the offices of the Trustee, security registrar, paying agent and conversion agent maintained for such purpose in Boston, Massachusetts and in Luxembourg. In connection with any conversion, registration or transfer and exchange, we may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with such charge.

Conversion of Notes

  The holders of Convertible Notes are entitled at any time through the close of business on 22 May 2003, subject to prior redemption, to convert any Convertible Notes or a portion of the Convertible Notes, in denominations of $1,000 of aggregate principal amount at maturity, into our shares, at the conversion rate set forth below, subject to adjustment as described below. We will not make any adjustment on conversion of any Convertible Notes for interest accrued on the Convertible Notes or for dividends on any shares issued. Our delivery to the holder of the shares into which the Convertible Note is converted, together with the cash payment, if any, in lieu of a fractional share, will be deemed to satisfy our obligation to pay the principal amount of the Convertible Note and accrued but unpaid interest, including liquidated damages, if any. In the case we call some or all of the Convertible Notes for redemption, conversion rights will expire at the close of business on the date fixed for redemption unless we default in payment of the redemption price.

  The Convertible Notes are convertible into shares at a conversion rate of
26.39095 shares per $1,000 aggregate principal amount at maturity of Convertible Notes on a post reverse stock split basis. To the extent permitted by our

Articles of Incorporation, this rate is subject to adjustment, under formulae established pursuant to the Indenture, in certain events, including:

  (1) the issuance of shares as a dividend or distribution on shares;

  (2) certain subdivisions and combinations of the shares;

  (3) the issuance to all holders of shares of certain rights, options or warrants to purchase shares at a price less than 94% of the closing market price of the shares on the primary exchange on which the shares are listed at the time of pricing;

  (4) the issuance or sale of securities convertible into shares where the conversion price per share is less than 94% of the closing market price of the shares on the primary exchange on which the shares are listed at the time of pricing of the convertible securities;

  (5) the distribution to all holders of securities of SC-U.S. Realty, other than shares, or evidences of our indebtedness or assets, including securities, but excluding those rights, options, warrants, dividends and distributions referred to in (3) above or paid in cash; and

  (6) distributions consisting of cash, other than in connection with the liquidation or dissolution of or in connection with any dividend or distribution paid exclusively in cash out of our retained earnings, to holders of shares, or of a class or series of capital stock convertible into or exchangeable or exercisable for shares.

To the extent adjustments for the events specified in the immediately preceding sentence are not permitted by our Articles of Incorporation, we have agreed not to effect any such event. No adjustment need be made if holders of Convertible Notes may participate in the transaction or in certain other cases. In the event of a distribution to all holders of shares of certain rights, options or warrants to subscribe for additional shares as provided in clause (3) above, we may, instead of making any adjustment in the conversion rate and to the extent permitted by our Articles of Incorporation, make proper provision so that each holder of a Convertible Note who converts their Convertible Note after the record date for this distribution and prior to the expiration or redemption of these rights, options or warrants will be entitled to receive upon a conversion, in addition to shares, a number of other rights, options or warrants determined in accordance with a formula established pursuant to the Indenture. Notice of any adjustment of the conversion rate will be given to holders of Convertible Notes by publication in a daily newspaper of general circulation in the United States and in a daily newspaper of general circulation in Luxembourg or, if publication in Luxembourg is not practical, elsewhere in Western Europe.

  The following table shows the initial offering price for the Convertible Notes, accrued original issue discount, accreted value and deemed conversion price of the Convertible Notes at six-month intervals from issuance of the Convertible Notes through 22 May 2003. If the Convertible Notes are converted between any two such dates, the actual accreted value would include an additional amount reflecting the additional original issue discount accrued from the previous date in the table, and the deemed conversion price would need to be adjusted accordingly.

                                    Accrued
                                    Original               Deemed
                          Offering   Issue    Accreted   Conversion
            Date           Price    Discount    Value      Price
            ----          --------  --------  ---------  ----------
      22 November 1998..   $801.23   $ 17.04  $  818.27      $31.00
      22 May 1999.......    801.23     34.66     835.89       31.68
      22 November 1999..    801.23     52.87     854.10       32.36
      22 May 2000.......    801.23     71.70     872.93       33.08
      22 November 2000..    801.23     91.16     892.39       33.82
      22 May 2001.......    801.23    111.27     912.50       34.58
      22 November 2001..    801.23    132.07     933.30       35.36
      22 May 2002.......    801.23    153.57     954.80       36.18
      22 November 2002..    801.23    175.80     977.03       37.02
      22 May 2003.......    801.23    198.77   1,000.00       37.90

  Accreted value means, as of any date of determination, the sum of (a) the initial offering price of each Convertible Note and (b) the portion of the excess of (1) the aggregate principal amount of each Convertible Note over (2) the initial offering price that has been amortised through the date of determination. This amount is amortised on a daily basis and compounded semi-annually on each 22 May and 22 November through the date of determination to achieve, during this period, an annual rate of return on the aggregate principal amount at maturity of each Convertible Note equal to 6 3/4%, assuming the rate of interest payable on the Convertible Notes is 2% per annum on the aggregate principal amount at maturity of each Convertible Note.

  In addition, the Indenture provides that if we implement a shareholder rights plan, such rights plan must provide that upon conversion of the Convertible Notes the holders will receive, in addition to the shares issuable upon conversion, the rights issued under such plan, notwithstanding the occurrence of an event causing such rights to separate from the shares at or prior to the time of conversion.

  Beneficial owners of interests in the Convertible Notes may exercise their right of conversion by delivering to DTC, Euroclear or Cedel, as appropriate, the appropriate instruction form for conversion pursuant to the appropriate entity's conversion program or normal operating procedures. To convert a Convertible Note held in certificated form, a holder must

  (1) complete and manually sign the conversion notice on the back of a Convertible Note, or complete and manually sign a facsimile of the Convertible Note, and deliver such notice to the Trustee in Boston, Massachusetts or to one of the paying agents in Boston, Massachusetts and in Luxembourg;

  (2) surrender the Convertible Note to the Trustee in Boston, Massachusetts or the paying agents in Boston, Massachusetts and in Luxembourg, as the case may be;

  (3)  if required, furnish appropriate endorsements and transfer documents;

  (4)  if required, pay all transfer or similar taxes; and

  (5) if required, pay funds equal to interest payable on the next succeeding interest payment date.

Pursuant to the Indenture, the date on which all of the above requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at its corporate trust office or the office of any paying agent. As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares issuable upon conversion, together with payment in lieu of any fractional share. This certificate will be sent by the Trustee to the appropriate paying agent for delivery to the holder entitled for the certificate. The shares we issue upon conversion of the Converted Notes will be fully paid and nonassessable. Please read "Description of Shares" for more information concerning the shares, including the trading of shares.

  Any Convertible Note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on the interest payment date on the aggregate principal amount of the Convertible Notes being surrendered for conversion. In the case of any Convertible Note which has been converted after any regular record date, but on or before the next interest payment date, interest due on that interest payment date shall be payable on the interest payment date notwithstanding the conversion. We will pay interest to the holder of the Convertible Note on the regular record date. As a result, a holder that surrenders Convertible Notes for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period, even if the Convertible Notes are surrendered after a notice of redemption. No other payment or adjustment for interest, or for any dividends in respect of shares, will be made upon conversion. Holders of shares issued upon conversion will not be entitled to receive any dividends payable to holders of shares as of any record time before the close of business on the conversion date. We will not issue fractional shares upon conversion but will pay the equivalent amount in cash based on the NAV on the valuation date immediately preceding the conversion date.

  The paying agent will forward Convertible Notes held in certificated form surrendered for conversion, in whole or in part, promptly by the paying agent to the Trustee for cancellation. We shall execute and the Trustee shall authenticate and deliver a new Convertible Note or Notes in principal amount at maturity equal to the unconverted portion of Convertible Notes so surrendered, if any. The Trustee will deliver promptly to the paying agent in Boston, Massachusetts or Luxembourg, as applicable, all funds collected representing interest payable on a Convertible Note converted between a regular record date and the next succeeding interest payment date.

  A holder delivering a Convertible Note for conversion will not be required to pay any documentary, stamp or similar duties in respect of the issue or delivery of shares on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of the shares in a name other than that of the holder of a Convertible Note. Certificates representing shares will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

  If the repurchase right upon a change in control, as described below, is available but is not elected by a holder, then in the case of any reclassification of the shares, or any consolidation, merger or combination involving us, other than a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of shares, any sale or other transfer or distribution of our assets as an entirety or substantially as an entirety or any compulsory share exchange where the shares are converted into other securities, cash or property, the holders of the Convertible Notes then outstanding will be entitled afterwards, during the period the Convertible Notes are convertible as specified above, to convert the Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets, including cash, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale, disposition or share exchange had the Convertible Notes been converted into shares immediately prior to such reclassification, change, consolidation, merger, combination, sale, disposition or share exchange assuming that a holder of Convertible Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in the transaction.

  We may from time to time, increase the conversion rate by any amount to the extent permitted by law and by our Articles of Incorporation. If we do, the period in which to convert at such increased rate must be at least 20 days and the increased rate must be irrevocable during this period. In addition, holders must receive at least 15 days' notice of any such increase. In order to increase the conversion rate, the Board of Directors must make a determination that such increase is in our best interests, which determination shall be conclusive.

  We may also make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors deems advisable, to avoid or diminish any income tax to holders of shares resulting from any dividend or distribution of stock, or rights to acquire stock, or resulting from any dividend or distribution of shares or issuance of rights, options or warrants to purchase or subscribe for shares, or from any event treated as such for income tax purposes.

  No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of shares or any securities convertible into or exchangeable for shares or carrying the right to purchase any of the foregoing.

  The holder of a Convertible Note may, at its option, elect to receive American Depositary Shares, rather than shares, upon conversion of the Convertible Notes, upon the terms and conditions described elsewhere in this prospectus.

Optional Redemption by SC-U.S. Realty

  The Convertible Notes are not entitled to any sinking fund. At any time on or after 16 May 2001, we may redeem the Convertible Notes at our option on at least 30 days' notice in whole or in part, from time to time, at the accreted value, together with accrued and unpaid interest, including liquidated damages, if any; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Convertible Notes being redeemed.

  If fewer than all the Convertible Notes are to be redeemed, the Trustee will select the Convertible Notes to be redeemed on a pro rata basis. If any Convertible Note is to be redeemed in part only, a new Convertible Note or Notes in an aggregate principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Convertible Notes is selected for partial redemption and the holder converts a portion of its Convertible Notes, the converted portion shall be deemed to be taken from the portion selected for redemption and, accordingly, such portion shall be converted instead of redeemed.

Ranking of the Convertible Notes

  The Convertible Notes are our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The Convertible Notes are our obligations exclusively and not of any of our subsidiaries or strategic investees. The Convertible Notes are effectively subordinated to all existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and are effectively subordinated to all indebtedness and other liabilities and commitments of our subsidiaries and strategic investees. As a result, the cash flow and our consequent ability to service debt, including the Convertible Notes, may be dependent upon the earnings of our subsidiaries and strategic investees and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries and strategic investees, to us. All future subsidiaries and strategic investees will be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Convertible Notes or to make any funds available, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and advances to us by our subsidiaries and strategic investees could be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and strategic investees and are subject to various business considerations.

  Any right we have to receive any assets of any of our subsidiaries or strategic investees upon their liquidation or reorganisation, and the consequent right of the holders of the Convertible Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's or strategic investee's creditors, including trade creditors, except to the extent that we are recognised as a creditor of such subsidiary or strategic investee, in which case our claims would still be subordinate to any security interest in the assets of such subsidiary or strategic investee and any indebtedness of such subsidiary or strategic investee senior to that held by us.

  At 31 December 1998 our aggregate indebtedness on a consolidated basis was approximately $632 million, and the aggregate indebtedness of our strategic investees was approximately $3.5 billion. We do not guarantee the debt of our strategic investees. The Indenture does not limit the amount of additional indebtedness which we or any subsidiary, except in certain limited circumstances, or any strategic investee can create, incur, assume or guarantee.

  We are obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses it incurs in connection with its duties relating to the Convertible Notes. The Trustee's claims for such payments will be senior to those of holders of the Convertible Notes in respect of all funds collected or held by the Trustee.

Repurchase at Option of Holders upon Change in Control

  The Indenture provides that if a change in control occurs, each holder of Convertible Notes has the right to require us to repurchase all of such holder's Convertible Notes, or any portion of the principal amount that is an integral multiple of $1,000 in aggregate principal amount at maturity, on the date (the "Repurchase Date") that is 30 days after the date of mailing of the Company Notice, as described below, for cash at a price equal to the accreted value thereof (the "Repurchase Price") together with accrued and unpaid interest, including liquidated damages, if any, to, but excluding, the Repurchase Date; provided that any semi-annual payment of interest becoming due on the Repurchase Date shall be payable to the holders of record on the relevant record date of the Convertible Notes being repurchased.

  Procedures for Offers

  Within 30 days following any change in control, subject to the provisions of the Indenture, we shall give notice (the "Company Notice") to each holder of Convertible Notes in the form described below under "--Notices" stating:

  . that an offer ("Offer") is being made pursuant to a change in control, the length of time the Offer shall remain open and the Repurchase Date;

  . the Repurchase Price, the amount of accrued and unpaid interest, including liquidated damages, if any, at the Repurchase Date; and

  . such other information required by the Indenture and applicable law and regulations.

  On any Repurchase Date, we will, to the extent lawful and required by the Indenture and such Offer:

  (1) accept for payment all Convertible Notes or portions of the Convertible Notes tendered pursuant to such Offer;

  (2) deposit with the Trustee the aggregate Repurchase Price of all Convertible Notes or portions of the Convertible Notes accepted for payment together with any accrued and unpaid interest, including liquidated damages, if any, to the Repurchase Date; and

  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officer's certificate stating the aggregate principal amount at maturity of the Convertible Notes or portions of the Convertible Notes tendered to us.

The Trustee shall promptly mail to each holder of Convertible Notes so accepted, payment in an amount equal to the Repurchase Price for those Convertible Notes together with any accrued and unpaid interest, including liquidated damages, if any, to the Repurchase Date, and the Trustee shall promptly authenticate and mail, or cause to be transferred by book-entry, to a holder a new Convertible Note equal in aggregate principal amount at maturity to any unpurchased portion of the Convertible Notes surrendered, provided that each new Convertible Note will be in denominations of a principal amount of $1,000 aggregate principal amount at maturity. We will publicly announce the results of the Offer on or as soon as practicable after the Repurchase Date.

  A change in control will be deemed to have occurred at any time after the original issuance of the Convertible Notes as:

  (1) any "person" or "group" (as such items are used under Section 13(d) and 14(d) of the Exchange Act), other than us, one of our subsidiaries, Security Capital Group or any affiliate of Security Capital Group or any of our employee benefit plan of the Company or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions, other than a merger or consolidation involving us, of shares entitling such person or group to exercise in excess of 50% of the total voting power of SC-U.S. Realty entitled to vote generally in the election of directors; or

  (2) there occurs any consolidation of us with, or merger of us into, any other person, any merger of another person into us, or any sale or transfer of all or substantially all of our assets to another person, other than (a) any transaction pursuant to which the holders of the shares immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after the transaction which entitle them to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors or (b) any merger (i) which does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares or (ii) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares solely into shares of common stock.

  The definition of change in control in the Indenture includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets as determined in accordance with the laws of The State of New York. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require us to repurchase their Convertible Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our subsidiaries to another person may be uncertain.

  To the extent applicable, we will comply with the provisions of Rule 14e-1, Rule 13e-4 or any other tender offer rules under the Exchange Act and/or the applicable laws and regulations of any country other than the United States, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by us to repurchase Convertible Notes at the option of the holders thereof upon a change in control.

  The change in control feature of the Convertible Notes may in certain circumstances make it more difficult or discourage a takeover of us and, thus, the removal of incumbent management.

  The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of a highly leveraged transaction, certain changes in control of us or other transactions involving us that may adversely affect holders.

  Our ability to repurchase Convertible Notes upon the occurrence of a change in control is subject to limitations. If a change in control were to occur, there can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the Repurchase Price plus accrued and unpaid interest and liquidated damages, if any, for all Convertible Notes tendered by holders. In addition, the terms of our line of credit identify certain events that would constitute a change in control, as well as certain other events with respect to us, which would constitute an event of default under such agreement. If we do not obtain a consent or repay borrowings or otherwise terminate those agreements, we may remain prohibited from repurchasing Convertible Notes. Any failure by us to repurchase the Convertible Notes when required following a change in control would result in an event of default under the Indenture.

Merger or Consolidation

  The Indenture provides that we shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, any such consolidation, merger or sale being a "Disposition", unless:

  (1) either we are the continuing entity or the successor entity of such Disposition or the person to which such Disposition shall have been made is a corporation or entity organised or existing under the laws of the Grand Duchy of Luxembourg;

  (2) the successor entity of such Disposition or the person to which such Disposition shall have been made, if applicable, expressly assumes our obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under such Indenture and the related Convertible Notes; and

  (3) immediately after such Disposition, no default or event of default shall exist.

Events of Default and Remedies

  An Event of Default is defined in the Indenture as being:

  . a default in payment of the principal of or premium, if any, on the Convertible Notes;

  . a default for 30 days in payment of any instalment of interest, including liquidated damages, if any, on the Convertible Notes;

  . a failure by us to perform any conversion of Convertible Notes required under the Indenture and continuance of such failure for 30 days;

  . default by us for 60 days after notice in the observance or performance, in any material respect, of any other covenants in the Indenture;

  . default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of recourse indebtedness of us or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the Indenture;

  . a violation on the limitation on incurrence of indebtedness described below; or

  . certain events involving bankruptcy, insolvency or reorganisation, orders or resolutions for our winding up or dissolution or other similar events relating to us.

  The Trustee shall give notice to holders of Convertible Notes of any continuing Default known to the Trustee within 90 days after the occurrence of a Default; provided that the Trustee may withhold notice to the holders of Convertible Notes of any default, except in payment of principal, premium, if any, interest, including liquidated damages, if any, with respect to the Convertible Notes, if the Trustee considers it in the interest of the holders of the Convertible Notes to do so.

  The Indenture provides that if an event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Convertible Notes then outstanding may declare the accreted value of and accrued interest, including liquidated damages, if any, on the Convertible Notes to be due and payable immediately. However, if we shall cure all defaults, except the nonpayment of accreted principal of, premium, if any, interest, including liquidated damages, if any, on any of the Convertible Notes which shall have become due by acceleration, and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the Convertible Notes then outstanding. In the case of certain events of bankruptcy or insolvency, the accreted value of and accrued interest on the Convertible Notes shall automatically become immediately due and payable.

  The holders of a majority in principal amount at maturity of the Convertible Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

  We are required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

Certain Limitations on Incurrence of Indebtedness

  Under the Indenture, we are not permitted to incur

  . senior indebtedness that is not subordinated to the same extent as the Convertible Notes or

  . secured indebtedness that is by its terms senior in right of payment to the Convertible Notes,

except that we are permitted to guarantee, on a secured and/or senior unsubordinated basis, the obligations of any wholly-owned subsidiary, with respect to any permitted indebtedness of such wholly-owned subsidiary. In addition, under the Indenture, no wholly-owned subsidiary is permitted to incur

  . any indebtedness that is by its terms subordinated in right of payment to any permitted indebtedness of such wholly-owned subsidiary,

  . any secured indebtedness if such wholly-owned subsidiary is an obligor under any unsecured permitted indebtedness, or

  . any unsecured indebtedness if such wholly-owned subsidiary is an obligor under any secured indebtedness which is permitted indebtedness.

Modifications of the Indenture

  The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Convertible Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Convertible Notes, except that no such modification shall

  (1) extend the fixed maturity of any Convertible Note, reduce the rate or extend the time for payment of interest and liquidated damages, if any, reduce the principal amount or premium, if any, thereon, reduce any amount payable upon redemption, change the currency in which the Convertible Notes are payable or impair the right to convert the Convertible Notes into shares subject to the terms set forth in the Indenture, without the consent of each holder of a Convertible Note so affected or

  (2) reduce the percentage of Convertible Notes the holders of which are required to consent to any such modifications, without the consent of the holders of all of the Convertible Notes then outstanding.

  The Indenture may also be modified or amended without the consent of the holder of the Convertible Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying or maintaining the qualifications of the Indenture under the U.S. Trust Indenture Act of 1939, as amended, or making any change that does not adversely affect the rights of any noteholder.

Book Entry, Delivery and Form

  The Convertible Notes were issued in the form of one or more global notes in fully registered form (the "Global Notes") and were deposited on behalf of DTC and registered in the name of DTC's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participants in such system, indirectly through organisations which are participants in such system, or Cedel or Euroclear on behalf of their participants through their respective depositaries, which in turn will hold such beneficial interests in the Global Notes in participants' securities accounts in the depositaries' names on the books of DTC.

  Transfers between participants in Euroclear and Cedel are effected in the ordinary way in accordance with their respective rules and operating procedures.

  The interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Convertible Notes will therefore settle in immediately available funds. Any cross-market transfer of any beneficial interest in the Global Notes will be effected in DTC on behalf of Euroclear or Cedel in accordance with the rules of DTC. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from an institution that has an account with DTC (a "Participant") will be credited during the securities settlement processing day, which must be a business day for Euroclear or Cedel, immediately following the DTC settlement date. Credit of such transactions in a Global Note settled during such processing day will be reported to the relevant Euroclear or Cedel participant on that day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following settlement in DTC.

  Ownership of beneficial interests in Global Notes is limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to Participants' interests, and such Participants, with respect to the owners of beneficial interests in the Global Notes other than Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial ownership in the Global Notes.

  Persons who are not Participants may beneficially own interests in the Global Notes held by DTC only through Participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as DTC, or its nominee, is the registered holder and owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related Convertible Notes for all purposes of such Convertible Notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Convertible Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Convertible Notes in definitive form and will not be considered to be the owners or holders of any Convertible Notes under the Global Notes. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any right of a holder of Convertible Notes under the Global Notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that DTC, as the holder of the Global Notes, is entitled to take, DTC would authorise the Participants to take such actions, and that the Participants would authorise beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payments of principal of and interest on the Convertible Notes represented by the Global Notes registered in the name and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes, by wire transfer of immediately available funds on each relevant payment date. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its Participants or the relationship between such Participants and the owners of the beneficial interests in the Global Notes owned through such Participants.

  We have been informed by DTC that with respect to any payment of principal or interest in respect of a Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee, adjusted as necessary so that such payments are made with respect to whole Convertible Notes only, unless DTC or its nominee has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in such Global Notes held through such Participants will be governed by standing instructions and customary practices and will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Convertible Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither we nor the Trustee, nor any registrar, paying agent or conversion agent under the Indenture, will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Convertible Notes, including, without limitation, the presentation of Convertible Notes for exchange, as described below, only at the direction of one or more Participants to whose account with DTC interests in a Global Note are credited and only in respect of the aggregate principal amount at maturity of the Notes represented by a Global Note as to which such Participant or Participants has or have given such direction.

  Unless and until they are exchanged in whole or in part for certificated Convertible Notes in definitive form, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

  DTC has advised us as follows: DTC is a limited-purpose trust company organised under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  Euroclear and Cedel have requested that the following two paragraphs be included in this prospectus.

  Euroclear eligible securities are freely transferable in Euroclear. Morgan Guaranty Trust Company of New York, Brussels office, as Operator of the Euroclear System (the "Operator"), is holding securities on behalf of participants of Euroclear. All participants in Euroclear are banks, broker-dealers and other financial institutions. The Operator has information about the positions held by the various participants; however, it has no knowledge of, or information on, the beneficial holders or owners of the securities in question. Under general principles of Belgian Banking Secrecy, the Operator may not disclose any information about a participant's account or positions in such account without having first obtained such participant's prior written authorisation. Euroclear participants are not likely to authorise disclosure of such information. Therefore, no ownership nor any transfer restrictions will be monitored by the Operator.

  Cedel eligible securities are freely transferable in Cedel. Cedel is holding securities on behalf of customers of Cedel. All customers of Cedel are banks, broker-dealers and other financial institutions. Cedel has information about the positions held by the various customers; however, it has no knowledge of, or information on, the beneficial holders or owners of the securities in question. Under general principles of Luxembourg Banking Secrecy Law, Cedel may not disclose any information about a customer's account or positions in such account without having first obtained such customer's prior written authorisation. Cedel customers are not likely to authorise disclosure of such information. Therefore, no ownership nor any transfer restrictions will be monitored by Cedel.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

  Certificated Convertible Notes

  The Convertible Notes represented by the Global Notes are exchangeable for certificated Convertible Notes in definitive form if

  (1) no successor depositary is appointed by us as set forth above, or if at any time DTC ceases to be a clearing agent registered under the Securities Exchange Act of 1934,

  (2) at any time we determine not to have Convertible Notes represented by the Global Notes or

  (3) a default entitling the holders of the Convertible Notes to accelerate the maturity of the Convertible Notes has occurred and is continuing.

Any Convertible Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Convertible Notes issuable in authorised denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of DTC or its nominees. Upon issuance of the Convertible Notes in definitive form, the Trustee is required to register the Convertible Notes in the name of, and cause the Convertible Notes to be delivered to, the person or persons, or the nominee thereof, identified as the beneficial owner as DTC shall direct. The transfer of Convertible Notes issued in definitive form will be registrable, at the offices of the paying agents in Boston, Massachusetts and Luxembourg. In addition, a transfer will not be recognised until it is recorded on our security register. Payments on certificated Convertible Notes will be made at the offices of the paying agents in Boston, Massachusetts and Luxembourg. No service charge will be made for any registration of transfer or exchange of certificated Convertible Notes, but we or the Trustee will require payment of a sum sufficient to cover any tax or governmental charge payable in connection with such transfer or exchange. In case of a partial transfer, conversion or redemption, new certificates may be obtained from the paying agents in Boston, Massachusetts and Luxembourg.

Defeasance

  We may terminate our obligations under the Convertible Notes, except obligations relating to registration, replacement, conversion and payment, upon the deposit with the Trustee of money or U.S. governmental obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and the interest on the scheduled due dates. In the case of defeasance, holders will be entitled to receive payments in respect of such Convertible Notes solely from that trust. Such a trust may be established only if no event of default relating to our bankruptcy, insolvency or reorganisation exists or is continuing during 91 days following the deposit and if we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that holders will not recognise income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Listing on the NYSE; Registration of Notes and Underlying Shares and American Depositary Shares

  Our shares are listed for trading on the AEX Stock Exchange in Amsterdam and our American Depositary Shares are listed for trading on the New York Stock Exchange.

  We have agreed to use our best efforts to file with the Securities and Exchange Commission three registration statements (each, a ''Registration Statement'') with respect to the resale of the Convertible Notes and the securities issuable upon their conversion (''Registrable Securities''). We agreed to use our best efforts to file an initial Registration Statement by 31 December 1998 and use our best efforts to have it declared effective by 1 March 1999. We were unable to have the first Registration Statement filed and effective within its specified time periods and therefore have been paying liquidated damages as described below. We agreed to use our best efforts to have a second Registration Statement declared effective by 31 July 1999. We agreed to keep each such Registration Statement effective for a period of 30 consecutive days from the effective date of the respective Registration Statement, except in the circumstances described below. We also agreed to use our best efforts to have a third Registration Statement (a shelf Registration Statement) declared effective by 1 March 2000. We agreed to use our best efforts to keep the third Registration Statement effective until the earliest to occur of

  (1)  14 May 2000,

  (2)  the time when there are no outstanding Registrable Securities or

  (3) the time when all outstanding Registrable Securities may be resold without registration under the Securities Act pursuant to Rule 144(k) (collectively, the "Effectiveness Period").

We are permitted to suspend the filing or effectiveness of a Registration Statement or the use of the prospectus which is a part of a Registration Statement for a period not to exceed 45 days in any three-month period or two periods not to exceed an aggregate of 90 days in any twelve-month period in circumstances relating to pending corporate developments, public filings with the Commission or other regulatory bodies, and similar events.

  A holder who sells Registrable Securities pursuant to a Registration Statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement which are applicable to such holder, including indemnification provisions. We will pay all expenses of the Registration Statements, provide to each registered holder requesting to sell Registrable Securities copies of the prospectus, notify each such registered holder when a Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Registrable Securities. Prior to effecting a sale pursuant to a Registration Statement, a holder must provide at least three days', but no more than 30 days', notice to us, confirm that no suspension of the use of the prospectus which is a part of a Registration Statement is in effect and provide certain information with respect to such holder for inclusion in the prospectus, to the extent not already included or previously included but required to be updated. There can be no assurance that the prospectus will be available to effect resales at the time any such notice is given by a holder.

  Liquidated Damages

  Pursuant to the terms of the Registration Rights Agreement, we are obligated to pay liquidated damages in the event that any of the following five circumstances (each being an "Illiquidity Event") occur:

  (1) the shares were not listed on the NYSE by 31 December 1998,

  (2) the initial Registration Statement was not filed with the Securities and Exchange Commission by 31 December 1998,

  (3) the initial Registration Statement was not declared effective by the Securities and Exchange Commission by 1 March 1999 or was not kept effective for 30 consecutive days, except as described above,

  (4) the second Registration Statement is not declared effective by the Securities and Exchange Commission by 31 July 1999 or is not kept effective for 30 consecutive days, except as described above, or

  (5) the third Registration Statement (a shelf registration statement) is not declared effective by the Securities and Exchange Commission by 1 March
      2000),

In the event any of the above five circumstances occurs, then, in each case, additional interest (''Liquidated Damages'') at a rate per annum equal to 0.25% above the interest rate currently payable will accrue on the Convertible Notes, subject to the limitation described below, from and including the day following the inception of an Illiquidity Event to, but excluding, the day on which such Illiquidity Event has been cured. In the event an Illiquidity Event occurs and is continuing for more than 90 days, additional Liquidated Damages at a rate per annum equal to an additional 0.25% above the interest rate currently payable will accrue on the Convertible Notes, subject to the limitation described below, from and including the 91st day following the inception of an Illiquidity Event to but excluding the day on which such Illiquidity Event has been cured. Liquidated Damages will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on
which such Liquidated Damages begin to accrue.   Because two Illiquidity Events
have been occurring since 31 December 1998, we have been paying Liquidated Damages since that time. Since the American Depositary Shares are now listed on the NYSE, upon effectiveness of the registration statement of which this prospectus is a part, we will immediately cease paying Liquidated Damages.

  Notwithstanding any suspensions permitted by the Registration Rights Agreement, in the event that the third Registration Statement ceases to be effective during the Effectiveness Period or we suspend the use of this prospectus for more than 90 days, whether or not consecutive, during any twelve-month period, then the interest rate borne by the Convertible Notes will increase by an additional 0.50% per annum, subject to the limitation described below, from the 91st day of the applicable twelve-month period the third Registration Statement ceases to be effective or we suspend the use of this prospectus, as the case may be, until such time as

  (1) the third Registration Statement (a shelf Registration Statement) again becomes effective,

  (2) the use of a prospectus ceases to be suspended or

  (3) the Effectiveness Period expires.

The increase in the interest rate on the Convertible Notes as Liquidated Damages will be reflected in an increase in the interest rate currently payable on the Convertible Notes and not in the rate at which additional interest accretes on the Convertible Notes from their original discount. Upon the effectiveness of the third Registration Statement, a shelf Registration Statement, all Illiquidity Events shall be deemed cured. Under no circumstances will the interest rate be increased to a rate in excess of 2 1/2% per annum.

  We will provide notice to holders of any change in the interest rate payable on the Convertible Notes.

Provision of Financial Information to Holders of Convertible Notes

  So long as the Convertible Notes are outstanding, we will provide to all holders of Convertible Notes and file with the Trustee copies of such annual reports, interim reports and other documents it is required to furnish to shareholders generally. In addition, we have agreed that, for so long as any Convertible Notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if, at any time, we are neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Transfer and Exchange

  We have appointed the Trustee as a security registrar and paying agent in Boston, Massachusetts and State Street Bank Luxembourg, S.A. as security registrar and paying agent in Luxembourg. We reserve the right to vary or terminate the appointment of the security registrar or any paying agent or to appoint additional or other conversion agents or to approve any change in the office through which any security registrar or any paying agent acts, provided that there will at all times be a security registrar and paying and transfer agent in Luxembourg.

Purchase and Cancellation

  We may at any time and from time to time purchase Convertible Notes in the open market or otherwise at any price, subject to applicable securities laws.

  All Convertible Notes that are surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion will forthwith be cancelled and may not be reissued or resold.

Title

  Prior to the registration of transfer of any Convertible Note, we and the Trustee may treat the registered owner, as reflected in the security register, of such Convertible Note as its absolute owner, whether or not the Convertible
Note is overdue, for the purpose of making payment and for all other purposes.

Notices

  Notice to holders of Convertible Notes will be given by mail to the addresses of such holders as they appear on the security register. Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

  Notices to holders of the Convertible Notes will be given by publication in a daily newspaper of general circulation in The City of New York and in Luxembourg or, if publication in Luxembourg is not practical, in Western Europe. Such notices will be deemed to have been given on the date of such publication or, if published in such newspapers on different dates, on the date of the first such publication.

  Notices of a redemption of Convertible Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date, which shall be published in accordance with the procedures described in the preceding paragraphs, and will be irrevocable and will specify the Redemption Date.

Replacement of Convertible Notes

  Convertible Notes held in certificated form that become mutilated, destroyed, stolen or lost will be replaced by us at the expense of the holder of the Convertible Notes upon delivery to the Trustee or to a paying agent outside the United States, or us in the case of lost, stolen or destroyed certificates, of the mutilated Convertible Notes or evidence of the loss, theft or destruction of a Certificate satisfactory to us or the Trustee or such paying agent, as the case may be. In the case of a lost, stolen or destroyed Convertible Note, security or indemnity satisfactory to the Trustee and us and such paying agent may be required from the holder of such Convertible Note before a replacement Convertible Note will be issued.

Payment of Stamp and Other Taxes

  We shall pay all stamp and other similar duties, if any, which may be imposed by the United States or any political subdivision of the U.S. or taxing authority thereof or therein with respect to the issuance of the shares upon any conversion of Convertible Notes. Except as described in the preceding sentence, we will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision or taxing authority.

Governing Law

  The Indenture and the Convertible Notes and the rights and duties of the Trustee are governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws, except that matters relating to authorisation and execution by us of the Indenture and the Convertible Notes are governed by the laws of the Grand Duchy of Luxembourg.

Consent to Service

  Pursuant to the Indenture, we have irrevocably designated an authorised agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Convertible Notes brought in any U.S. federal or state court in the Borough of Manhattan, The City of New York, which agent currently is the office of the paying agent in Boston, Massachusetts, and we have irrevocably submitted to the nonexclusive jurisdiction of those courts.

Concerning the Trustee

  State Street Bank and Trust Company, as Trustee under the Indenture, has been appointed by us as the paying agent, conversion agent, registrar and custodian with regard to the Convertible Notes. The Trustee or its affiliates may from time to time in the future provide banking and other services to us or our affiliates in the ordinary course of its business.

  In the case an event of default of which the Trustee has actual knowledge shall occur and be continuing, the Trustee will be required in the exercise of its powers to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Convertible Notes, unless they shall have offered to the Trustee reasonable security or indemnity.


                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

  The following is a description of the material provisions of the Deposit Agreement (the "Deposit Agreement"), dated as of 18 June 1999, among SC-U. S. Realty, The Bank of New York, as depositary and the holders from time to time of registered American Depositary Receipts or ADRs. This summary is not complete. For full information, you should read the Deposit Agreement. The Deposit Agreement is governed by the laws of the State of New York. The corporate trust office of the Depositary is 101 Barclay Street, New York, New York 10286 and the principal executive office is located at One Wall Street, New York, New York 10286. Terms used in this section and not otherwise defined shall have the respective meanings set forth in the Deposit Agreement.

  The Depository may issue American Depositary Shares or ADSs pursuant to the Deposit Agreement. Each ADR evidences a specified number of ADSs and each ADS represents one share, or evidence of a right to receive such share, deposited with the Depositary or the Depositary's custodian (the "Custodian"). An ADR may represent any number of ADSs. On 24 June 1999 the American Depositary Shares began trading on the NYSE.

Deposited Securities

  As used in this section, "Deposited Securities" as of any time means our shares at such time deposited, or deemed to be deposited, under the Deposit Agreement and any cash, securities or other property received by the Depositary or the Custodian.

  Deposit and Withdrawal of Deposited Securities

  The Depositary has agreed that, upon deposit with the Custodian of shares, or evidence of rights to receive shares, accompanied by an appropriate instrument of transfer or endorsement, and subject to the terms of the Deposit Agreement, it will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at the Corporate Trust Office of the Depositary, to or upon the order of the person or persons specified by the depositor, an ADR or ADRs registered in the name of such person or persons and evidencing the number of ADSs relating to such deposit. Each person depositing shares and each certificate therefore are deemed to represent and warrant that

  (1) the shares are validly issued and subscribed for, fully paid and non-assessable and therefore are deemed free of any preemptive rights,

  (2) such person is duly authorised to deposit shares and

  (3) such shares are not, and the ADRs issuable upon deposit will not be, restricted securities under the Securities Act of 1933.

  The Depositary may issue ADRs against the rights to receive shares from us or any agent of recording share ownership. The Depositary will not issue ADRs against any other rights to receive shares unless

  (1) the ADRs are fully collateralised, marked to market daily, with cash or other collateral as the Depositary deems appropriate,

  (2) the applicant for the ADRs represents in writing that it or its customer owns the shares before the issuance of the ADRs,

  (3) the issuance is terminable by the Depositary on not more than five Business Days' notice and

  (4) subject to any further indemnities and credit regulations as the Depositary deems appropriate.

Additionally, the Depositary will limit the ADRs so issued to 30% of the ADSs outstanding, without giving effect to ADSs evidenced by outstanding pre-released ADRs, provided, however, the Depositary reserves the right to disregard such limit from time to time as it deems appropriate.

  Upon surrender of ADRs at the Corporate Trust Office of the Depositary, and upon payment of the charges provided in the Depositary Agreement and subject to its terms and of our Articles of Incorporation and the Deposited Securities, ADR holders are entitled to delivery at the office of the Custodian of documents of title representing the Deposited Securities and, at the Corporate Trust Office of the Depositary, any other property, including cash, represented by the ADSs evidenced by the ADRs so surrendered. The forwarding of documents of title and other property, including cash for delivery at the Corporate Trust Office of the Depositary is at the request, risk and expense of the ADR holder.

  Dividends, Other Distributions, Rights and Changes Affecting Deposited Securities

  Dividends on the ADSs will be paid in U.S. dollars. Whenever the Depositary receives from us or the Custodian any cash dividends or other cash distributions denominated in a currency other than U.S. dollars, it shall, to the extent that in its judgment it can convert such currency on a reasonable basis into U.S. dollars and transfer the resulting amounts to the United States, convert such dividends and distributions to U.S. dollars and distribute such amount to the holders of ADRs in proportion to the number of ADSs representing such Deposited Securities held by each of them. The amount distributed will be reduced as appropriate by any amounts required to be withheld by us, our agents or the Depositary on account of taxes.

  If a distribution on any Deposited Securities consists of a dividend in, or free distribution of, shares, the Depositary may with our approval, and shall if we request, distribute to the holders of outstanding ADRs, in proportion to their holdings, additional ADRs evidencing an aggregate number of ADSs that represents the number of shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement, including the withholding of taxes, if any, and payment of fees to the Depositary. In lieu of delivering ADRs for fractional ADSs in the event of any such distribution, the Depositary may sell the number of shares represented by the aggregate of such fractions and distribute the net proceeds to holders of ADRs in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS shall also represent the additional shares distributed in respect of the shares represented by such ADS prior to such distribution.

  If we offer to the holders of Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the Depositary will, after consultation with us, have discretion as to the procedure to be followed in making such rights available to holders of ADRs, or in disposing of such rights on behalf of the holders of ADRs and making the net proceeds available in U.S. dollars to such holders. The Depositary will, if requested by us, either

  (1) make such rights available to holders of ADRs by means of rights, warrants or otherwise, if the Depositary determines it to be lawful or feasible or

  (2) after consultation with us, if making such rights available is not lawful or feasible, or if the rights represented by such rights, warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments at public or private sale, at the place or places and upon the terms as the Depositary may deem proper, and allocate the net proceeds of the sale for the account of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, the date of delivery of any ADR, or otherwise. Such a disposal of rights may reduce holders' equity interest.

  If a registration statement under the Securities Act of 1933 is required with respect to the securities to which any rights relate in order for us to offer such rights to holders of ADRs and selling the securities represented by such rights, the Depositary will not offer such rights to holders of ADRs unless and until such a registration statement is in effect or unless the offer and sale of such securities to holders of ADRs are exempt from registration under the Securities Act of 1933 and the Depositary has received an opinion from recognised counsel in the United States for us upon which the Depositary can rely that the offering and sale of such securities to the holders of such ADRs are exempt from registration under the Securities Act of 1933. We have no obligation to prepare or file any registration statement mentioned above.

  If the Depositary determines that any distribution in property, including shares or rights to subscribe for shares, is subject to any tax or governmental charge that the Depositary is obligated to withhold or pay, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, by public or private sale, as the Depositary deems necessary and practicable, and the Depositary will distribute the net proceeds of any sale or the balance of any property after deduction of taxes or charges to the ADR holders entitled to those proceeds.

  Upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalisation, reorganisation, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and the ADSs shall represent the right to receive new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered as in the case of a share dividend, or unless the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

  Whenever we pay any cash dividend or other cash distribution, or we make any distribution other than cash, or whenever we issue rights with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever for any reason there is a change in the number of shares that are represented by each ADS, the Depositary shall, after consultation with us to the extent practicable if such record date is different from the record date applicable to the holders of shares, fix a record date, for

  (1) determining the holders of ADRs who shall be entitled (a) to receive the dividend, distribution or rights, or the net proceeds of sale thereof, or
      (b) to give instructions for the exercise of voting rights at any meeting or

  (2) fixing the date on or after which each ADS will evidence the changed number of shares, subject to the provisions of the Deposit Agreement.

Voting of the Underlying Deposited Securities

  Upon receipt of notice of any meeting at which holders of shares or other Deposited Securities are entitled to vote, the Depositary shall, as soon as practicable, mail to the holders of ADRs a notice which shall be prepared by the Depositary and approved by us, which shall contain

  (1) such information as is contained in such notice of meeting,

  (2) a statement that the holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and of our Articles of Incorporation, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Deposited Securities represented by their respective ADSs and

  (3) a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a designated member or members of our Board of Directors.

Upon the written request of a holder of an ADR on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Deposited Securities represented by such ADR in accordance with the instructions set forth in such request. The Depositary shall not, and the Depositary shall ensure that the Custodian and any of their nominees shall not vote the amount of shares or other Deposited Securities, represented by an ADR unless it receives instructions from the holder of such ADR, nor shall the Depositary or Custodian demand a poll.

Reports

  The Depositary makes available for inspection by ADR holders at the Corporate Trust Office of the Depositary any reports and communications received from us which are both

  (1) received by the Depositary or the Custodian or the nominee of either receives as the holder of the Deposited Securities and

  (2) we make generally available to the holders of such Deposited Securities.

The Depositary also sends to ADR holders copies of such reports we furnish pursuant to the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

  We may at any time amend the form of the ADR and the Deposit Agreement by agreement with the Depositary. Any amendment that imposes or increases any fees or charges, other than fees of the Depositary for the execution and delivery or cancellation of ADRs and the taxes and other governmental charges, or that otherwise prejudices any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of 90 days after notice of the amendment has been given to the record holders of outstanding ADRs. Every holder of an ADR at the time the amendment becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event may any amendment impair the right of any ADR holder to surrender the ADRs held by it and receive the Deposited Securities represented, except in order to comply with mandatory provisions of applicable law.

  Whenever we direct the Depositary to do so, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days after the Depositary shall have delivered to us a notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the holder of an ADR will, upon

  (1) surrender of such ADR at the Depositary's Office,

  (2) payment of the fee of the Depositary for the surrender of ADRs and

  (3) payment of any applicable taxes or governmental charges,

be entitled to delivery of the amount of Deposited Securities represented by the ADSs evidenced by such ADR.

  If any ADRs remain outstanding after the date of termination, the Depositary will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders of ADRs and will not give any further notices or perform any further acts under the Deposit Agreement, except

  (1) the collection of the dividends and other distributions pertaining to the Deposited Securities,

  (2) the sale of rights as provided in the Deposit Agreement and

  (3) the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs.

At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not been surrendered and those holders will become general creditors of the Depositary with respect to such net proceeds. After making this sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.

Charges of Depositary

  The Depositary will charge any party depositing or withdrawing shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split we declare or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement), whichever applicable:

  (1) taxes and other governmental charges;

  (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our share register and applicable to transfers of shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement;

  (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement;

  (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement;

  (5) a fee of $5.00 or less per 100 ADSs, or portion thereof, for the execution, delivery and surrender of ADRs pursuant to the Deposit Agreement, although this fee has been waived with respect to transactions occurring until 17 September 1999;

  (6) a fee of $.02 or less per ADS, or portion thereof, for any cash distribution made pursuant to the Deposit Agreement, except for distributions of cash dividends; and

  (7) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee charged as a result of the deposit of such securities, for purposes of this clause (7) treating all such securities as if they were shares, but which securities are instead distributed by the Depositary to the holders.

Liability of Holder for Taxes

  Any tax, duty or other governmental charge, including, without limitation, any stamp tax, payable by the Custodian, the Depositary or any nominee of either of them with respect to any ADR or any Deposited Securities underlying any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect registration of transfer of such ADR or any transfer and withdrawal of Deposited Securities underlying this ADR until the payment is made, and may withhold any dividends or other cash distributions constituting Deposited Securities underlying such ADR or may sell for the account of the holder thereof any part or all of the other Deposited Securities underlying such ADR and may apply such cash or the net proceeds of any such sale in payment of any such tax, duty or other governmental charge, the holder of such ADR remaining liable for any deficiency.

General

  Neither we nor the Depositary will be liable to the holders of ADRs if we are prevented or delayed by law or by reason of any provision, present or future, of our Articles of Incorporation or the Deposited Securities or any circumstances beyond its control from performing our obligations under the Deposit Agreement. Our obligations under the Deposit Agreement are expressly limited to using our best judgment and good faith in the performance of their respective obligations specifically set forth in this section.

  The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time, when the Depositary deems expedient in connection with the performances of its duties or at the request of the Company. Before the Depositary executes and delivers, registers, registers a transfer, split-up, combination or surrender of any ADR or transfer or withdrawal of Deposited Securities, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or any governmental charge, including, without limitation, any amounts in respect of applicable stamp taxes payable by a holder in accordance with the Deposit Agreement, and any stock transfer or registration fee and payment of any applicable fees payable by the holders of ADRs. The Depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, Deposited Securities until it or the Custodian has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or appropriate or as we may require by written request to the Depositary or the Custodian. Notwithstanding any other provision of the Deposit Agreement, the surrender of outstanding ADRs and withdrawal of Deposited Securities may not be suspended except as required in connection with

  (1) temporary delays caused by closing the transfer books of the Depositary or us or the deposit of Deposited Securities in connection with voting at a meeting of shareholders or payment of dividends,

  (2) the payment of fees, taxes and similar charges, and

  (3) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of Deposited Securities.

  The Depositary may suspend the delivery, registration, transfer and surrender of ADRs during any period when the transfer books of the Depositary or us are closed, or if we or the Depositary deem any such action necessary or advisable at any time or from time to time because of any requirement of our Articles of Incorporation, relevant law, any government or governmental body or commission or any securities exchange on which the ADRs or shares are listed.

  The Depositary will keep books at its transfer office in the City of New York for the registration and transfer of ADRs. These books will be open for inspection at all reasonable times by the holders of ADRs and us. Such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs or shares.

  The Depositary, upon request or with our approval, may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs, at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADRs or entitled persons.

Rule 144A American Depositary Receipt Facility

  In connection with a prior offering of shares, we established a Rule 144A ADR facility. The terms of the Rule 144A ADR facility are governed by the Rule 144A Deposit Agreement between us and The Bank of New York, as depositary. Pursuant to the Rule 144A Deposit Agreement, The Bank of New York technically has the right to vote all the shares which are subject to the Rule 144A ADR facility and to receive all dividend payments on behalf of the Rule 144A ADR subscribers, as it is the shareholder of record in our register. However, pursuant to the Rule 144A Deposit Agreement, The Bank of New York is required to distribute all dividends less any amounts permitted or required to be withheld pursuant to the terms of the Rule 144A Deposit Agreement to the Rule 144A ADR subscribers and to request instructions from the Rule 144A ADR subscribers as to the voting of the shares which are subject to the Rule 144A ADR facility. The Rule 144A ADR subscribers also have the right to transfer their ownership directly to their own name at any time by converting their Rule 144A ADRs into shares. In addition, Rule 144A ADR subscribers, through the Rule 144A ADR facility, receive all materials we send to our shareholders.

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                             DESCRIPTION OF SHARES

General

  Shares will only be issued in registered form. The power to issue new shares is vested in the general meeting of shareholders and our directors. We have an authorised capital of $1,000,000,000 consisting of 250,000,000 shares, par value of $4.00 per share. As of 31 December 1998 we had issued capital of 86,561,872 shares, representing issued capital of $346,247,485. Pursuant to our Articles of Incorporation, the Board of Directors is authorised to issue additional shares up to the total authorised capital. The shares will participate equally in the payment of dividends when, as and if declared by the general meeting of shareholders, upon proposal from the directors, in their sole discretion.

  All shares must be fully paid up. Our Articles of Incorporation provide that shareholders will have preferential or preemptive rights if shares are offered at below NAV. We do not, however, have to reserve such preferential and ratable right in circumstances where the price per share at which the shares are offered for subscription is not less than the last available sales price, on the stock exchange having the highest average daily volume in shares, reported on the last trading day preceding the time upon which the directors approved the pricing of the shares. Please read "--Future Share Issuances--Rights Offerings and Convertible Debt" below for more information. Each holder is entitled to one vote per share at any general meeting of shareholders, in compliance with Luxembourg law and our Articles of Incorporation, subject to the special voting provisions described below. The holders of shares will vote together as a single class at any general meeting and will have equal rights in all respects. The Board of Directors may, however, in particular circumstances subdivide the shares into two series of shares. The circumstances under which the Board of Directors can resolve to do so and the consequences of such subdivision are set out in our Articles of Incorporation.

  Shares are freely transferable subject to the share ownership limitations and other provisions described in Article 9 of our Articles of Incorporation.

  The inscription of a shareholder's name in the register of shares evidences that holder's right of ownership of such registered shares, and, unless a share certificate is delivered, a holder of registered shares shall receive a written confirmation of its shareholding.

  Forms for the transfer of shares are available at the offices of the Transfer Agent.

Recent Events Concerning the Shares

  On 5 May 1999, we announced that our Board of Directors had authorised a share repurchase programme of up to $100 million of the shares. We plan to repurchase shares from time to time in the open market and privately negotiated transactions, depending on market prices and other conditions. The share repurchase programme may be terminated at any time.

  On 17 May 1999, we announced that our shareholders had approved amendments to our Articles of Incorporation that will affect a one-for-two reverse share split. The effective date of the reverse share split was 18 June 1999. Following effectiveness of the reverse share split, every two shares, par value $2.00 per share, became one share, par value $4.00 per share. Each ADS will represent one share on a post reverse split basis.

Future Share Issuances

  General

  Our Articles of Incorporation provide that shares offered from time to time will be offered at a price per share which is no less than NAV except by reserving for existing shareholders the right to subscribe for new shares on a preferential and ratable basis in compliance with our Articles of Incorporation. We do not have to reserve such preferential and ratable right in circumstances where the price per share at which the shares are offered for subscription is not less than the last available sales price, on the stock exchange having the highest average daily volume in shares, reported on the last trading day preceding the time upon which the directors approved the pricing of the shares or in connection with the conversion of outstanding debt securities.

  We may offer shares by way of private placement or public offering if our directors determine to raise additional capital in order to enable us to take advantage of further investment opportunities.

  We have the authority under our Articles of Incorporation to increase the issue price per share by the estimated costs and expenses we incur for investing the proceeds of the issue and by applicable sales commissions. In addition, we have the authority under our Articles of Incorporation to pay such costs and expenses and applicable sales commissions from our assets rather than increasing the price at which shares are offered. We intend to use such authority when market conditions indicate that to do so would be in our best interests and our shareholders.

  Rights Offerings and Convertible Debt

  While we intend to continue capitalising the company by issuing shares to investors at or above NAV or at or above market price where this is the most appropriate method, we also have the additional flexibility of raising capital through rights offerings for example, by reserving for existing shareholders a preferential and ratable right to subscribe for new shares. With respect to existing shareholders who elect not to exercise any rights to subscribe for new shares in a rights offering, we would, in accordance with Luxembourg law, be required to ensure that such nonparticipating shareholders would receive value for such rights which they do not exercise, including arranging for such rights to be publicly sold on the Luxembourg Stock Exchange. We retain the right to do rights offerings for financing flexibility, but have not done a rights offering and have no current plans to do a rights offering.

  If we issued shares at a price below NAV, our existing shareholders would experience some reduction in the NAV of outstanding shares. This is because in determining NAV after the issuance of new shares, our assets would be divided by a larger number of shares. Although our assets would have been increased by the proceeds of the offering, the proceeds would not be sufficient to maintain the pre-offering NAV because the shares issued in the offering would have been issued at a price below the pre-offering NAV.

  Our Articles of Incorporation also permit the Board of Directors to issue debt securities convertible into shares at a conversion price which is above the last reported sales price, on the stock exchange having the highest average daily volume in shares, reported on the last trading day preceding the time upon which the Directors approved the pricing of the convertible debt securities. The price per share into which such debt securities are convertible shall be capable of adjustment or deemed fit by the Directors in order to prevent the holders of the convertible debt securities from being diluted. Typically, an offering of convertible debt securities would provide conversion rights that could be exercised by the holders at any time after issuance of the securities, but prior to maturity, normally five to ten years after issuance.

  If NAV increased to a level above the conversion price, after we issued convertible debt securities, then the potential conversion of such debt securities would impact NAV growth, diluting it from what it would be without such conversion. This is because although our net assets would increase upon conversion of such convertible debt securities, as a result of canceling the indebtedness represented by such convertible debt securities, the increase in our net assets would be less than the aggregate NAV of the shares issued upon conversion of the convertible debt securities. However, we and our shareholders would have benefitted from the issue of the convertible debt securities as such would give us access to an additional source of funds at a lower interest rate than, in the Directors' judgment, would have been available in a conventional borrowing transaction. We would have used these funds to make additional investments intended to increase NAV for the benefit of all shareholders.

Trading Through ASAS

  Our shares are traded on the AEX through ASAS. This system was developed by the AEX to enable foreign companies with registered shares to list their shares on the AEX. The shares do not trade on the AEX in physical form.

  Under ASAS, the legal owner of the shares is Nominee Amsterdam Stock Exchange N.V. ("Nominee"), a wholly-owned subsidiary of the AEX-Clearing and Depository N.V. which acts exclusively as depositary company. Nominee keeps accounts on behalf of its participants, Dutch and foreign financial institutions which meet certain criteria, in which it has booked such number of shares to which each participant is entitled. Nominee may, however, only book credits on the accounts of participants of ASAS when the shares are deposited with a custodian in its name and/or on its behalf.

  Participants in ASAS have a claim against Nominee for delivery of the shares. An investor has an account with an ASAS participant (the "Account Holder"), to which the shares to which it is entitled are credited. Investors have a claim against the Account Holder for delivery of the shares to which they are entitled. Transfers of shares are effected through book entries.

  All payments we make in shares are effected through ASAS. This means that payments we make on behalf of the investor will be made via the Account Holder.

  If the investor holds its shares through ASAS, notice and other information from us will not be sent directly to the relevant investor by us. We will publish notices to shareholders in the Daily Official List (Officiele Prijscourant) of the Amsterdam Exchanges N.V. and at least one Dutch newspaper. The notice will also indicate, when appropriate, where shareholders can obtain copies of the documents to which the notice refers.

Clearing and Settlement Through Euroclear and Cedel

  Transfers of shares held within Euroclear and Cedel will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold shares through Euroclear and/or Cedel will be effected through the respective depositaries of Euroclear and Cedel.

Share Ownership Limitations

  Article 9 of our Articles of Incorporation contains provisions restricting the transfer and the voting power of the shares, including the shares to be acquired upon conversion of convertible debt securities, to help prevent the Company from being treated as a personal holding company ("PHC"), a foreign personal holding company ("FPHC") or a controlled foreign corporation ("CFC") for U.S. federal income tax purposes. If we were treated as a PHC, FPHC or CFC, some U.S. Shareholders could have adverse U.S. federal income tax consequences.

  Article 9 of our Articles of Incorporation provides that any transfer is not enforceable against us if the transfer would result in any person, other than Security Capital Group, "beneficially owning" more than 9.5% of the outstanding shares. If the transfer cannot be unenforceable against us because the transfer occurred through the facilities of a stock exchange or for some other reason, the shares become "Excess Shares" and are transferred to the "Excess Shares Fiduciary" as described in Article [9][10] of our Articles of Incorporation. "Beneficial ownership" is defined in our Articles of Incorporation based on the rules contained in the U.S. Internal Revenue Code.

Redemption of Shares

  We are a closed-end undertaking for collective investment; consequently, the shares shall not be redeemable at the request of a shareholder. We may, however, determine to purchase shares on a stock exchange at market price; provided, however, that such market price is not above NAV.

Pro Rata Redemptions

  Pursuant to Article 8 of our Articles of Incorporation, we may redeem the shares within the limits of Luxembourg law and our Articles of Incorporation whenever the Directors consider a redemption to be in our best interest. Shares may be redeemed at the option of the Directors on a pro rata basis as between existing shareholders, in order to return to shareholders any proceeds should we dispose of investment assets.

  We do not currently intend to redeem any shares.

Special ERISA Redemptions

  The U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code, prohibit certain transactions between

  (1) employee benefit plans (as defined in the section 3(3) of ERISA),

  (2) plans described in section 4975 (e)(1) of the Internal Revenue Code,

  (3) any entities whose underlying assets include plan assets in accordance with ERISA by reason of a plan's investment in such entities (each a "Plan") and

  (4) persons who have certain specified relations to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Internal Revenue Code).

Such transactions are known as "Prohibited Transactions" under ERISA and the Code. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA.

  Based on an opinion of counsel and on our operating policies, we qualify as a "venture capital operating company" ("VCOC") under regulations issued by the U.S. Department of Labor under ERISA, and therefore our underlying assets will not be Plan Assets in accordance with ERISA and will be exempt from the application of ERISA. If it is determined that we failed or will fail to qualify as a VCOC and no other exemption from ERISA is applicable, we will redeem shares held by pension plans and other U.S. and non-U.S. benefit funds pro rata to the extent necessary to cause such investors, as a group, to own less than 25% of the outstanding shares. This action will make ERISA inapplicable to our assets.

Redemption Price

  The redemption price will be the NAV as determined by applying the provisions of Article 10 of our Articles of Incorporation calculated on the relevant valuation day, less an amount equal to any duties and charges which would be incurred upon the disposal of our investments in order to fund such a redemption. If shares are redeemed otherwise than on a pro rata basis from all existing shareholders, the Board of Directors may elect, if it considers this to be necessary for the protection of the interests of the remaining shareholders, to fix a redemption price below NAV, but no less than the last available sales price, on the stock exchange having the highest average daily trading volume in the shares, reported on such trading day as specified by the directors at their discretion. No fee shall be payable in respect of any redemption.

  The redemption price may be higher or lower than the price paid by the redeeming shareholder at the time of subscription or acquisition.

  Redemptions may take place at market price if we elect to purchase shares on a stock exchange, provided, however, that such market price is not above NAV.

Effect of Redemption

  In the unlikely event of a redemption, the redemption will be effected in accordance with our Articles of Incorporation and the provisions of Luxembourg law, including such publication of notice in newspapers as may be required or determined by the directors.

  The monies payable on redemption shall be paid against production of relevant transfer documents and share certificates, if any, within a period as determined by the Directors but which shall not exceed 14 Business Days from the relevant Valuation Day.

  Payment shall be made by cheque mailed to the shareholder or by bank transfer to an account indicated by the shareholder. The redemption price shall be payable in U.S. Dollars. If, however, a shareholder requests to be repaid in any other freely convertible currency, the necessary foreign source exchange transaction shall be arranged by the Custodian for the account and at the expense of such shareholder without any responsibility on our part.

  The provisions of the above two paragraphs do not apply to shares redeemed by virtue of purchases on a stock exchange.

  Shares which we redeem shall remain in existence but shall not have any voting rights or any right to participate in any dividends declared by us or in any distribution paid upon our liquidation or winding up and shall be disregarded for purposes of determining the NAV, in each case, for so long as such shares are held by us. If we reissue such shares, any consideration we receive shall be no less than the NAV, as determined by the Board of Directors as of the Valuation Day immediately preceding the date of such reissue, or the price which is no less than the last available sales price, on the stock exchange having the highest average trading volume in the shares, reported on the last trading day preceding the time upon which the directors priced the reissue of shares, unless such shares are reissued by way of rights offerings.

Distribution Policy

  Luxembourg law requires that 5% of our annual net profits be allocated to a special reserve. This allocation is not required as soon and so long as such surplus reserve equals or exceeds 10% of our issued capital as such capital is increased or reduced from time to time.

  The shareholders at the general meeting of shareholders shall, within the limits provided by law, determine how the balance of our net profits shall be disposed of, and may from time to time declare or authorise the Directors to declare dividends and distributions in respect of such amounts.

  We expect to have opportunities to make further investments in our strategic investment positions. In addition, we will continue to research other opportunities, consistent with its operating strategy. While opportunities are available which are consistent with our strategy, we currently intend to re-invest earnings and not pay dividends for the foreseeable future. This dividend policy will be carefully and prudently monitored by the directors in light of the foregoing and the reasonable needs of the business, including the fact that affiliated real estate companies may require significant capital commitments on short notice.

Meetings of and Reports to Shareholders

  We will mail notice of any general meeting of shareholders, including those considering amendments to our Articles of Incorporation or our dissolution and liquidation, to each registered shareholder at least eight days prior to the meeting and publish a notice in the "Memorial, Recueil Special des Societes et Associations" (the "Memorial") and at least one Luxembourg newspaper, in accordance with Luxembourg law, in the Daily Official List (Officiele Prijscourant) 20.

  If our Articles of Incorporation are amended, such amendments shall be filed with the Chancery of the District Court of Luxembourg and published in the Memorial.

  We annually publish a consolidated report on our activities and on the management of our assets; such report includes, among other things, our audited consolidated annual accounts, a detailed description of our assets and a report from our auditors. The most recent annual report was published as of 31 December 1998.

  We also publish semi-annual unaudited consolidated reports, including, among other things, a description of our assets and the number of Shares issued, disposed of and redeemed since the last publication. The most recent semi-annual report was published as of 30 June 1998.

  In our annual and semi-annual reports, we clearly explain the accounting principles applied for the consolidation of our accounts and those of our consolidated subsidiaries.

  We send the annual and semi-annual reports to registered Shareholders within four and two months of the dates of those reports. Copies may be obtained free of charge by any person at our registered office. Shareholders who hold their shares through ASAS can obtain copies via their Account Holder, please read "-- Trading through ASAS" above for more information.

  We will also publish quarterly reports summarising our consolidated financial information.

  Our accounting year commences on the first day of January of each year and terminates on the last day of December of the same year.

  Our annual general meeting of shareholders takes place in Luxembourg City, at a place specified in the notice of meeting, on the last Wednesday in the month of June at 11:00 a.m.

  Our consolidated accounts are maintained in U.S. Dollars, which is the reference currency of the share capital.

  In the event that we request the Dutch Central Bank to revoke its authorisation pursuant to Section 15(a) of the Investment Institution Supervision Act, we will announce such request through an advertisement in a Dutch national newspaper.

                                   TAXATION

  The following summary discusses the material United States federal tax considerations and the material Luxembourg and United Kingdom tax considerations relating to an investment in the Convertible Notes and our shares or American Depositary Shares. For purposes of this section, the word Securities refers to both the shares and American Depository Shares. This summary does not address all possible United States federal income tax consequences or Luxembourg or United Kingdom income tax consequences relating to an investment in the Convertible Notes and Securities. In particular, the discussion does not address the tax consequences to any investors under state, local and non-United States tax laws. The summary of the material United States federal income tax consequences is based upon the current provisions of the Internal Revenue Code, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all United States federal income tax consequences or Luxembourg or United Kingdom income tax consequences relating to making an investment in the Convertible Notes and Securities. In addition, this summary may not apply, in whole or in part, to particular categories of persons, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organisations, investment companies, foreign persons and other special status taxpayers. Finally, a tax ruling from the United States Internal Revenue Service (the "Service" or the "IRS") has not been requested. The Discussion in this section concerning certain tax consequences with respect to an investment in the Convertible Notes and securities is included for general information only. All persons are urged to consult their own tax advisors to determine the specific tax consequences of making an investment in the Convertible Notes and securities, including any U.S., state, local or non-U.S. tax consequences.

  For purposes of the following discussion, a "United States Holder" is any person other than a "Non-U.S. Holder". A "Non-U.S. Holder" is any person other than:

     .  a citizen or resident of the United States;

     . a corporation, partnership or other entity created or organised in the United States or under the laws of the United States or any state;

     . an estate whose income is includible in gross income for United States tax purposes regardless of source; or

     .  a "United States Trust".

A United States Trust includes a trust if, and only if:

     . a court within the United States is able to exercise primary supervision over the administration of the trust; and

     . one or more U.S. persons have the authority to control all substantial decisions of the trust.

United States Federal Income Taxation of Noteholders

Interest

  Interest on a Convertible Note which constitutes the 2% current mandatory payment of interest is "qualified stated interest" as defined below under "Original Issue Discount", and is taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

Original Issue Discount

  The Convertible Notes were issued at an original issue discount equal, in the case of a Convertible Note, to the excess of the Convertible Note's "stated
redemption price at maturity" over its "issue price."   Generally, the issue
price of a Convertible Note was the first price at which a substantial amount of Convertible Notes included in the issue of which the Convertible Note is a part is sold to persons other than bond houses, brokers or similar persons or organisations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Convertible Note is the total of all payments provided by the Convertible Note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Convertible Note that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of the Convertible Note. Accordingly, the 2% current mandatory interest payable on a Convertible Note constitutes "qualified stated interest".

  United States Holders of a Convertible Note must generally include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Convertible Note. The amount of OID includible in income by a United States Holder of a Convertible Note is the sum of the daily portions of OID with respect to the Convertible Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Convertible Note ("accrued OID"), subject to the adjustments described below with respect to persons which purchase such Convertible Note at a premium over its principal amount or a price less than its principal amount but at a lower yield to maturity then the Convertible Note had for OID purposes with respect to the initial Holder of the Convertible Note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Convertible Note may be of any length selected by the United States Holder and may vary in length over the term of the Convertible Note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the Convertible Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Convertible Note's adjusted issue price at the beginning of any accrual period and such Convertible Note's yield to maturity, determined on the basis of compounding at the close of each accrual period and such Convertible Note's yield to maturity, determined on the basis of compounding at the close of each accrual period, and properly adjusted for the length of the accrual period, over (b) the sum of the payments of qualified stated interest on the Convertible Note allocable to the accrual period. The "adjusted issue price" of a Convertible Note at the beginning of any accrual period is the issue price of the Convertible Note increased by (x) the amount of accrued OID for each prior accrual period is the issue price of the Convertible Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Convertible Note that were not qualified stated interest payments.

  For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Convertible Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Convertible Note (other than any payment of qualified stated interest) and (y) the Convertible Note's adjusted issue price as of the beginning of the final accrual period.

  If a United States Holder acquires the Convertible Note at a lower yield to maturity than the yield on the Convertible Note for original issue discount purposes with respect to the initial Holder of the Convertible Note, the subsequent United States Holder may reduce its periodic inclusions of original issue discount income to reflect the lower yield to maturity of the Convertible Note or elect to compute original issue discount accruals by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield method.

  A United States Holder of a Convertible Note that purchases the Convertible Note at a cost greater than its principal amount, excluding from such cost for this purpose any amount attributable to the conversion feature of the Convertible Note, will be considered to have purchased the Convertible Note at a premium, will not be subject to the OID rules described above, and may make an election, applicable to all notes, other than obligations the interest on which is excludable from gross income, purchased at a premium and held by such Holder at the beginning of the first taxable year to which the election applies or thereafter acquired, to amortise such premium, using a constant yield method, over the remaining term of such notes.

Tax Basis

  A United States Holder's initial tax basis in a Convertible Note generally is equal to the purchase price paid by such Holder for such Convertible Note. A United States Holder's tax basis in a Convertible Note will be increased by the amount of any OID that is included in the Holder's income pursuant to the foregoing rules, and will be decreased by the amount of any cash payments received other than payments of qualified stated interest and by any amortised premium claimed by the Holder, as the case may be.

Payments on an Illiquidity Event

  Because additional interest is payable on the Convertible Notes in the event of an Illiquidity Event, interest on the Convertible Notes, instead of being taken into account under the rules described above, might have to be taken into account under special rules applicable to "contingent interest" set forth in United States Treasury Regulations (the "Contingent Interest Regulations") unless, as discussed below, the likelihood of an additional payment is considered "remote". The Company determined that, as of the date of issuance of the Convertible Notes, the possibility that additional interest would be paid to Holders pursuant to an Illiquidity event was remote. Assuming the possibility of such additional payments was remote as of the issue date, the Convertible Notes should not be subject to the Contingent Interest Regulations. The Service may take a different position, which could affect the timing and character of interest income reported by United States Holders. The Company's determination that such additional payments were a remote contingency for these purposes is binding on a United States Holder, unless such Holder discloses in the proper manner to the Service that it is taking a different position.

  Assuming that the possibility that additional interest will be paid to United States Holders pursuant to an Illiquidity Event was appropriately considered remote under the Contingent Interest Regulations but such additional interest is in fact paid, the additional interest so paid would be taxable to a United States Holder as ordinary interest income in accordance with such Holder's method of accounting, subject to the discussion below. Under the Contingent interest Regulations the Convertible Notes would be considered to have been reissued as of the date of the Illiquidity Event for an amount equal to their adjusted issued price at that time. If at the time of such deemed reissuance, the possibility that the Company would be required to make future payments of additional interest were not considered remote, under the Contingent Interest Regulations, the stated interest and the additional interest in respect of an Illiquidity Event anticipated, as of the date of the Convertible Notes' reissuance, to be payable on the Convertible Notes could be treated as OID required to be accrued and included in income by United States Holders on a constant yield basis, including by United States Holders who use the cash method of accounting for federal income tax purposes, in which case there generally would be:

  . a timing difference between the accrual of such OID as income for United States federal income tax purposes and the receipt of cash interest payments;

  . adjustments to such income to the extent actual additional interest payments differed from anticipated additional interest payments; and

  . a possibility that gain recognised on disposition of a Convertible Note would be recognised as interest income and not capital gain.

  United States Holders should consult their tax advisors with respect to the tax consequences of additional interest payable upon an Illiquidity Event.

Adjustment of Conversion Rate

  The conversion rate of the Convertible Notes is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of a holder of the Convertible Notes in assets or earnings of the Company may give rise to deemed dividend income to United States Holders. If, for example, at any time the Company makes a distribution of property to Shareholders that would be taxable to such Shareholders as a dividend for United States Federal income tax purposes, for example, distributions of evidence of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for shares, and, pursuant to the antidilution provisions of the Convertible Notes, the conversion rate of the Convertible Notes is increased, such increase would likely result in taxable income for the United States Holders of the Convertible Notes. Similarly, if the conversion rate were increased at the discretion of the Company, such increase will likely result in taxable income for the United States Holders of the Convertible Notes.

Sale, Redemption or Retirement of Convertible Notes

  Upon the sale of a Convertible Note for cash, a United States Holder will recognise gain or loss equal to the difference between the amount of cash received, other than cash attributable to accrued interest not included in basis as accrued OID, and such holder's adjusted tax basis in the Convertible Note. Subject to the discussion below concerning "market discount," such gain or loss will be capital gain or loss if the Convertible Note is a capital asset to such holder and will be taxed at the rates discussed below under "U.S. Federal Income Taxation of Securityholders--General". Cash received attributable to accrued interest not recognised as OID income will constitute ordinary interest income to a cash method United States Holder, and a return of capital with respect to interest accrued as income by an accrual method United States Holders. Upon the redemption or retirement by the Company of a Convertible Note for cash, a United States Holder will recognise gain or loss equal to the difference between the amount of cash received, other than cash attributable to accrued interest not included in basis as accrued OID, and such holder's adjusted tax basis in the Convertible Note. Subject to the discussion below concerning "market discount", such gain or loss will be capital gain or loss if the Convertible Note is a capital asset to such holder. Cash received attributable to accrued interest not recognised as OID income will constitute ordinary interest income to a cash method United States Holder, and a return of capital with respect to interest accrued as income by an accrual method United States Holder.

  If a United States Holder of a Convertible Note purchases the Convertible Note at a price that produces a yield to maturity higher than the yield to maturity at which such Convertible Note first was issued, the Convertible Note generally will be considered to bear "market discount" in the hands of such United States Holder. In such case, gain realised by the United States Holder on the sale, exchange or retirement of the Convertible Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Convertible Note while held by such Holder and such Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Convertible Note, unless the Holder elects to include such market discount in income as it accrues. In some cases a Holder may have to recognise accrued market discount as ordinary income in excess of the Holder's gain realised at the time, for example, in the case of a gift of the Convertible Note or receipt of a principal payment. In general terms, market discount on a Convertible Note will be treated as accruing ratably over the term of such Convertible Note, or, at the election of the Holder, under a constant yield method.

Conversion of Convertible Note

  If a Convertible Note is converted into Shares, accrued interest which is deemed paid by delivery of the Shares (see "Description of Convertible Notes-- Conversion"), and accrued OID, such interest and OID accruing on a daily basis, on the Convertible Note are includible in income by the United States Holder of the Convertible Note in the manner described above as ordinary interest and OID income. Gain or loss will not be recognised on the conversion of the Convertible Note into Shares (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares), and the United States Holder's adjusted tax basis in the Shares will equal his adjusted tax basis, including accrued OID, in the Convertible Note converted plus the amount of accrued interest on the Convertible Note deemed paid by the delivery of the Shares.

  Please read the discussion under "U.S. Federal Information Reporting and Withholding" below for more information concerning the reporting and withholding on the Convertible Notes.

United States Federal Income Taxation of Securityholders

  General

  A securityholder who sells or exchanges its Securities will recognise gain or loss for federal income tax purposes equal to the difference, if any, between the amount realised from the sale or exchange and such securityholder's tax basis in the Securities that are sold or exchanged. Such gain or loss will be a capital gain or loss, provided that the Securities are held as capital assets. Such gain or loss will be long-term capital gain or loss if the securityholder's holding period is more than 12 months. For individual securityholders, long-term capital gains are subject to a maximum federal income tax rate of 20 percent. The deduction of capital losses may be subject to limitation.

  If we make distributions, a securityholder will recognise ordinary income to the extent of current and accumulated earnings and profits and any amounts distributed in excess of current and accumulated earnings and profits will be considered a tax-free return of capital, reducing the tax basis in the securityholder's Securities by the amount of the distribution, but not below zero, with distributions in excess of the securityholders' tax basis taxable as capital gains, if such stock is held as a capital asset. Dividends we pay will not be eligible for the dividends received deduction available to corporations receiving dividends.

  In general, the IRS will treat holders of ADRs evidencing ADSs as the owners of the Shares represented by those ADSs, and exchanges of Shares for ADSs, and ADSs for Shares, will not be subject to taxation.

  Various provisions contained in the Code may impose special taxes in certain circumstances on non-United States corporations and their securityholders. The following is a general summary of these provisions.

  Personal Holding Company

  If the IRS were to classify SC-U.S. Realty as a PHC within the meaning of section 542(a) of the Code, we would be subject to a personal holding company tax equal to 39.6 percent of its undistributed taxable income subject to certain adjustments under section 545(b) of the Code. We would generally be classified as a PHC if (i) at least 60 percent of our adjusted ordinary gross income for a taxable year was passive income such as dividends and capital gains from the sale or exchange of stock and (ii) at any time during the last half of such taxable year more than 50 percent in value of our outstanding Securities were owned, directly or indirectly, by or for not more than five individuals. We intend our securities to be widely held and that we will not be classified as a PHC. To this end, we have adopted ownership and transfer restrictions on Securities in our Articles of Incorporation to prevent possible classification as a PHC, including a 9.5 percent limitation on ownership, prohibitions on any transfers that would cause ownership to exceed 9.5 percent, and informational reporting requirements for securityholders owning 5 percent or more of the Securities. Certain of these ownership and transfer restrictions do not apply to Security Capital Group. We believe that, based upon the current ownership of Securities and the ownership and transfer restrictions on Securities described above, which we intend to monitor and enforce, we will not be classified as a PHC.

  Foreign Personal Holding Company

  If the IRS were to classify SC-U.S. Realty as a FPHC within the meaning of section 552(a) of the Code, we would be deemed to distribute certain types of undistributed income including dividends and capital gains from the sale or exchange of Securities as a dividend on a pro rata basis to all of its securityholders on the last day of its taxable year. A securityholder would be required to include its pro rata share of the dividend in income even though we would not actually have paid a dividend. A securityholder would increase its tax basis by the amount of the deemed dividend. A securityholder who acquires Securities from decedents would be denied the step-up of the tax basis for such Securities to fair market value at the date of death which would otherwise have been available, and instead would have a tax basis equal to the lower of fair market value or the decedent's basis. We would generally be classified as a FPHC if (i) at least 60 percent of our gross income for a taxable year was passive income such as dividends and capital gains from the sale or exchange of stock and (ii) at any time during the taxable year more than 50 percent of either (A) the total combined voting power of all classes of our Securities entitled to vote or (B) the total value of our Securities owned, directly or indirectly, by or for more than five individuals who are citizens or residents of the United States. We intend for our Securities to be widely held, and that we will not be classified as a FPHC. To this end, we have adopted ownership and transfer restrictions on Securities in our Articles of Incorporation to prevent possible classification as a FPHC, including a 9.5 percent limitation on ownership, prohibitions on any transfers that would cause ownership to exceed
9.5 percent, voting cut-back provisions that limit voting power to under 10 percent, and informational reporting requirements for securityholders owning 5 percent or more of the Securities. Certain of these ownership and transfer restrictions do not apply to Security Capital Group. SC-U.S. Realty believes that, based upon the current ownership of Securities and the ownership and transfer restrictions on Securities described above, which we intend to monitor and enforce, the Company will not be classified as a FPHC.

  Controlled Foreign Corporation

  If the IRS were to classify SC-U.S. Realty as a CFC within the meaning of section 957(a) of the Code, 10% securityholders, as defined below, would be required to currently include their pro rata share of certain types of undistributed income, including dividends and capital gains from the sale or exchange of stock in income as a dividend even though we would not actually have paid a dividend. In addition, where a 10% securityholder sells or exchanges Securities or receives a distribution that is treated as an exchange of Securities, the gains on such exchange which would otherwise qualify for capital gains treatment will be recharacterised as dividend income to the extent of our current or accumulated earnings and profits. We would generally be classified as a CFC if more than 50 percent of (i) the total combined voting power of all classes of our Securities, or (ii) the total value of our Securities is owned or considered owned by 10% holders on any day during its taxable year. A 10% securityholder is a U.S. person who owns or is considered to own at least 10 percent of the total combined voting power of all classes of our Securities entitled to vote. We intend for our securities to be widely held and that we will not be classified as a CFC. To this end, we have adopted ownership and transfer restrictions on Securities in our Articles of Incorporation intended to prevent possible classification as a CFC, including a 9.5 percent limitation on ownership, prohibitions on any transfers that would cause ownership to exceed
9.5 percent, voting cut-back provisions that limit voting power to under 10 percent, and informational reporting requirements for securityholders owning 5 percent or more of the Securities. Certain of these ownership and transfer restrictions do not apply to Security Capital Group. We believe that, based upon the current ownership of Securities and the ownership and transfer restrictions on Securities described above, which we intend to monitor and enforce, we will not be classified as a CFC.

  Accumulated Earnings Tax

  If the IRS were to classify SC-U.S. Realty as a corporation subject to the accumulated earnings tax ("AET") within the meaning of section 532(a) of the Code, we would be subject to a tax equal to 39.6 percent of its undistributed taxable income subject to certain adjustments under section 535(b) and 535(c) of the Code. We would generally be classified as a corporation subject to the AET if we had been formed or availed for the purpose of avoiding income tax, with respect to its individual securityholders, by permitting earnings to accumulate instead of being distributed to such securityholders. Case law suggests that such individual tax avoidance can be shown only if some individual or group of individuals, by virtue of his or their control over the corporation, purposely causes the corporation to unreasonably accumulate its earnings and profits. In addition, a tax avoidance purpose is presumed where a corporation accumulated its earnings and profits "beyond the reasonable needs of its business." Finally, prima facie evidence of a tax avoidance purpose exists where a corporation is a "mere holding or investment company." We believe that we should not be classified as a corporation subject to the AET.

  Foreign Investment Company

  If the IRS were to classify SC-U.S. Realty as a foreign investment company ("FIC") within the meaning of section 1246(b) of the Code, a securityholder's gain on the sale or exchange of Securities, including a distribution treated as an exchange of Securities, generally would be taxed as ordinary income to the extent of such securityholder's ratable share of the accumulated earnings and profits of the Company.

  In addition, a securityholder who acquires Securities from a decedent would be required to reduce the fair market value tax basis of such Securities by such decedent's ratable share of earnings and profits of SC-U.S. Realty. We would generally be classified as a FIC if (i) we were registered under the Investment Company Act as a management company or as a unit investment trust, or (ii) we were engaged (or holding itself out as being engaged) primarily in the business of investing, reinvesting, or trading securities, commodities or any interest therein, at a time when 50 percent or more of the total combined voting power of all classes of stock entitled to vote, or the total value of all classes of stock, was held, directly or indirectly, by U.S. persons (as defined in Section 7701(a)(30) of the Code). We are not registered under the Investment Company Act as a management company or as a unit investment trust. While we expect that 50 percent or more of the total combined voting power of all classes of its Securities entitled to vote or the total value of all classes of its Securities will be held by U.S. persons, we do not believe, based on its anticipated method of operation and the nature of its investments, that it should be considered engaged primarily in the business of investing, reinvesting or trading securities, commodities or any interest therein. We believe that we should not be considered to be engaged in the business of investing in securities within the meaning of section 3(a)(1) of the Investment Company Act. We believe that a determination under section 3(a)(1) of the Investment Company Act will be determinative of whether or not we will be considered engaged primarily in the business of investing, reinvesting or trading securities, commodities or any interest therein for purposes of being classified as a FIC and, accordingly, we should not be a FIC.

  Passive Foreign Investment Company

  If the IRS were to classify SC-U.S. Realty as a passive foreign investment company ("PFIC") within the meaning of section 1297(a) of the Code, a securityholder would, upon certain distributions by us and upon disposition of his or her Securities, be liable to pay, in addition to the tax otherwise due at the then prevailing rates, interest on the tax, and additional tax based on the highest rate of individual or corporate tax, as the case may be, as if the distribution or gain had been recognised ratably over the taxpayer's holding period for the Securities. We would generally be classified as a PFIC if:

  (1) 75 percent or more of our gross income for the taxable year is passive income, or

  (2) the average percentage of assets held by us during the taxable year which produce passive income or which are held for the production of passive income is at least 50 percent.

In general, "passive income" is defined to include the following:

  (1) dividends, interest, and income equivalent to interest such as income from commitment fees, royalties, rents, except active rents as discussed below, and annuities;

  (2) net gains from the sale or exchange of property, other than inventory, that produces dividends, interest, royalties, rents, except for active rents as discussed below, or annuities, or that produces no income;

  (3) net gains from the sale or exchange of an interest in a trust or partnership; and

  (4) net gains from certain commodity and foreign currency transactions.

Rents are considered "active rents" if such rents are derived from leasing:

  (1) property that the lessor has manufactured or produced, or has acquired and added substantial value to, but only if the lessor is regularly engaged in the manufacture or production of, or in the acquisition and addition of substantial value to, property of such kind, or

  (2) real property with respect to which the lessor, through its own officers or staff of employees, regularly performs active and substantial management and operation functions while the property is leased.

In general, an asset will be characterised as a "passive asset" if it has generated (or is reasonably expected to generate in the reasonably foreseeable future) passive income as defined above. For purposes of determining whether we are a PFIC, if we own, directly or indirectly, at least 25 percent by value of the stock of another corporation, the Company would be treated as if our (1) held our proportionate share of the assets of such other corporation, and (2) received directly our proportionate share of the income of such other corporation. We believe that we should not be classified as a PFIC. However, because classification of a PFIC depends in significant part upon the investments and activities of the various strategic positions in which we invest and because changes with respect to such investments and activities may occur as a result of circumstances beyond our control, there can be no assurance we will be able to avoid PFIC classification. However, our strategic investees have contractually agreed to certain limitations designed to help ensure we will not be a PFIC as a result of changes in their investment and activities.

  We will use our best efforts to notify securityholders if we conclude that we will be treated as a PFIC for any taxable year to enable affected taxpayers to consider whether to elect to treat us as "qualified electing fund" for U.S. income tax purposes. A securityholder of a qualified electing fund is required in each taxable year to include in income a pro rata share of the ordinary earnings and net capital gains of the PFIC. We will use our best efforts to provide appropriate information and reporting to enable securityholders to make the qualified electing fund election.

U.S. Federal Information Reporting and Withholding

  Under current United States federal income tax law, a 31% backup withholding tax requirement may apply to certain payments of (1) interest and original issue discount on, and the proceeds of a sale, exchange or redemption of, the Convertible Note and (2) dividends paid on Securities, and the proceeds of a sale, exchange or redemption of, the Securities. In addition, certain persons making such payments are required to submit information returns, for example, IRS Forms 1099, to the Service with regard to those payments.

  Backup withholding and information reporting will generally not apply with respect to payments made to certain exempt recipients such as corporations or certain exempt entities. In the case of a non-corporate United States Holder, information reporting normally will apply, but backup withholding generally will apply only if such holder:

  (1) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number,

  (2) furnishes an incorrect TIN,

  (3) is notified by the Service that it has failed to properly report payments of interest and dividends, or

  (4) under certain circumstances, fails to certify, on IRS Form W-9 or a proper substitute form, under penalties of perjury, that is has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding for failure to report interest and dividend payments.

  In the case of a Non-U.S. Holder, information reporting on IRS Form 1099 (including IRS Form 1099B) and backup withholding should not apply to payments of interest or OID on a Convertible Note or dividends on a Security made outside the United States. Such payments made inside the United States will not be subject to information reporting or backup withholding if such Holder has provided the required certification on IRS Form W-8 under penalties of perjury that it is not a United States Holder or has otherwise established an exemption, provided in each case that the payor does not have actual knowledge that the payee is a United States Holder.

  The United States Treasury Department adopted new Regulations (the "New Regulations") which affect the United States tax requirements with respect to information reporting and backup withholding. As amended, the New Regulations are generally effective, subject to certain transition rules, for payments made after 31 December 1999, regardless of the issue date of the instrument with respect to which such payments are made. The Service recently announced its intention to amend the New Regulations to extend the effective date to those payments made after 31 December 2000, subject to certain transition rules. The New Regulations generally have similar rules to those described in the preceding paragraphs.

  If payments on a Convertible Note are made to or through a foreign office of a custodian, nominee, broker or other agent acting on behalf of a beneficial owner of a Convertible Note, such custodian, nominee or other agent will not be required to apply backup withholding or information reporting to such payments made to such beneficial owner. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Under the New Regulations, backup withholding will not apply to such payments, absent actual knowledge that the payee is a United States person, and failure to otherwise establish an exemption.

  Payments on the sale, exchange or other disposition of a Convertible Note or Security made to or through a foreign office of a broker generally will not be subject to backup withholding. Such payments, however, will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Under the New Regulations, backup withholding will apply if such broker has actual knowledge that the payee is a United States Holder and fails to otherwise establish an exemption. Payments on the sale, exchange or other disposition of a Convertible Note or Share to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies (i.e., on IRS Form W-8) under penalties of perjury, that it is not a United States Holder and the payor does not have actual knowledge to the contrary or otherwise establishes an exemption, for example, a United States Holder may certify its exemption on IRS Form W-9 or may be identified as an "exempt recipient".

  Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the amount withheld is claimed as federal taxes withheld on the holder's United States federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a United States income tax return must generally file a claim for refund, or in the case of Non-U.S. Holders, an income tax return, in order to claim refunds of withheld amounts. A taxpayer identification number must be reported on such claim for refund which may require Non-U.S. Holders who are individuals in certain instances to obtain an IRS individual taxpayer identification number (ITIN).

  Holders of Convertible Notes or Securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

  Interest and OID paid on the Convertible Notes will be treated by the Company as foreign source interest not subject to United States withholdings tax.

  Assuming that less than 25% of our gross income and our subsidiaries is effectively connected or treated as effectively connected with a United States trade or business, including as effectively connected income for this purpose capital gains subject to the Foreign Investment in Real Property Tax Act of 1980 including capital gain distributions from a REIT, for the three taxable years of the Company prior to the taxable year of declaration of any distribution, any such distributions we make with respect to the Securities will not be subject to United States withholding tax.

U.S. Federal Information Requirements

  The acquisition of 10 percent or more of the (1) total combined voting power of all classes of our Securities entitled to vote or (2) total value of our outstanding Securities of the Company by a United States Holder may trigger certain reporting requirements which may necessitate the filing of Form 5471 with the annual tax return of the holder.

U.S. Federal Income Taxation of SC-U.S. Realty

  We and our subsidiaries have conducted, and will continue to conduct, our affairs with the intent that income realised will not be effectively connected with the conduct of a United States trade or business or otherwise subject to regular United States Federal income taxation on gross income less allowable deductions. If any such corporation were considered engaged in a United States trade or business all or part of the income from the U.S. investments could be considered effectively connected income which would be subject to regular United States federal income taxation and could also be subject to branch profits tax at a rate of 30% on any "dividend equivalent amount".

  Foreign corporations are generally subject to U.S. income tax on all income that is effectively connected with the conduct of a U.S. trade or business. Stock and securities transactions of the type engaged in by our subsidiaries do not constitute a U.S. trade or business for this purpose if such transactions constitute "investment" as opposed to "trading" in such stocks and securities. The distinction between investing and trading for this purpose is a question of fact. Under case law, the more frequent the purchases and sales of stocks and securities and the shorter the period of time between the purchase and sale of each stock and security, the more likely the activity constitutes a trading activity rather than a mere investment activity. It is uncertain whether the transactions of our subsidiaries in stocks and securities constitute "trading" in stocks and securities. However, even if such activities did constitute "trading" in stocks and securities, a safe harbor provision in Section 864(b)(2)(A) of the Code provides that a foreign corporation will not be considered to be engaged in a trade or business within the United States solely because such foreign corporation trades in the United States in stocks and/or securities for the corporation's own account, whether by the corporation or its employees or through a resident broker, commission agent, custodian or other agent, and whether or not any such employee or agent has discretionary authority to make decisions in effecting the transactions, provided that the corporation is not a dealer in stocks or securities. The stock and securities transactions of our subsidiaries should qualify for the safe harbor.

  Holdings has acquired and will acquire certain contractual rights with respect to its strategic investees in order to obtain board and committee representation to give effect to the operating strategy of such investee companies. Examples of the type of rights which have been and will be acquired are the right to consult on or approve annual budgets and strategy plans, the right to nominate directors for approval pursuant to the usual procedures for election of directors in the investee company, the right to receive financial information, the right to approve major capital investments or other material matters and the right to meet with principal officers of the investee companies on policy matters. In order to comply with the ERISA requirements and ensure we qualify as a "venture capital operating company", that we are and will be a party to the contract between Holdings and the investee company pursuant to which we have and will acquire and exercise such rights directly with the investee companies. Under the applicable case law and IRS regulations, activities of this type should constitute monitoring, supervisory and stewardship activities with respect to the investments of our subsidiaries which would not cause us or our subsidiaries to be engaged in a United States trade or business.

  We believe that our current method of operation and our subsidiaries' intended method of operation does not and will not result in any corporation being considered engaged in a United States trade or business.

  As described in detail elsewhere in this document, we own or will primarily own through our wholly owned direct and indirect subsidiaries, shares in United States real estate companies, most of which are or intend to become REITs as defined in the Code. Assuming our subsidiaries are not considered engaged in a United States trade or business, it will generally be subject to United States withholding taxes on dividends from the REITs in which it invests and proposes to invest.

  A REIT's distributions may be comprised of returns of capital, capital gains dividends arising from the sale or exchange of United States real property interests by a REIT, and dividends of operating income. Distributions in excess of current and/or accumulated earnings and profits will be treated as a non-taxable return of capital to our subsidiaries to the extent of its tax basis in the shares of the REIT and any remaining distributions would be treated as amounts received in exchange for the shares of the subsidiary in the REIT. Distributions from a REIT to the extent attributable to gain from sales or exchanges by the REIT of United States real property interests, for example, capital gains dividends by a REIT, are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). As a result, our subsidiaries will generally be subject to a 35% United States federal income tax with respect to any such distribution received from a REIT and may also be subject to a 30% United States branch profits tax with respect to such distribution. Our strategic investees have agreed to use reasonable efforts to structure their transactions to minimise capital gain dividends and such dividends are not expected to be material.

  With respect to dividends of operating income paid by a REIT, which are generally subject to a 30% United States withholding tax unless a lower treaty rate is applicable, our subsidiaries will be entitled to claim the lower 15% withholding tax rate under Article IX of the current United States-Luxembourg tax treaty provided that, in addition to meeting any other conditions of the treaty, our subsidiaries, we would not qualify for treaty benefits, are treated for U.S. federal income tax purposes as the beneficial owners of such dividends. We believe that our subsidiaries are the beneficial owners of the strategic investment positions and otherwise meet the conditions for a 15% rate of dividend withholding tax under Article IX of the current United States-Luxembourg tax treaty.

  Under certain "conduit" income tax regulations promulgated by the U.S. Treasury Department, if our subsidiaries are an "intermediate" corporation which is a "conduit" in a "financing arrangement" which had as a principal purpose tax avoidance and which results in a reduction of withholding tax on its income compared to the tax which would have been imposed if such income were attributed to us, the Service could assert that such income should be attributed to us for U.S. Federal income tax purposes and be subject to the higher tax. A financing arrangement consists of two "financing transactions". Under the regulations, a financing transaction includes a loan (i.e., debt) and may include stock if such stock is subject to certain redemption rights.

  Our subsidiaries have been capitalised with a combination of equity and debt from us. Such debt could constitute a financing transaction, but should not be considered part of a financing arrangement unless the underlying proceeds are used by our subsidiaries in a second financing transaction. Investments by our subsidiaries in U.S. stocks which do not have certain redemption rights should not constitute financing transactions. We and our subsidiaries intend that the investments of the subsidiaries primarily are and will be U.S. stocks, and that such stocks will not include those certain redemption rights which could cause the investments to be considered part of a "financing arrangement". In the case of U.S. debt instruments in which our subsidiaries may invest, the conduit regulations are not an issue if the interest on such debt is portfolio interest. Portfolio interest is exempt from U.S. withholding tax, although it does not include interest on debt obligations of U.S. companies in which our subsidiaries own directly or by attribution more than 10% of the voting stock. In any event, our subsidiaries do not intend to invest in any debt instruments where, for whatever reason, U.S. withholding tax could be imposed.

  The United States-Luxembourg tax treaty has been under renegotiation and on 3 April 1996 both countries signed a proposed new treaty and a memorandum of understanding. The proposed new treaty will not become effective until the necessary procedures to effect ratification in both jurisdictions are completed and instruments of ratification are exchanged. In this regard, it should be noted that an exchange of instruments with respect to the tax treaty is conditional on an exchange of instruments between the United States and Luxembourg in connection with a "Mutual Legal Assistance in Criminal Matters" treaty. On 21 October 1998 the U.S. Senate approved the "Mutual Legal Assistance in Criminal Matters" treaty, sometimes referred to herein as the "MLAT".

  The ratification process in connection with the proposed tax treaty has been completed in the United States. The treaty was ratified by the U.S. Senate on 31 October 1997 subject to a reservation regarding the taxation of dividends paid by a REIT (the "Senate Reservation"), upon which Senate approval was conditional. Luxembourg recently approved the treaty but has not yet approved the MLAT. We believe that our subsidiaries should, under the revised terms of the proposed new treaty and the Senate Reservation, if implemented, qualify for a 15% rate of withholding tax on dividends of operating income from most (if not all) of the REIT investments currently held by our subsidiaries. Furthermore, under the revised terms of the proposed new treaty, we believe that Holdings, or other subsidiaries of the Company, should also be able to qualify for the 15% rate for future REIT investments. We base our beliefs upon the manner in which our management intends to operate the company, but there can be no assurance that these favourable rates will be achieved as to any or all such investments. Moreover, the proposed treaty and the Senate Reservation will only be effective upon approval by Luxembourg of the MLAT and the exchange of instruments of ratification.

  The proposed treaty generally provides for a reduction in the 30% U.S. withholding tax rate to 15% on dividends paid by U.S. companies, but states that, in general, no reduction applies in the case of dividends paid by a REIT. However, the Senate Reservation provides that REIT dividends paid to a resident of Luxembourg would be eligible for the 15% rate of withholding tax in three cases. First, the 15% withholding tax rate would apply to REIT dividends if the Luxembourg resident beneficially holds an interest of 5 percent or less in each class of the REIT's stock and such dividends are paid with respect to a class of the REIT's stock that is publicly traded. Second, the 15% withholding tax rate would apply to REIT dividends if the Luxembourg resident beneficially holds an interest of 10 percent or less in the REIT and the REIT is diversified, regardless of whether the REIT's stock is publicly traded. Third, the 15% withholding tax would apply to dividends paid with respect to an interest in a REIT if the beneficial owner of the dividends owned such interest as of 30 June 1997, the REIT is diversified, and, for dividends paid after 31 December 1999, the REIT is publicly traded on 31 December 1999 and thereafter. The special rule for dividends on existing REIT investments will apply to an existing investment in a REIT as of 30 June 1997, and to reinvestment in the REIT of both ordinary and capital gain dividends paid with respect to that investment, and if a REIT in which there is a qualifying investment as of 30 June 1997 goes out of existence in a nonrecognition transaction, the special rule will continue to apply to the investment in the successor REIT, if any.

  For purposes of these rules, the U.S. Senate Foreign Relations Committee Report on the proposed treaty (the "Committee Report") states that a REIT will be considered diversified if the value of no single interest in real property held by the REIT exceeds 10 percent of the value of the REIT's total interests in real property. An interest in real property will not include a mortgage, unless the mortgage has substantial equity components, and also will not include foreclosure property. The diversification rule will be applied by looking through a partnership interest held by a REIT to the underlying interests in real property held by the partnership. Finally, the reduced withholding tax rate will apply to a REIT dividend if the REIT's trustees or directors make a good faith determination that the diversification requirement is satisfied as of the date the dividend is declared.

  Holdings, or any of our other subsidiaries claiming the reduced treaty rate, will be eligible for benefits under the proposed treaty including the reduced withholding rate on dividends of operating income from current or future REIT investments only if it is treated as the beneficial owner of the dividends and meets the tests for treaty eligibility prescribed in Article 24 concerning "limitation on benefits". Article 24 is intended to limit indirect use of the treaty by persons who are not entitled to its benefits. Article 24 of the proposed treaty generally provides that a treaty country resident is entitled to all treaty benefits in the other country only if it is a "qualified resident" as defined in the proposed treaty.

  Generally, a company that is a resident of either country is a "qualified resident" if it falls within one of the following categories:

  .  a company that satisfies an ownership test and a base erosion test;

  .  a company that satisfies a public company test;

  . a company that is controlled by certain public companies and also satisfies a base erosion test; or

  .  a not-for-profit, tax-exempt organisation that satisfies an ownership test.

  To meet the ownership test, it is necessary that at least 50 percent of the principal class of shares in the entity is ultimately owned by persons that qualify as treaty residents or U.S. citizens.

  To meet the base erosion test, not more than 50 percent of the gross income of the company for the year may be paid or accrued by the company as deductible amounts, under the laws of the company's residence country, to persons other than qualified residents or U.S. citizens. For purposes of the base erosion test, arm's length payments in the ordinary course of business for services or purchase or rentals of tangible property including immovable property are not taken into account in determining the amount of deductible payments made by the company. This test is intended to prevent a corporation, for example, from distributing most of its income in the form of deductible payments such as interest, royalties, service fees, or other amounts to persons not entitled to benefits under the proposed treaty.

  The diplomatic notes included at the time the proposed treaty was signed (the "Diplomatic Notes") provide that a taxpayer claiming benefits under the ownership and base erosion tests of the proposed treaty may be denied treaty benefits unless such a taxpayer demonstrates that the required percentage of its shares, including bearer shares, is beneficially owned by qualified residents.

  The tests prescribed by Article 24, particularly in terms of stock ownership requirements, base erosion and publicly traded criteria, are inherently factual in nature. Such tests will need to be applied to Holdings, or other of our subsidiaries, only at a future point in time and will be dependent on the particular facts at such time. However, management will use its best efforts to ensure Holdings, or other of our subsidiaries, meets the conditions for claiming the reduced treaty withholding rate at the relevant time. We currently believe that such conditions will be met.

  It should be noted that although the proposed treaty recently was approved by the government of Luxembourg, the current provisions in the proposed treaty still could be modified or amended and it is possible such treaty will never become effective due to a failure to exchange instruments or because instruments are not exchanged with respect to the "Mutual Legal Assistance in Criminal Matters" treaty referred to above.

  However, assuming the proposed treaty and the Senate Reservation approved by Luxembourg remain unchanged and that instruments are exchanged during 1999, and assuming our subsidiaries elect, in accordance with Article 30(3) of the proposed treaty, to continue to receive benefits under the current treaty for an additional year, the new treaty will only be effective as to our subsidiaries for U.S. source income, including dividends of operating income from REITs, received on or after 1 January 2001.

  Generally, gains on the sale of shares of a REIT by a subsidiary of ours will not be subject to tax provided the REIT is "domestically-controlled" or the subsidiary owns 5% or less of a class of stock of the REIT which is publicly traded, otherwise a 35% tax is expected to be due. Although certain REITs in which our subsidiaries holds investments are not currently domestically controlled, it is such subsidiaries' intention to own investments only in REITs which are properly considered domestically-controlled REITs or will be so considered prior to any disposition of shares by such subsidiary. A REIT generally qualifies as "domestically-controlled" so long as less than 50% in value of its shares is held by foreign persons, for example, non-resident aliens and foreign corporations, partnerships, trusts and estates, at all times for a five-year period prior to the date of disposition. While no assurances can be given that any REIT in which a subsidiary of ours holds an interest in fact is, or will continue to be throughout such five-year period, "domestically-controlled," certain ownership restrictions in the articles of incorporation of certain strategic positions are designed to help ensure such REITs will be considered so domestically-controlled. Gains on investments made by a subsidiary in special opportunity positions in REITs would generally not be subject to tax, since such REITs are generally publicly traded and such subsidiary owns, or will own, a 5% or less interest.

  To the extent that one of our subsidiaries invests in United States real estate operating companies which do not qualify as REITs, dividends of current and/or accumulated earnings and profits will generally be subject to a 15% withholding tax under the current United States-Luxembourg treaty. Under the proposed treaty all such dividends will be subject to a 30% withholding tax, unless the subsidiary were to meet the tests for treaty eligibility prescribed in Article 24 concerning "limitation on benefits", in which case all such dividends would be subject to a 5% withholding tax if such subsidiary owned directly at least 10% of the voting stock of the company paying the dividend, or 15% in other cases. Distributions in excess of current and/or accumulated earnings and profits will be treated as a non-taxable return of capital to the subsidiary to the extent of its tax basis in the shares of such companies. It is anticipated that these real estate companies, with the possible exception of Security Capital Group, would generally constitute United States Real Property Holding Companies ("USRPHCs") under FIRPTA. Accordingly, a subsidiary will be subject to United States federal income tax of 35% to the extent there is gain on the sale or exchange of the shares in such USRPHCs. However, to the extent possible, we expect that all such USRPHCs, with the exception of Security Capital Group, will ultimately elect REIT status. Holdings currently owns publicly traded shares of Security Capital Group. Provided Holdings owns 5% or less of such shares at all times during a specified testing period, any gain on disposition of such shares will not be subject to U.S. taxation under FIRPTA, even if Security Capital Group is otherwise considered a USRPHC.

  Other than the investments in United States REITs and real estate operating companies, which are described above, neither we nor any of our subsidiaries intends to make any other investments in United States securities or other United States investments which would be subject to United States withholding or other federal income taxes.

Luxembourg Taxation of SC-U.S. Realty and its Subsidiaries

 Taxation of SC-U.S. Realty

  We are not liable to any Luxembourg tax on profits or income, nor are distributions or interest payments we pay liable to any Luxembourg withholding tax. We are, however, liable in Luxembourg to a tax of 0.06% per annum of its net asset value, such tax being payable quarterly on the basis of the value of our aggregate net assets at the end of the relevant calendar quarter. No stamp duty or other tax is payable in Luxembourg on the issue of the Securities. No Luxembourg tax is payable on the realised capital appreciation of our assets.

  We were liable to an initial capital tax of LUF 50,000, which was paid upon incorporation.

 Taxation of Holdings

  As described above, we own and expect to own interests in REITs through Holdings, an ordinary corporate taxpayer under Luxembourg law. Corporations which are resident Luxembourg taxpayers are taxed on their worldwide net income, determined on the basis of gross income less costs incurred. Certain items of income and capital gains are excluded from the calculation of income received, including income and capital gains from REIT investments which meet certain holding period, generally one calendar year, and size requirements. This exclusion, together with the treatment of interest paid to us as a deductible expense, has been verified by a ruling from the Luxembourg Tax Inspector. We intend that substantially all of Holdings' investments will qualify for the exclusion from taxation of dividends. Any income not so excluded, net of operating expenses and interest expense of Holdings, would be subject to tax at an aggregate current rate of 37.45%.

  Income Holdings pays to us will be subject to various levels of tax withholding depending upon its character. The Luxembourg Tax Inspector has confirmed that interest payments from Holdings to SC-U.S. Realty will be subject to tax at a rate of 3.75%. Any dividends paid will be subject to tax at a rate of 25%. Based on our operating strategy, payments from Holdings to the Company for operating needs are expected to be minimal and consist of interest payments. As a result, based on our intended operating methods and capital structure, our consolidated taxation in Luxembourg will approximate a maximum of 3.75% of dividends and capital gains realised from its REIT investments. No assurance can be given that actual operating requirements will not result in a higher level of taxation.

United Kingdom Taxation of SC-U.S. Realty and its Subsidiaries

  It is the intention of our directors and Holdings to conduct the affairs of both companies such that they are managed and controlled from Luxembourg. That being the case and in light of the proposed investment strategy which at present does not envisage any investment or operations in the United Kingdom, neither we nor Holdings will be subject to tax on their net income or capital gains in the United Kingdom.

General

  Dividends and interest we or one of our subsidiaries receive on investments may be subject to non-recoverable withholding or other taxes in the countries of origin.

Taxation of Non-United States Holders

  Luxembourg

  Under current legislation, investors who are not resident in Luxembourg are not subject to any capital gains, income or withholding tax in Luxembourg on the Securities except for:

  (1) those domiciled, resident or having a permanent establishment in Luxembourg; or

  (2) non-residents of Luxembourg who hold more than 25% of the Shares and who dispose of all or part of their holdings within six months of the date of acquisition; or

  (3) in some limited cases, certain former residents of Luxembourg who held more than 25% of the Shares. For purposes of (1) and (2) above, ownership of Securities is disregarded when calculating the 25% ownership tests.

     United Kingdom

     Tax Treatment of Companies

     Interest receivable on the Securities will be chargeable to corporation tax. The amount of interest received during a company's accounting period will be calculated in accordance with an authorised accruals basis of accounting whether or not such amounts are actually received.

     United Kingdom resident companies may claim relief for overseas withholding tax deducted at source from interest payments derived from the Securities. The relief may be claimed by way of an expense or as a credit against United Kingdom corporation tax, however, this will be restricted to the rate of United Kingdom corporation tax payable on income from the same source.

     Where the Securities are transferred or redeemed, a company will be subject to tax on the amount realised less any amounts previously subject to corporation tax.

     The above discussion does not apply to corporate share dealers or insurance companies. Any such company wishing to purchase Securities should consult its professional advisors as to the likely tax treatment.

     Tax Treatment of Pension Funds

     Pension funds in the United Kingdom are exempt from capital gains tax and income tax on receipts derived from investments provided that such income is not deemed to amount to a trading receipt, for example, the activities of the pension funds are not in the ordinary course of business.

                                SELLING HOLDERS

     Pursuant to a Registration Rights Agreement between the representatives of the selling holders and us, we are required to register the Registrable Securities owned by the selling holders.

     Pursuant to the Registration Rights Agreement, we and the selling holders agreed to indemnify each other against various liabilities, including liabilities under the Securities Act in connection with the sale of the securities. The selling holders are required to pay the underwriting discounts and commissions and expenses of their legal counsel and accountants associated with the offering contemplated by this prospectus and we are generally required to pay all of the other expenses contemplated by this prospectus including, without limitation, the cost of registering the Registrable Securities. None of the selling holders are under any obligation known to us to sell any of the Registrable Securities.

     The table below sets forth the name of each selling holder and relationship, if any, with us. The table also shows the amount of Registrable Securities beneficially owned by each holder as of 21 June 1999, assuming no Registrable Securities have been sold or converted under this prospectus as of that date, the maximum number of such securities which may be offered for the account of each selling holder under the prospectus, and the amount and percentage of Registrable Securities to be owned by the selling holder assuming the sale of all of the Registrable Securities which may be offered under this prospectus.

                                                       Amount of         Number of Shares
                                                   Convertible Notes        into which
                                                  Beneficially Owned     Convertible Notes
Name and Address of Selling Holder               Prior to Offering (1)   May Be Converted
---------------------------------                ---------------------   ----------------
ABN Amro
Bank of New York                                       50,760,000          1,703,799.732
Bankers Trust Company                                   7,900,000            298,745.554
Bank One Trust Company                                  1,400,000              36,947.33
Banque Nationale de Paris - New York Branch
Bear Stearns
BNP Arbitrage SNC                                         500,000             13,195.475
Boston Safe Deposit and Trust Company                 112,210,000         3,103,839.6295
California Public Employees Retirement System           2,500,000             65,977.375
Chase Manhattan Bank                                   83,834,000            560,015.959
Chrysler Corporation Master Retirement Trust            3,420,000             90,257,049
Citibank, N.A.                                         31,390,000            31,405.2305
Commerce Bank of Kansas City, N.A.                        100,000              2,639.095
Delta Air Lines Master Trust                            1,190,000
Firstar Trust Company                                     200,000               5,278.19
First National Bank of Omaha                            1,540,000             40,642.063
First Union National Bank                               3,120,000             82,339.764
FUNB-Philadelphia Main                                  2,640,000             69,672.108

                                                             Amount of            Number of Shares
                                                         Convertible Notes           into which
                                                        Beneficially Owned        Convertible Notes
Name and Address of Selling Holder                     Prior to Offering (1)      May Be Converted
----------------------------------                     ---------------------      -----------------
Goldman, Sachs & Co.                                         12,153,000              243,779.5961
Investors Fiduciary Trust Company                               130,000                3,430.8235
LaSalle National Bank                                           210,000                5,542.0995
Marshall & Ilsley Bank                                           20,000                   527.819
Mercantile Safe Deposit & Trust Company                         300,000                 7,917.285
Merrill Lynch Global Allocation Fund                         53,100,000             1,401,359.445
Morgan Stanley & Co. Incorporated                             2,769,000              86,272.01555
National City Bank                                              420,000                11,084.199
NationsBank, N.A.                                             1,500,000                39,586.425
Norwest Bank Minnesota, National Association                  4,190,000              110,578.0805
The Northern Trust Company                                    2,125,000              56,080.76875
OCM Convertible Trust                                         3,450,000              91,048,777.5
Old Kent Bank                                                   640,000                16,890.208
Oppenheimer Convertible Securities Fund                      14,500,000               382,668,775
Partner Reinsurance Company Ltd.                                510,000              13,459,384.5
PNC Bank, National Association                                  740,000                19,529.303
Raytheon Company Master Pension Trust                         1,815,000             47,899,574.25
State Street Bank and Trust Company                          44,239,000            1,190,337.4088
UMB Bank, National Association                                1,000,000                 26,390.95
Union Bank of California, N.A.                                  560,000                14,778.932
U.S. Bank National Association                                  270,000                7,125.5565
Vanguard Convertible Securities Fund, Inc.                    2,640,000                69,672,108
Wachovia Bank, N.A.                                              40,000                 1,055.638
The Fifth Third Bank                                          2,000,000                  52,781.9
                                                            -----------
     Totals                                                 450,000,000

(1) All Convertible Notes beneficially owned by the selling holder are potentially being offered for sale by this prospectus. If all such Convertible Notes are sold, the selling holder will beneficially own no Convertible Notes after the offering. Amounts represent aggregate principal amount at maturity of Convertible Notes.

(2) Convertible Notes may be converted into shares at the option of the selling holder or further converted into American Depositary Shares, at the option of the selling holder. The number of shares or American Depositary Shares beneficially owned by each selling holder as a result of the conversion of Convertible Notes is therefore the same.

                             PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time, which would include an exchange of shares for American Depositary Shares, of up to $450,000,000 of the Convertible Notes, and the 11,875,928 shares into which the Convertible Notes may be converted, held by the selling holders.

     We will not receive any proceeds from the sale of the securities by the selling holders. The selling holders and any agents or broker-dealers that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the securities may be deemed to be underwriting commissions or discounts under the Securities Act.

     At the time a particular offer of securities is made, a prospectus supplement, if required by the Securities Act, will be distributed that will set forth the names of any agents or broker-dealers, any commissions or discounts and other terms constituting compensation from the selling holders and any other required information. The securities may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed agents or broker-dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.


                                    EXPERTS

     The consolidated financial statements for SC-U.S. Realty as of 31 December 1998 and 1997, and for each of the three years in the period ended 31 December 1998, included in this prospectus have been so included in reliance on the report of Price Waterhouse SARL, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Arendt & Medernach and Mayer, Brown & Platt, each will pass on various legal matters relating to the validity of the securities. Both Arendt & Medernach and Mayer, Brown & Platt have in the past represented SC-U.S. Realty, some of the selling holders and their respective affiliates.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act and file the reports required by the Exchange Act with the Securities and Exchange Commission. You may read and copy materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. The Securities and Exchange Commission has assigned the file number 1-1511 to the reports and other information that we file with the Securities and Exchange Commission. The American Depositary Shares are listed on the New York Stock Exchange under the symbol "RTY" and all reports and other information we file with the New York Stock Exchange may be inspected at the New York Stock Exchange offices at 20 Broad Street, New York, NY 10005.

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the Registrable Securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorised anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date is mailed to Selling Holders, and not necessarily as of any later date. If any material changes occurs, during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                  Page
                                                                                                                  ----
Report of Independent Accountants................................................................................  113

Consolidated Statements of Net Assets at 31 December 1998 and 1997...............................................  114

Consolidated Statements of Operations for the years ended 31 December 1998, 1997 and 1996........................  115

Consolidated Statements of Cash Flows for the years ended 31 December 1998, 1997 and 1996........................  116

Consolidated Statements of Changes in Net Assets for the years ended 31 December 1998, 1997 and 1996.............  117

Consolidated Statements of Changes in Shares Outstanding for the years ended 31 December 1998, 1997 and 1996.....  117

Consolidated Financial Highlights for the years ended 31 December 1998, 1997 and 1996............................  117

Consolidated Schedules of Strategic Investment Positions at 31 December 1998 and 1997............................  118

Consolidated Schedules of Special Opportunity Positions at 31 December 1998 and 1997.............................  119

Notes to the Consolidated Financial Statements...................................................................  120

Additional Financial Information.................................................................................  129

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SECURITY CAPITAL U.S. REALTY

     In our opinion, the consolidated statements of net assets (including the consolidated schedules of strategic investment positions and of special opportunity positions) and the related consolidated statements of operations, of cash flows, of changes in net assets and of changes in shares outstanding, and the consolidated financial highlights present fairly, in all material respects, the financial position of SECURITY CAPITAL U.S. REALTY (the "Company") and its wholly-owned subsidiaries at 31 December 1998 and 1997, and the results of operations and their cash flows and financial highlights for each of the three years ended 31 December 1998, 1997 and 1996, in conformity with accounting principles generally accepted in the United States. These financial statements and financial highlights (hereafter collectively referred to as "financial statements") are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with International Standards on Auditing, which are substantially equivalent to auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE SARL



Luxembourg
10 March 1999, except for note 13
which is as of 24 June 1999

                         SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF NET ASSETS
                  (in thousands $, except per share amounts)


                                                                                                            At 31 December
                                                                                                      ------------------------
                                A S S E T S                                                               1998         1997
                                -----------                                                           ----------    ----------
Strategic investment positions at value:
     CarrAmerica (Cost $699,851 and $636,387, respectively)......................................     $  686,482    $  838,343
     City Center Retail (Cost $304,035 and $83,665, respectively)................................        304,035        83,300
     CWS Communities (Cost $153,563 and $92,600, respectively)...................................        153,563        91,646
     Pacific Retail (Cost $524,038 and $523,459, respectively)...................................        501,805       610,811
     Regency (Cost $235,750 and $225,695, respectively)..........................................        260,775       312,438
     Storage USA (Cost $394,272 and $348,444, respectively)......................................        380,178       422,265
     Urban Growth Property (Cost $181,082 and $17,703, respectively).............................        181,082        17,241
Special opportunity positions at value:
     Security Capital Group Incorporated (Cost $165,000 and $165,000, respectively)..............        116,245       165,000
     Other special opportunity positions (Cost $314,031 and $282,708, respectively)..............        262,480       352,010
                                                                                                      ----------    ----------
Total investments................................................................................     $2,846,645    $2,893,054
Cash and cash equivalents........................................................................          2,994         1,970
Accounts receivable and other....................................................................         23,989         6,796
                                                                                                      ----------    ----------
TOTAL ASSETS.....................................................................................     $2,873,628    $2,901,820
                                                                                                      ----------    ----------

                             L I A B I L I T I E S
                             ---------------------
Accounts payable and accrued expenses............................................................     $   13,497    $   12,382
Taxes payable....................................................................................          1,306         1,018
Line of credit...................................................................................        262,500       130,000
Convertible notes................................................................................        369,940            --
                                                                                                      ----------    ----------
TOTAL LIABILITIES................................................................................     $  647,243    $  143,400
                                                                                                      ----------    ----------
TOTAL NET ASSETS (SHAREHOLDERS' EQUITY)..........................................................     $2,226,385    $2,758,420
                                                                                                      ==========    ==========

SHARES
Authorized 250,000,000 shares, $4.00 par value, 86,561,872 shares
 issued and outstanding at 31 December 1998 and 31 December 1997 (1).............................     $  346,247    $  346,247
Legal reserve....................................................................................         30,375        27,304
Share premium account............................................................................      1,749,158     1,749,598
                                                                                                      ----------    ----------
PAID-IN CAPITAL..................................................................................     $2,125,780    $2,123,149
Undistributed net operating income...............................................................     $  148,152    $   73,324
Accumulated net realised gain....................................................................         77,431        44,553
Unrealised (depreciation)/appreciation on strategic investment and special
 opportunity positions...........................................................................       (124,978)      517,394
                                                                                                      ----------    ----------
TOTAL NET ASSETS.................................................................................     $2,226,385    $2,758,420
                                                                                                      ==========    ==========

Net Asset Value per share (1)....................................................................     $    25.72    $    31.87

(1) Share and per share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13C.


   The accompanying notes from an integral part of the financial statements.

                         SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands $, except per share amounts)

                                                                           For the years ended 31 December
                                                                         -----------------------------------
                                                                          1998         1997        1996
                                                                         -----------  ----------  ----------
REVENUES
Gross dividends from strategic investment positions:
  CarrAmerica.......................................................      $  51,999    $ 41,412    $ 13,567
  CWS Communities...................................................          4,783          --          --
  Pacific Retail....................................................         36,178      21,576       9,482
  Regency...........................................................         20,244      11,441         773
  Storage USA.......................................................         29,934      24,497       8,700
  Urban Growth Property.............................................          4,338          --          --
                                                                          ---------    --------    --------
                                                                          $ 147,476    $ 98,926    $ 32,522
Gross dividends from special opportunity positions..................         20,908      17,594       5,192
                                                                          ---------    --------    --------
                                                                          $ 168,384    $116,520    $ 37,714

Interest income from affiliate......................................          3,575       2,896         504
Interest income from non-affiliate and other income.................          1,132         805       2,169
                                                                          ---------    --------    --------
TOTAL GROSS REVENUES................................................      $ 173,091    $120,221    $ 40,387
Withholding tax on dividends received (Note 9)......................        (16,266)    (17,304)     (5,551)
                                                                          ---------    --------    --------
TOTAL REVENUES......................................................      $ 156,825    $102,917    $ 34,836
                                                                          =========    ========    ========

EXPENSES
Operating advisor fees (Note 8).....................................      $  35,220    $ 24,632    $  8,041
Custodian fees......................................................            459         470         318
Directors' fees.....................................................            103          85          57
Professional expenses...............................................          1,843         810       1,023
Administrative expenses.............................................           2057.      1,159         845
Amortisation of convertible notes deferred costs....................            959          --          --
Amortisation of formation expenses..................................             --          --       1,654
Formation expenses..................................................             --          --         172
Taxes...............................................................          2,429       1,857         628
Line of credit arrangement and commitment fees......................          2,561       2,259       2,991
Interest on line of credit..........................................         18,434      11,336       6,168
Interest on convertible notes.......................................         14,861          --          --
                                                                          ---------    --------    --------
TOTAL EXPENSES......................................................      $  78,926    $ 42,608    $ 21,897
                                                                          ---------    --------    --------

NET OPERATING INCOME................................................      $  77,899    $ 60,309    $ 12,939

NET REALISED AND UNREALISED (LOSS)/GAIN ON STRATEGIC
 INVESTMENT AND SPECIAL OPPORTUNITY POSITIONS
Net realised gain on special opportunity positions..................      $  32,878    $ 41,073    $  3,480
Net (decrease)/increase in appreciation on strategic investment and
special opportunity positions.......................................       (642,372)    264,974     252,294
                                                                          ---------    --------    --------

NET (LOSS)/GAIN ON STRATEGIC INVESTMENT AND SPECIAL
 OPPORTUNITY POSITIONS..............................................      $(609,494)   $306,047    $255,774
                                                                          ---------    --------    --------

(DECREASE)/INCREASE IN NET ASSETS RESULTING FROM OPERATIONS.........      $(531,595)   $366,356    $268,713
                                                                          =========    ========    ========

   The accompanying notes from an integral part of the financial statements.

                         SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (in thousands $, except per share amounts)

                                                                                     For the years ended 31 December
                                                                              ---------------------------------------------
                                                                                  1998           1997              1996
                                                                              -----------    ------------      ------------
Operating Activities:
  (Decrease)/Increase in net assets resulting from
    operations..............................................................    $(531,595)    $   366,356       $   268,713
  Adjustments to reconcile (decrease)/increase in net
    assets resulting from operations to net cash
    provided by operating activities:
       Movement in unrealised gain..........................................      642,372        (264,974)         (252,294)
       Movement in accretion on convertible notes...........................        9,387              --                --
       Movement in convertible notes deferred costs.........................          959              --                --
       Amortisation of formation expenses...................................           --              --             1,654
       Changes in operating assets and liabilities:
          Accounts receivable and other.....................................      (10,266)          1,498            (8,289)
          Interest receivable from affiliate................................           --             366              (366)
          Accounts payable and accrued expenses.............................         (256)          2,488             2,426
          Operating advisor fees payable....................................        1,371           4,629             2,594
          Taxes payable.....................................................          286             625               386
                                                                                ---------     -----------       -----------
             Net cash provided by operating activities......................    $ 112,258     $   110,988       $    14,824
                                                                                ---------     -----------       -----------

Investing Activities:
  Fundings in strategic investment positions:
    CarrAmerica.............................................................    $ (63,464)    $  (207,971)      $  (428,416)
    City Center Retail......................................................     (220,370)        (83,665)               --
    CWS Communities.........................................................      (60,963)        (92,600)               --
    Pacific Retail..........................................................         (579)       (313,145)         (157,255)
    Regency.................................................................      (10,055)       (158,596)          (67,098)
    Storage USA.............................................................      (45,828)        (76,561)         (271,883)
    Urban Growth Property...................................................     (163,379)        (17,703)               --
  Fundings in Security Capital Group........................................           --        (142,500)          (22,500)
 Fundings in other special opportunity positions, net.......................      (31,323)       (104,700)         (176,413)
                                                                                ---------     -----------       -----------
          Net cash used in investing activities.............................    $(595,961)    $(1,197,441)      $(1,123,565)
                                                                                ---------     -----------       -----------

Financing Activities:
  Net proceeds from share offerings.........................................    $      --     $ 1,072,966       $   987,238
  Net proceeds from convertible notes offering..............................      352,667              --                --
  Offering expenses charged against the share premium account...............         (440)             --                --
  Drawdowns from line of credit.............................................      340,000       1,425,000           376,500
  Repayment of line of credit...............................................     (207,500)     (1,464,500)         (207,000)
                                                                                ---------     -----------       -----------
          Net cash provided by financing activities.........................    $ 484,727       1,033,466       $ 1,156,738
                                                                                ---------     -----------       -----------

Net increase/(decrease) in cash and cash equivalents........................    $   1,024     $   (52,987)      $    47,997
Cash and cash equivalents, beginning of the year............................        1,970          54,957             6,960
                                                                                ---------     -----------       -----------
Cash and cash equivalents, end of the year..................................    $   2,994     $     1,970       $    54,957
                                                                                =========     ===========       ===========

Supplemental disclosure of cash flow information:
  Tax paid..................................................................    $   2,141     $     1,232       $       242
                                                                                =========     ===========       ===========

  Interest paid on borrowings...............................................    $  22,987     $    11,929       $     5,522
                                                                                =========     ===========       ===========

   The accompanying notes from an integral part of the financial statements.

                         SECURITY CAPITAL U.S. REALTY

               CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
                               (in thousands $)

                                                                                             For the years ended
                                                                                                 31 December
                                                                                  --------------------------------------
                                                                                      1998           1997        1996
                                                                                  -----------     ---------   ----------

                                                                                 (in thousands $, except per share amount)
OPERATIONS:
Net operating income............................................................    $   77,899    $   60,309  $   12,939
Realised gain on special opportunity positions..................................        32,878        41,073       3,480
(Decrease)/Increase in appreciation on strategic investment
 and special opportunity positions..............................................      (642,372)      264,974     252,294
                                                                                    ----------    ----------  ----------
(Decrease)/Increase in net assets resulting from operations.....................    $ (531,595)   $  366,356  $  268,713

CAPITAL TRANSACTIONS:
Net proceeds from offerings.....................................................    $       --    $1,072,965  $  987,238
(Decrease)/Increase in share premium account....................................          (440)           --          --
                                                                                    ----------    ----------  ----------
(Decrease)/Increase in net assets resulting from capital
transactions....................................................................    $     (440)   $1,072,965  $  987,238

NET ASSETS:
(Decrease)/Increase in net assets during the year...............................    $ (532,035)   $1,439,321  $1,255,951
Net assets at the beginning of the year.........................................     2,758,420     1,319,099      63,148
                                                                                    ----------    ----------  ----------
Net assets at the end of the year (includes
   undistributed net operating income of $148,252
   for 1998, $73,324 for 1997, and $13,015 for 1996)............................    $2,226,385    $2,758,420  $1,319,099
                                                                                    ==========    ==========  ==========


          CONSOLIDATED STATEMENTS OF CHANGES IN SHARES OUTSTANDING(1)


                                                     Number of shares
                                            ----------------------------------
                                             For the years ended 31 December
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------

At the beginning of the year                86,561,872  48,246,355    3,147,28
Issued during the year                              --  38,315,517  45,099,068
                                            ----------  ----------  ----------
At the end of the year                      86,561,872  86,561,872  48,246,355
                                            ==========  ==========  ==========

(1) Share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13C.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                      For the years ended 31 December
                                                                      -------------------------------
                                                                        1998       1997       1996
                                                                      --------    -------    -------
Per share data(1):
Net asset value per share at the beginning of the year..............  $31.87      $27.34     $20.06
Net operating income................................................    0.90        0.74       0.24
Net change in movement in unrealised appreciation and
 realised gain on strategic investment and special
 opportunity positions in the year..................................   (7.05)       3.79       7.04
                                                                      ------      ------     ------
Net asset value per share at the end of the year....................  $25.72      $31.87     $27.34
                                                                      ======      ======     ======

(1) Per share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13C.

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

            CONSOLIDATED SCHEDULES OF STRATEGIC INVESTMENT POSITIONS

                              At 31 December 1998
              (in thousands $, except shares held and percentages)

                                                            Number of                                            Percentage
                                                             Shares                                               of Total
Strategic Investment Positions          Security Type         Held             Cost            Value               Assets
------------------------------          -------------      ----------       -----------      ----------        ------------
CarrAmerica..........................   Common Stock       28,603,417       $  699,851       $  686,482            23.9%
City Center Retail...................   Common Stock       30,390,000          304,035          304,035            10.6%
CWS Communities......................   Common Stock       15,323,358          153,563          153,563             5.3%
Pacific Retail(1)....................   Common Stock       46,985,459          524,038          501,805            17.5%
Regency(1)...........................   Common Stock       11,720,216          235,750          260,775             9.1%
Storage USA..........................   Common Stock       11,765,654          394,272          380,178            13.2%
Urban Growth Property................   Common Stock       18,074,100          181,082          181,082             6.3%
                                                                            ----------       ----------            ----
Total investment in strategic
 investment positions................                                       $2,492,591       $2,467,920            85.9%
                                                                            ==========       ==========            ====

(1) See Note 3A and Note 13 to the Consolidated Financial Statements regarding the merger of Pacific Retail and Regency.

                              At 31 December 1997
              (inthousands $, except shares held and percentages)

                                                              Number of                                            Percentage
                                                               Shares                                               of Total
Strategic Investment Positions          Security Type           Held             Cost            Value               Assets
------------------------------          -------------        ----------       -----------      ----------        ------------
CarrAmerica....................         Common Stock         26,456,583       $  636,387       $  838,343            28.9%
City Center Retail.............         Common Stock          8,330,000           83,665           83,300             2.9%
CWS Communities................         Common Stock          9,164,597           92,600           91,646             3.2%
Pacific Retail.................         Common Stock         46,985,459          523,459          610,811            21.0%
Regency........................         Common Stock         11,284,439          225,695          312,438            10.8%
Storage USA....................         Common Stock         10,573,154          348,444          422,265            14.6%
Urban Growth Property..........         Common Stock          1,724,100           17,703           17,241             0.6%
                                                                              ----------       ----------            ----
Total investment in strategic
 investment positions..........                                               $1,927,953       $2,376,044            82.0%
                                                                              ==========       ==========            ====


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

            CONSOLIDATED SCHEDULES OF SPECIAL OPPORTUNITY POSITIONS

                              At 31 December 1998
                      (In thousands $, except percentages)

                                                                                              Percentage
                                                                                               of Total
Property Type                                                             Cost       Value      Assets
-------------                                                           ---------  ---------  -----------
Companies in which SC-U.S. Realty owns a 5% or greater interest:
 Retail.............................................................     $ 35,493   $ 37,646      1.3%
 Other..............................................................       14,446     14,446      0.5%
Companies in which SC-U.S. Realty owns less than a 5% interest:
 Office/Industrial..................................................      107,905     97,658      3.4%
 Hotel..............................................................       79,600     41,356      1.4%
 Multifamily........................................................       29,044     28,727      1.0%
 Diversified........................................................       13,683     11,004      0.4%
 Storage............................................................       10,227     11,350      0.4%
 Retail.............................................................        8,406      6,949      0.2%
 Other..............................................................       15,227     13,344      0.5%
                                                                         --------   --------     ----
Total investment in other special opportunity positions.............     $314,031   $262,480      9.1%
Investment in Security Capital Group Incorporated...................      165,000    116,245      4.0%
                                                                         --------   --------     ----
Total investment in special opportunity positions...................     $479,031   $378,725     13.1%
                                                                         ========   ========     ====

                              At 31 December 1997
                     (in thousands $, except percentages)

                                                                                              Percentage
                                                                                               of Total
Property Type                                                             Cost       Value      Assets
-------------                                                           ---------  ---------  -----------
Companies in which SC-U.S. Realty owns a 5% or greater interest:
 Other...............................................................    $  7,506   $  7,049     0.2%
Companies in which SC-U.S. Realty owns less than 5% interest:
 Office/Industrial...................................................      81,558    112,635     3.9%
 Storage.............................................................      53,311     63,045     2.2%
 Retail..............................................................      48,265     63,026     2.2%
 Multifamily.........................................................      45,646     58,117     2.0%
 Hotel...............................................................      46,422     48,138     1.7%
                                                                         --------   --------    ----
Total investment in other special opportunity positions..............    $282,708   $352,010    12.2%
Investment in Security Capital Group Incorporated....................     165,000    165,000     5.7%
                                                                         --------   --------    ----
Total investment in special opportunity positions....................    $447,708   $517,010    17.9%
                                                                         ========   ========    ====


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

            CONSOLIDATED TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--ORGANISATION

  Security Capital U.S. Realty (Amsterdam Stock Exchange ISIN Code:
LU0060100673, Bloomberg Symbol: SCUS NA, Reuters Symbol: CAPAu.AS) was incorporated on 7 July 1995 and is a research-driven, growth-orientated real estate company focused on taking significant strategic investment positions (with board representation, consultation and other rights) in value-added real estate operating companies based in the United States. Our primary capital deployment objective is to take a proactive ownership role in businesses that it believes can potentially generate above-average rates of return. We are organised in Luxembourg as a Societe d'Investissement a Capital Fixe (a company with a fixed capital).

  We own our assets through direct and indirect wholly owned subsidiaries, including Security Capital Holdings S.A. (such subsidiaries collectively referred to herein as "Holdings"). All accounts of Holdings have been consolidated with SC-U.S. Realty and all significant intercompany transactions have been eliminated upon consolidation. References to SC-U.S. Realty are to the consolidated entity consisting of Security Capital U.S. Realty and Holdings, unless noted otherwise.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

  The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and with Luxembourg regulatory requirements. The preparation of financial statements in accordance with GAAP requires our management to make estimates of certain reported amounts in the financial statements. Actual results may differ from those estimates.

A. Fair Value Basis of Presentation

  We account for our investments at fair value in accordance with the U.S. specialised industry accounting rules prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide for Investment Companies (the "Guide"). Thus, our investments in publicly traded companies are valued at market determined by using closing market prices on the New York Stock Exchange ("NYSE") or other recognised stock exchange when appropriate as of the balance sheet date, subject to an appropriate adjustment for trade restrictions, if any. Except for Pacific Retail, which is valued based on the exchange ratio and the closing stock price of Regency on the NYSE (see Note 3A and Note 13 below), for privately held investments in which we have an ownership interest, we will, whenever the Board of Directors believes significant developments have occurred affecting the value of an investment and on at least an annual basis, utilise valuation evidence and methodologies appropriate to the nature of the investment to derive fair value. These will include external valuations, cash flow valuation techniques and valuation information derived through placements of private companies' securities as well as review by management for other specific indicators of changes in value relating to property performance and/or significant changes in local or general market conditions. The Board of Directors, in its discretion, may permit some other method of valuation to be used, if it determines that such valuation better reflects the fair value of any of our assets.

  Under fair value accounting, unrealised gains or losses are determined by comparing the fair value of the securities held to the cost of such securities. Unrealised gains or losses relating to changes in fair value of our investments are reported as a component of net earnings. Deferred income taxes, if any, are recorded at the applicable statutory rate as the estimate of taxes payable as if such gains were realised. Under current tax laws, and in light of our operating methods and plans, our investment gains generally are not subject to income taxes.

  As of 31 December 1998 and 1997, 40.6% (23.0% excluding the investment in Pacific Retail which merged with Regency on 28 February 1999, see Note 3A and
Note 13) and 27.8%, respectively, of our investments were 115 in private or untraded securities valued at their fair value as determined by the Board of Directors, using the methodology described above. This value may differ from the value that would have been used had a trading market for these securities existed. The valuation of assets assumes that any assets disposed of would be sold in an orderly

                         SECURITY CAPITAL U.S. REALTY
process; any forced sale of assets under short-term pressures, which is not foreseen, could adversely affect realisable values.

B. Accounting for Investments and Income

  All purchases and sales of publicly traded securities are recorded as of the trade date (i.e., the date that our broker actually executes an order to buy or sell). All purchases and sales of privately held securities are recorded as of the date the actual purchase or sale is made. Dividend income is recorded on the ex-dividend date for each dividend declared by an issuer. Holdings may be entitled to refunds on a portion of the withholding tax because the withholding tax is not levied on the portion of dividends which is a return of capital. Interest income is recorded on the accrual basis. Interest received is stated net of withholding taxes. Realised gains and losses on sales of shares are determined on the average cost method.

C. Cash and Cash Equivalents

  We consider all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

D. Deferred Financing Costs/Discounts

  Underwriting fees relating to the issue of the $450 million aggregate principal amount at maturity of our 2% Senior Unsecured Convertible Notes due 2003 (the "Convertible Notes") are capitalised and amortised using the effective interest method over the term of the obligation. Discounts on the Convertible Notes are accreted as a component of interest expense using the effective interest method over the term of the obligation.

E. New Accounting Pronouncements

  During June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting and reporting standards for the use of derivative instruments. Adoption of this statement is required by the Company effective 1 January 2000. Management intends to adopt the statement as required in fiscal 2000. Although the Company has not historically used such instruments, it is not precluded from doing so. Management believes that the impact of such adoption will not be material to the financial statements.

NOTE 3--INVESTMENTS

  We aim to have 85% to 90% of its assets deployed in strategic investment positions and 10% to 15% invested in special opportunity positions.

A. Strategic Investment Positions

  Strategic investment positions represent significant (minimum of 25% to a general maximum of 49% of each issuer's fully diluted common stock outstanding) equity ownership positions in public companies, or in private companies that will be positioned to be taken public. With private companies which we sponsor, it expects to own substantially more than 50% of the voting shares until such companies become publicly traded, at which time we expect its ownership of such shares will begin to be diluted until it reaches 35% to 45% on a fully diluted basis. We will be the largest shareholder of its strategic investees, have representation on their boards of directors, and influence their operations and strategies through ongoing consultation and research. Strategic investees are characterised by the perceived potential for a superior market niche and the ultimate potential for market preeminence with a focused strategy and product.

                         SECURITY CAPITAL U.S. REALTY

  On 24 September 1998 it was announced that Regency agreed to merge with Pacific Retail in a tax-free transaction. The merger occurred on 28 February 1999. Pursuant to the terms of the merger agreement, shareholders of Pacific Retail received 0.48 shares of Regency common stock for each common share of Pacific Retail they owned. Immediately prior to the merger, we owned 46,985,459 shares of beneficial interest of Pacific Retail and 11,720,216 shares of common stock of Regency. Immediately following the merger, we owned 34,273,236 shares of common stock of Regency. The closing price of a share of common stock of Regency on the NYSE on 26 February 1999 (the last trading date preceding the closing of the merger) was $20.25. Since the merger had not occurred at 31 December 1998, we have reflected in our financial statements the number of shares and value of its investment in Pacific Retail using the market price of Regency's common stock and the exchange ratio of 0.48.

B. Special Opportunity Positions

  Special opportunity positions primarily consist of ownership positions of less than 10% of the fully diluted stock in publicly traded entities taxed as real estate investment trusts under the U.S. Internal Revenue Code of 1986, as amended ("REITs") and other publicly traded U.S. real estate companies. The investments have and will take the form of either direct investments in, or public market purchases of, shares of companies that we believe possess the requisite fundamentals to generate strong cash flow growth and/or value appreciation. In exceptional circumstances, and to a very limited extent, we may make special opportunity investments in companies which are not publicly traded. Typically such an investment would be in a company which does not at the time of investment fulfill the criteria for a strategic investment position, but in which we may take a strategic investment position in the future.

  As of 31 December 1998 and 1997, we had deployed a total of $165 million in securities of Security Capital Group. This amount is made up of an investment of $110 million (representing 52,430.9 shares of Class A common stock and $55 million aggregate principal amount of 6.5% convertible subordinated debentures due 2016) and an additional $55 million (representing 1,964,286 shares of Class B common stock) invested during Security Capital Group's initial public offering in September 1997.

NOTE 4--ACCOUNTS RECEIVABLE AND OTHER

                                                                       At 31 December
                                                             ----------------------------------
                                                                   1998              1997
                                                             ----------------  ----------------
                                                             (in thousands $)  (in thousands $)
Dividends.............................................               $ 8,162            $1,668
Receivable from brokers on investments sold...........                 8,219             4,905
Deferred issue costs on Convertible Notes (1).........                 6,927                --
Interest..............................................                   580                --
Refund of withholding tax.............................                    97               223
Other.................................................                     4                --
                                                                     -------            ------
                                                                     $23,989            $6,796
                                                                     =======            ======

_________________
(1) Represents the underwriting fees of $7.9 million relating to the issuance of Convertible Notes (see Note 7). The fees have been deferred and will be fully amortised over a period of five years starting from the date of issue on 22 May 1998.

                         SECURITY CAPITAL U.S. REALTY

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES


                                                         At 31 December
                                               ----------------------------------
                                                     1998              1997
                                               ----------------  ----------------
                                               (in thousands $)  (in thousands $)
Operating advisor fees......................           $ 8,614           $ 7,243
Offering expenses...........................                --             1,739
Line of credit arrangement fees.............                --               860
Interest payable on line of credit..........               762                53
Interest payable on Convertible Notes.......               975                --
Custodian fees..............................               110               110
Other.......................................             3,036             2,377
                                                       -------           -------
                                                       $13,497           $12,382
                                                       =======           =======

NOTE 6--LINE OF CREDIT

  Our total indebtedness under the line of credit as of 31 December 1998 and 1997 was $262.5 million and $130.0 million, respectively.

  In an effort to secure investment-grade credit ratings, on 8 December 1998, we converted our $700 million secured line of credit into a $400 million unsecured line of credit from Commerzbank Aktiengesellschaft and a consortium of European and international banks, of which $262.5 million was drawn and outstanding as of 31 December 1998. SC-U.S. Realty received investment-grade ratings from each of Moody's Investors Service (Baa3), Standard & Poor's Ratings Services (BBB-) and Duff & Phelps Credit Rating Co. (BBB-). The earliest date on which this line of credit will expire is 8 December 2000, but we have the right on 8 December 1999 to convert the then outstanding borrowings into a four-year term loan with quarterly amortisation payments to be made over the four-year period, which would effectively extend the final loan payment to 8 December 2003. Borrowings under the line of credit (and the four-year term loan, if applicable) bear interest at (a) the sum of (x) the greater of the federal funds rate plus 0.5% or the United States prime rate and (y) a margin of 0% to 0.625% per annum (based on our current senior unsecured long-term debt ratings) or (b) at SC-U.S. Realty's option, LIBOR plus a margin of 0.85% to 1.625% per annum (also based on SC-U.S. Realty's current senior unsecured long-term debt). Additionally, there is a commitment fee of 0.15% to 0.25% per annum (based on the amount of the line which remains undrawn). All borrowings under the line of credit are subject to covenants that SC-U.S. Realty must maintain at all times, including: (i) unsecured liabilities may not exceed 40% of the market value of a borrowing base of owned securities, (ii) shareholders' equity must exceed the sum of 75% of shareholders' equity as of 8 December 1998 and 75% of the net proceeds of sales of equity securities thereafter, (iii) a ratio of total liabilities to net worth of not more than 1:1, (iv) a fixed charge coverage ratio of not less than 1.5:1,
(v) an interest coverage ratio of not less than 2:1 and (vi) secured debt may not exceed 10% of consolidated market net worth. As of 31 December 1998, we were in compliance with these covenants.

  Average daily borrowings under the line of credit were $274.4 million, $136.2 million and $84.9 million for the years ended 31 December 1998, 1997 and 1996, respectively. The weighted average interest rates for these same periods were 6.67%, 7.27% and 7.18%, respectively.

                         SECURITY CAPITAL U.S. REALTY

NOTE 7-- CONVERTIBLE NOTES

                                                  At 31 December
                                                 ----------------
                                                        1998
                                                 ----------------
                                                 (in thousands $)
                                                 ----------------

Convertible Notes proceeds.....................      $360,553
Accumulated accretion on Convertible Notes.....         9,387
                                                     --------
                                                     $369,940
                                                     ========

    We completed a convertible debt offering in May 1998. A holder may convert the Convertible Notes at any time prior to maturity at a conversion rate equal to 26.39095 Shares* per $1,000 aggregate principal amount at maturity of the Convertible Notes. Interest is payable semi-annually at the rate of 2% per annum on 22 May and 22 November of each year commencing on 22 November 1998. Effective 1 January 1999, the interest rate payable on the Convertible Notes was increased to 2.5% per annum. The 2.5% interest rate will be in effect until we list certain equity securities on the NYSE and register the Convertible Notes and related equity securities for resale. The Convertible Notes were sold at a discount to their principal amount at maturity and additional interest will accrete at a rate of 4.75%, compounded semi-annually, to par by 22 May 2003. We may redeem the Convertible Notes, in whole or in part, on or after 23 May 2001 at the accreted value, together with accreted and unpaid interest. Upon a change in control of SC-U.S. Realty, each holder of Convertible Notes may require the Company to repurchase such holder's Convertible Notes, in whole or in part, at a purchase price equal to the accreted value, together with accrued and unpaid interest through the repurchase date.

    Conversion of the Convertible Notes would be anti-dilutive for the year ended 31 December 1998.

*Share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13C.

NOTE 8--ADVISORY AGREEMENT

    We have an advisory agreement with Security Capital U.S. Realty Management S.A. (the "Operating Advisor"), a wholly owned subsidiary of Security Capital Group. This agreement requires the Operating Advisor to provide us with advice with respect to strategy, investments, financing and certain other administrative matters affecting us. The Operating Advisor has agreed to identify tangible capital deployment opportunities in U.S. real estate companies and evaluate such companies' competitive positions, management expertise, strategic direction, financial strength and prospects for long-term sustainable per share cash flow growth. The Operating Advisor also advises us on obtaining board and committee representation and management rights from strategic investees. The agreement automatically renews for successive two-year periods unless either party gives notice it will not renew. The Operating Advisor subcontracts for certain services through affiliates based in London, United Kingdom and Chicago, Illinois, United States. The Operating Advisor is entitled to an advisory fee, payable quarterly in arrears, at an annual rate of 1.25% of the average monthly value of invested assets (excluding investments in Security Capital Group securities and investments of short-term cash and cash equivalents). We pay our own third party operating and administrative expenses and transaction costs, although the Operating Advisor's fee will be reduced to the extent that third party operating and administrative expenses (but not transaction costs) exceed 0.25% per annum of average monthly value of invested assets (excluding investments in Security Capital Group securities and investments of short-term cash and cash equivalents). Such third party operating and administrative costs as a ratio of average monthly value of assets were 0.09%, 0.13% and 0.19% for the years ended 31 December 1998, 1997 and 1996, respectively.

    We pay fees to (i) Banque Internationale a Luxembourg as Administrative Agent, Corporate Agent and Paying Agent, (ii) First European Transfer Agent S.A. as Registrar and Transfer Agent, and (iii) Security Capital European Services S.A. as Domiciliary Agent and Service Agent, in accordance with usual practice in Luxembourg. Such fees are payable quarterly and are based on our gross assets.

                         SECURITY CAPITAL U.S. REALTY

NOTE 9--TAXATION

    SC-U.S. Realty as separate from Holdings, is not liable for any Luxembourg tax on income. We are liable in Luxembourg for a capital tax of 0.06% per annum of its net asset value. Cash dividends and interest received by SC-U.S. Realty or Holdings on their investments may be subject to non-recoverable withholding or other taxes in the countries of origin. U.S. withholding tax rates of 15% were generally in effect for dividends received for all periods presented.

    Under the current United States-Luxembourg tax treaty, we believe that Holdings qualifies for a 15% rate of withholding tax on dividends of operating income from the REIT investments currently held by Holdings and from its future REIT investments (if any). We also believe that Holdings will qualify for a 15% rate of withholding tax under the proposed United States-Luxembourg tax treaty recently ratified by the United States on most, if not all, of the REIT investments currently held by Holdings and from future REIT investments (if any). Our beliefs are based on the manner in which management intends to operate our subsidiaries. There can be no assurance that these favourable rates will be achieved as to all such investments. These benefits are also dependent on Holdings meeting the "limitations on benefits" test under Article 24 of the proposed new treaty. The tests prescribed by Article 24, particularly in terms of stock ownership requirements, base erosion and publicly traded criteria are inherently factual in nature. Such tests will only need to be applied to Holdings (or other subsidiaries of Holdings or our subsidiaries) at a future, and presently indeterminate, point in time and will be dependent on the particular facts at such time. However, management intends to use its best efforts to ensure that Holdings meets the conditions for claiming the reduced treaty withholding tax rate at the relevant times and the Company currently believes that such conditions will be met.

    Holdings, an ordinary corporate taxpayer under Luxembourg law, owns all of the consolidated group's interests in REITs and other U.S. real estate companies. Corporations which are resident Luxembourg taxpayers are taxed on their worldwide net income, determined on the basis of gross income less costs incurred. Certain items of income and capital gains are excluded from the calculation of income received for tax purposes, including income and capital gains from certain investments which meet certain holding period (generally one calendar year) and size requirements. Holdings intends to operate so as to have the highest possible percentage of its investments qualify for the exclusion. Interest accrued on advances from us to Holdings is deducted in determining Holdings' taxable income.

    Income paid from Holdings to us is subject to various levels of tax, including withholding taxes. Gross cash (but not accrued) interest payments from Holdings to us are subject to withholding tax at a rate of 3.75%. No dividends were paid to us during the reporting periods.


                                              For the years ended
                                                    31 December
                                            -------------------------
                                              1998     1997     1996
                                            -------- -------   ------
                                               (in thousands $)
Gross cash interest payments...........     $25,262  $15,264   $5,030
                                             =======  =======  ======

Capital tax............................     $ 1,481  $ 1,285   $ 439
Withholding tax........................         947      572     189
                                            -------  -------  ------
                                            $ 2,428  $ 1,857   $ 628
                                            =======  =======  ======

  Withholding taxes (net of expected refunds) for each investment are as follows:

                         SECURITY CAPITAL U.S. REALTY

                                              For the years ended
                                                  31 December
                                          --------------------------
                                            1998     1997     1996
                                          --------  -------  -------
                                               (in thousands $)
  CarrAmerica..........................   $ 7,882   $ 6,150  $ 2,015
  CWS Communities......................       190        --       --
  Pacific Retail.......................    (2,834)    3,204    1,359
  Regency..............................     2,675     1,699      115
  Storage USA..........................     4,798     3,638    1,292
  Urban Growth Property................       679        --       --
  Special opportunity positions........     2,876     2,613      770
                                          -------   -------   ------
                                          $16,266   $17,304   $5,551
                                          =======   =======   ======

NOTE 10--DIRECTORS' SHARE OPTION EQUIVALENTS

    Each of our independent directors has received share option equivalents ("SOE") of 25,000 Shares* at strike prices ranging from $17.20* to $28.88* per Share. All grants of SOEs were for services rendered by the Board of Directors subsequent to their grant. A SOE granted prior to 30 June 1998 does not represent a right to purchase Shares from us, but a right to receive a restricted cash payment equal to the excess, if any, of the net asset value of 25,000 Shares* on the day of exercise over the strike price, which was the net asset value on the date of grant. Such payments must be applied to the purchase of Shares to be issued at net asset value on the date of exercise. SOEs granted after 30 June 1998 do not represent a right to purchase Shares from us, but a right to receive a restricted cash payment equal to the excess, if any, of the closing stock price of 25,000 Shares* on the day of exercise over the strike price, which was the closing stock price on the date of grant. Such payments must be applied to the purchase of Shares to be issued at the closing stock price on the date of exercise. Directors were granted a vested right to exercise one-half of their SOEs immediately, and rights to the balance vest on the fourth anniversary of their issuance. The right to exercise all SOEs expires five years from the date of grant.

                                                            For the years ended 31 December
                                                            -------------------------------
                                                         1998              1997              1996
                                                  ----------------     ---------------     --------------
                                                         Weighted             Weighted            Weighted
                                                         Average              Average             Average
                                                         Exercise             Exercise            Exercise
                                              Number       Price    Number     Price     Number     Price
                                              ------     --------  -------    --------  -------   --------
SOEs outstanding at beginning of year.....    125,000    $ 22.54   100,000    $20.96     50,000   $ 20.00
SOEs issued...............................     50,000      17.20    25,000     28.88     50,000     21.90
SOEs forfeited............................    (12,500)     21.90        --        --         --        --
SOEs exercised............................    (12,500)     21.90        --        --         --        --
                                               ------     ------   -------    ------    -------    ------
SOEs outstanding at end of year...........    150,000     $20.94   125,000    $22.54    100,000    $20.96
                                              =======     ======   =======    ======    =======    ======
SOEs currently exercisable................     75,000     $20.94    62,500    $22.54     50,000    $20.96
                                              =======     ======   =======    ======    =======    ======

    No SOEs have expired during the years represented above, except for an SOE in respect of 12,500 Shares* granted to a director in October 1998 upon his retirement. The retiring director exercised the remaining part of such SOE in respect of 12,500 Shares* in December 1998. We accrue a liability for the 50% of the SOEs granted which vest immediately and the remaining 50% ratably over the four year vesting period. This accrual is adjusted for changes in our net asset value or closing stock price, as the case may be, at each balance sheet date with the resultant change representing a charge to administrative expenses for the period in the consolidated statement of operations. The charges were $561,000, $526,500 and $636,000 for the years ended 31 December 1998, 1997 and
1996, respectively.

* Share and per share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13C.

                         SECURITY CAPITAL U.S. REALTY

NOTE 11--COMMITMENTS

    Our existing and committed fundings at cost as of 31 December 1998 were as follows:

                                      Total       Total Cost       Amount
                                      Amount       (Amount         to be
                                    Committed     funded)(1)     Funded (1)
                                    ----------  --------------  ------------
                                                 (in thousands $)
  CarrAmerica (NYSE:CRE)............. $  699,851  $  699,851      $      --
  City Center Retail (Private)(2)....    350,135     304,035         46,100(3)
  CWS Communities (Private)..........    300,329     153,563        146,766(3)
  Pacific Retail (Private)(4)........    524,038     524,038             --
  Regency (NYSE:REG)(4)..............    235,750     235,750             --
  Storage USA (NYSE:SUS).............    394,272     394,272             --
  Urban Growth Property (Private)....    181,082     181,082             --
  Special opportunity positions(5)...    479,031     479,031             --
                                       ---------  ----------       --------
    Total............................ $3,164,488  $2,971,622       $192,866
                                       =========  ==========       ========

_____________________________

(1)  Included in Total Amount Committed.
(2) In January 1999, the contractual obligation in respect of City Center Retail was increased by up to $25 million.
(3)  Represents a contractual obligation.
(4) On 24 September 1998, it was announced that Regency agreed to merge with Pacific Retail. The merger occurred on 28 February 1999. See Note 3A and
     Note 13 to the Consolidated Financial Statements.
(5) Includes an aggregate of $165 million invested in shares of common stock and convertible subordinated debentures of Security Capital Group.

     Our existing and committed fundings at cost as of 31 December 1997 were as follows:

                                          Total     Total Cost    Amount
                                         Amount      (Amount      to be
                                        Committed   Funded)(1)   Funded (1)
                                       ----------  -----------  ------------
                                                   (in thousands $)
  CarrAmerica (NYSE:CRE).............  $  636,387  $  636,387    $     --
  City Center Retail (Private).......     151,865      83,665      68,200(2)
  CWS Communities (Private)..........     300,954      92,600     208,354(2)
  Pacific Retail (Private)...........     523,459     523,459          --
  Regency (NYSE:REG).................     225,695     225,695          --
  Storage USA (NYSE:SUS).............     348,444     348,444          --
  Urban Growth Property (Private)....     150,837      17,703     133,134(2)
  Special opportunity positions(3)...     447,708     447,708          --
                                       ----------  ----------    --------
     Total..........................   $2,785,349  $2,375,661    $409,688
                                       ==========  ==========    ========

_____________________________

(1) Included in Total Amount Committed.
(2) Represents a contractual obligation.
(3) Includes an aggregate of $165 million invested in shares of common stock and convertible subordinated debentures of Security Capital Group.

    Capital deployed to additional strategic investment positions, as well as further funding to existing strategic investees, will generally be initially funded with borrowings under our line of credit. These borrowings are expected to be reduced by internally generated free cash flow and the proceeds of future issuances of debt or equity securities.

                         SECURITY CAPITAL U.S. REALTY

NOTE 12--LEGAL RESERVE

    According to Luxembourg law, an annual transfer of 5% of the net profit to a legal reserve is required until this reserve equals 10% of the value of the issued Share capital. A transfer of $3.1 million was made in 1998 upon the shareholders' approval of the 1997 financial statements. No transfer will be made in 1999 as a result of the decrease in net assets resulting from operations for the year ended 31 December 1998.


NOTE 13--SUBSEQUENT EVENTS

A. Close of merger of Pacific Retail and Regency

    The merger of Pacific Retail and Regency occurred on 28 February 1999. Shareholders of Pacific Retail received 0.48 shares of Regency common stock for each common share of Pacific Retail they owned.

B. Share Repurchase Programme

     On 5 May 1999, we announced that our Board of Directors had authorised a share repurchase programme of up to $100 million of our shares. We plan to repurchase shares from time to time in open market and privately negotiated transactions, depending on market prices and other conditions.

C. Reverse Stock Split

     On 17 May 1999, our shareholders approved amendments to our Articles of Incorporation that will effect a one-for-two reverse stock split. The effective date of the reverse stock split was 18 June 1999, when every two shares of SC-U.S. Realty were automatically converted into one share.

D. Listing of American Depositary Shares

     On 24 June 1999, SC-U.S. Realty's American Depositary Receipts began trading on the New York Stock Exchange, under the ticker symbol "RTY". Our shares will continue to be listed on the AEX Stock Exchange in Amsterdam (ISIN-Code LU0060100673).

                        ADDITIONAL FINANCIAL INFORMATION

  The following interim financial information for the quarter ended 31 March 1999 is being provided because we have otherwise made public information relating to revenues and income that is more current than the information contained in our audited financial statements on the preceding pages.

  As you are aware, we account for our investments at fair value in accordance with the U.S. specialised industry accounting rules prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide for Investment Companies. Under fair value accounting, unrealised gains or losses are determined by comparing the fair value of the securities held to the cost of those securities. Unrealised gains or losses relating to changes in fair value of our investments are reported as a component of net earnings. Deferred income taxes, if any, are recorded at the applicable statutory rate as the estimate of taxes payable as if the gains were realised. Under current tax laws, and in light of our operating methods and plans, our investment gains generally are not subject to income taxes.

  For more detail on fair value accounting, please read Note 2 of our Consolidated Financial Statements at 31 December 1998.

                         SECURITY CAPITAL U. S. REALTY

                     CONSOLIDATED STATEMENTS OF NET ASSETS

                               At 31 March 1999
                (in thousands U. S. $ except per share amounts)
                                   Unaudited

                                                                                       March
                                                                                       1999
                                                                                     --------
ASSETS
Strategic investment positions at value:
     CarrAmerica (Cost $699,890)  ............................................... $   531,063
     City Center Retail (Cost $304,113)..........................................     304,113
     CWS Communities (Cost $155,563).............................................     155.563
     Regency (Cost $759,794).....................................................     642,623
     Storage USA (Cost $394,305).................................................     333,850
     Urban Growth Property (Cost $181,082).......................................     181,082
Special opportunity positions at value:
     Security Capital Group Incorporated (Cost $165,000).........................     116,139
     Other special opportunity positions (Cost $330,791).........................     264,460
                                                                                  -----------
Total investments................................................................ $ 2,628,893
Cash and cash equivalents........................................................         894
Accounts receivable and other....................................................      16,994
                                                                                  -----------
TOTAL ASSETS..................................................................... $ 2,646,781
                                                                                  -----------

LIABILITIES
Accounts payable and accrued expenses............................................ $     9,367
Taxes payable....................................................................       1,558
Line of credit...................................................................     373,904
Convertible Notes................................................................     258,500
                                                                                  -----------
TOTAL LIABILITIES................................................................  $  643,329
                                                                                   ----------
TOTAL NET ASSETS (SHAREHOLDERS' EQUITY)..........................................  $2,003,452
                                                                                   ==========

Authorised 250,000,000 shares of $4.00 par value, 86,561,872 shares issued and outstanding at 31 March 1999. (1)...................................  $  346,247
Legal reserve....................................................................      30,375
Share premium account............................................................   1,749,159
                                                                                   ----------

PAID-IN CAPITAL..................................................................  $2,125,781

Undistributed net operating income...............................................  $  161,304
Accumulated net realised gain....................................................      78,011
Unrealised (depreciation)/appreciation on strategic investment and special
opportunity positions............................................................    (361,644)
                                                                                   ----------
SHAREHOLDERS' EQUITY.............................................................  $2,003,452
                                                                                   ==========

 NET ASSET VALUE PER SHARE (1)...................................................  $    23.14

(1) Share and per share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999.

                         SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               For the three months ended 31 March 1999 and 1998
                   (in thousands $ except per share amounts)
                                   Unaudited



                                                                                       1999               1998
                                                                                    -----------       ----------
REVENUES
Dividends from strategic investment positions (net of withholding tax):
     CarrAmerica..............................................................       $  11,245         $  10,546
     CWS Communities..........................................................           1,108                --
     Pacific Retail...........................................................           4,905             9,565
     Regency .................................................................           4,583             4,252
     Storage USA .............................................................           6,700             6,346
     Urban Growth Property....................................................             181                --
                                                                                     ---------         ---------
                                                                                     $  28,722         $  30,709
Dividends from special opportunity positions (net of withholding tax):                   2,855             3,521
                                                                                     ---------         ---------
                                                                                     $  31,607         $  34,230
Interest income from affiliate................................................             894               894
Interest income from non-affiliate and other income...........................             677               177
                                                                                     ---------         ---------
TOTAL REVENUES................................................................       $  33,178         $  35,301

EXPENSES
Operating advisor fees........................................................       $   8,131         $   8,665
Custodian fees................................................................             114               119
Directors fees................................................................               -                32
Professional expenses.........................................................             215                56
Administrative expenses.......................................................             253                99
Amortisation of Convertible Notes deferred costs..............................             394                --
Amortisation of formation expenses............................................              --                --
Formation expenses............................................................              --                --
Taxes.........................................................................             279               611
Line of credit arrangement and commitment fees................................              52               569
Interest on line of credit....................................................           4,374             4,186
Interest on convertible notes.................................................           6,214                --
                                                                                     ---------         ---------
TOTAL EXPENSES................................................................       $  20,026         $  14,337
                                                                                     ---------         ---------

NET OPERATING INCOME.........................................................        $  13,152         $  20,964

NET REALISED AND UNREALISED (LOSS)/GAIN ON STRATEGIC
 INVESTMENT AND SPECIAL OPPORTUNITY POSITIONS
Net realised gain on special opportunity positions...........................        $     580         $  17,186
Net (decrease)/increase in appreciation on strategic investment and special           (236,666)          (92,837)
 opportunity positions.......................................................        ---------         ---------

NET (LOSS)/GAIN ON STRATEGIC INVESTMENT AND SPECIAL                                  $(236,086)        $ (75,651)
 OPPORTUNITY POSITIONS.......................................................        ---------         ---------

(DECREASE)/INCREASE IN NET ASSETS RESULTING FROM                                     $(222,934)        $ (54,687)
 OPERATIONS..................................................................        =========         =========

                         SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               For the three months ended 31 March 1999 and 1998
                   (in thousands $ except per share amounts)
                                   Unaudited


                                                                                      1999        1998
                                                                                   ---------   ----------
Operating Activities:
(Decrease)/Increase in net assets resulting from operations..................      $(222,934)  $ (54,687)
Adjustments to reconcile (decrease)/increase in net assets resulting from operations to net cash provided by operating activities:
   Movement in unrealised gain................................................       236,666      92,837
   Movement in accretion on Convertible Notes.................................            --          --
   Movement in convertible notes deferred costs...............................           394          --
   Amortisation of formation expenses.........................................            --          --
   Changes in operating assets and liabilities:
     Accounts receivable and other............................................         7,496     (13,756)
     Interest receivable from affiliate.......................................          (894)       (894)
     Accounts payable and accrued expenses....................................         2,021       3,516
     Operating advisor fees payable...........................................        (6,150)      1,421
     Taxes payable............................................................           253         206
                                                                                   ---------   ---------
        Net cash provided by operating activities.............................     $  16,852   $  28,643
                                                                                   ---------   ---------

Investing Activities:
  Fundings in strategic investment positions:
     CarrAmerica..............................................................     $     (39)  $  (4,918)
     City Center Retail.......................................................           (78)    (15,113)
     CWS Communities..........................................................        (2,000)    (35,857)
     Pacific Retail...........................................................       524,038         (11)
     Regency..................................................................      (524,044)         --
     Storage USA..............................................................           (33)    (41,308)
     Urban Growth Property....................................................            --     (25,109)
  Fundings in Security Capital Group..........................................            --    (142,500)
  Fundings in other special opportunity positions, net........................       (15,760)    (74,268)
                                                                                   ---------
        Net cash used in investing activities.................................     $ (18,916)  $(196,584)
                                                                                   ---------   ---------

Financing Activities:
  Net proceeds from share offerings...........................................     $      --   $      --
  Net proceeds from convertible notes offering................................         3,964          --
  Offering expenses charged against the share premium account.................            --          (5)
  Drawdowns from line of credit...............................................        (4,000)    167,000
  Repayment of line of credit.................................................            --          --
        Net cash provided by financing activities.............................     $     (36)    166,695
                                                                                   ---------   ---------

Net increase/(decrease) in cash and cash equivalents..........................     $  (2,100)  $    (946)
Cash and cash equivalents, beginning of the year..............................         2,994       1,970
                                                                                   ---------   ---------
Cash and cash equivalents, end of the year....................................     $     894   $   1,024
                                                                                   =========   =========

Supplemental disclosure of cash flow information:
  Tax paid....................................................................     $   2,141   $   1,232
                                                                                   =========   =========

  Interest paid on borrowings.................................................     $  22,987   $  11,929
                                                                                   =========   =========

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table itemizes the expenses incurred by the Registrant in connection with the offering of the notes being registered. All the amounts shown are estimates (other than the SEC registration fee and the NASD fee).

                                                        AMOUNT
                                                       ---------
      SEC registration fee...........................  $ 125,100
      Trustee fees...................................
      Printing fees..................................
      Legal fees and expenses (other than Blue Sky)..
      Accounting fees and expenses...................
      Miscellaneous expenses.........................
                                                       ---------
            Total....................................  $
                                                       =========

Item 14. Indemnification of Directors and Officers.

    Article 20 of the Registrant's Articles of Incorporation provide as follows with respect to the indemnification of directors and officers of the Registrant:

    "The Company shall indemnify any director or officer, and his heirs, executors and administrators, against any expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company or, at its request, of any other company of which the Company is a shareholder or a creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct; in the event of settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled. The Company shall advance litigation-related expenses to a director or officer if the Company's legal counsel determines that indemnification by the Company is likely and if the director or officer agrees to repay any advance if he is determined not to be entitled to indemnification."

Item 15. Recent Sales of Unregistered Securities.

    In May 1998, the Registrant, through Goldman, Sachs & Co., sold to qualified institutional buyers in the United States in reliance on Rule 144A and, through Goldman Sachs International and J.P. Morgan Securities Ltd., to investors outside the United States in reliance on Regulation S, $450,000,000 aggregate principal amount at maturity of its Convertible Notes due 2003 (convertible into an aggregate of approximately 23,750,000 Shares). The aggregate offering price was $360,553,500 and the underwriting discount was 2.5%.

    From October 1995 through April 1996, the Registrant sold to Security Capital Group and accredited investors in and outside the United States in reliance on Regulation D 25,066,242 of its Shares for an aggregate purchase price of $509,500,580. In July 1996, the Registrant sold to Security Capital Group in the United States in reliance on Section 4(2) and to investors outside the United States in reliance on Regulation S 11,122,210 of its Shares for an aggregate purchase price of $243,576,400. In December 1996, the Registrant sold to Security Capital Group and qualified institutional buyers in the United States in reliance on Regulation D and to investors outside the United States in reliance on Regulation S 12,057,902 of its Shares for an aggregate purchase price of $297,106,718. In March 1997, the Registrant sold to Security Capital Group and qualified institutional buyers in the United States in reliance on Regulation D and to investors outside the United States in reliance on

Regulation S 8,651,766 of its Shares for an aggregate purchase price of $239,999,989. In April 1997, the Registrant, sold to Security Capital Group in the United States in reliance on Regulation D and, through Commerzbank AG, to investors outside the United States in reliance on Regulation S 11,362,977 of its Shares for an aggregate purchase price of $319,981,432. In July 1997, the Registrant sold to Security Capital Group and qualified institutional buyers in the United States in reliance on Regulation D and to investors outside the United States in reliance on Regulation S 3,103,448 of its Shares for an aggregate purchase price of $89,999,992. In September 1997, the Registrant sold to Security Capital Group in the United States in reliance on Regulation D and, through Commerzbank AG, to investors outside the United States in reliance on Regulation S 6,085,192.5 of its Shares for an aggregate purchase price of $179,999,994. In November 1997, the Registrant sold to Security Capital Group and qualified institutional buyers in the United States in reliance on Regulation D and to investors outside the United States in reliance on Regulation S 3,207,949.5 of its Shares for an aggregate purchase price of $94,826,987. In December 1997, the Registrant sold to Security Capital Group in the United States in reliance on Regulation D and to investors outside the United States in reliance on Regulation S 5,904,318.5 of its Shares for an aggregate purchase price of $174,999,999.

    Each non-employee director is currently entitled to receive an annual retainer of $15,000 in cash.

    Each of the foregoing transactions was effected without registration under the Securities Act in reliance on the exemption from registration provided pursuant to Section 4(2) and/or Regulation D, Rule 144A or Regulation S promulgated thereunder as indicated.

Item 16. Exhibits and Financial Statement Schedules.

    See Index to Financial Statements and Index to Exhibits.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Security Capital U.S. Realty, hereby constitutes and appoints William D. Sanders, Jeffrey A. Cozad, Gerald R. Morgan, Jr., Susan P. S. Liow, Christopher W. House and Claude Kremer, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments and post-effective amendments to this registration statement, to sign a registration statement filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act and any and all amendments and post-effective amendments thereto, and to file each such registration statement or amendment or post-effective amendment with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in the city of Luxembourg, Country of Luxembourg, on the 30th day of June, 1999.

                                    SECURITY CAPITAL U.S. REALTY


                                    By: /s/ Jeffrey A. Cozad
                                       _____________________________
                                    Name: Jeffrey A. Cozad
                                    Title: Managing Director

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                           Title                      Date
-------------------------  -----------------------------------  ------------

/s/ William D. Sanders     Non-Executive Chairman and Director  30 June 1999
-------------------------
William D. Sanders


/s/ Jeffrey A. Cozad       Managing Director and Director       30 June 1999
-------------------------
Jeffrey A. Cozad           (Principal Executive Officer)


/s/ Gerald R. Morgan, Jr.  Senior Vice President (Principal     30 June 1999
-------------------------
Gerald R. Morgan, Jr.      Financial Officer)


/s/ Susan P. S. Liow       Vice President (Principal            30 June 1999
-------------------------
Susan P. S. Liow           Accounting Officer)


/s/ Erich Coenen           Director                             30 June 1999
-------------------------
Erich Coenen


/s/ Claude Kremer          Director                             30 June 1999
-------------------------
Claude Kremer


/s/ Jay O. Light           Director                             30 June 1999
-------------------------
Jay O. Light


/s/ Francois Moes          Director                             30 June 1999
-------------------------
Francois Moes


/s/ William D. Sanders     U.S. Authorised Representative       30 June 1999
-------------------------
William D. Sanders

                               INDEX TO EXHIBITS

Exhibit
  No.                       Document Description
 -----                      --------------------

4.1 Articles of Incorporation of Security Capital U.S. Realty (the "Company") (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 20-F, file no. 0-25815 (the "Form 20-F")).

4.2 Indenture dated as of 22 May 1998 between the Company and State Street Bank and Trust Company (incorporated by reference to Exhibit 4.2 of the Form 20-F)

4.3 First Supplemental Indenture dated as of 22 May 1998 between the Company and State Street Bank and Trust Company (incorporated by reference to Exhibit 4.3 of the Form 20-F)

4.4 Form of the Convertible Notes due 2003 (incorporated by reference to Exhibit 4.4 of the Form 20-F)

4.5 Registration Rights Agreement, dated as of May 28, 1998, by and among the Company and Goldman, Sachs & Co. and J.P. Morgan Securities Ltd.

5        Form of Opinion of Arendt & Medernach

10.1 Stock Purchase Agreement, dated as of 5 November 1995, by and among Carr Realty Corporation (currently known as CarrAmerica Realty Corporation ("CarrAmerica")), the Company and Security Capital Holdings S.A. ("Holdings") (incorporated by reference to Exhibit 5.1 of Carr Realty Corporation's Current Report on Form 8-K dated 6 November 1995)

10.2 Amendment No. 1 to Stock Purchase Agreement, dated as of 29 April 1996, by and among Carr Realty Corporation (currently known as CarrAmerica), the Company and Holdings (incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the Company's Schedule 13D reflecting its ownership in CarrAmerica filed 7 May 1996)

10.3 Stockholders' Agreement, dated as of 30 April 1996, by and among Carr Realty Corporation (currently known as CarrAmerica), Carr Realty L.P., the Company and Holdings (incorporated by reference to Exhibit 2.2 of Amendment No. 1 to the Company's Schedule 13D reflecting its ownership in CarrAmerica filed 7 May 1996)

10.4 Registration Rights Agreement, dated as of 30 April 1996, by and among Carr Realty Corporation (currently known as CarrAmerica), the Company and Holdings (incorporated by reference to Exhibit 2.3 of Amendment No. 1 to the Company's Schedule 13D reflecting its ownership in CarrAmerica filed 7 May 1996)

10.5 Strategic Alliance Agreement, dated as of 19 March 1996, by and among Storage USA, Inc. ("Storage USA"), SUSA Partnership, L.P. ("SUSA"), the Company and Holdings (incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the Company's Schedule 13D reflecting its ownership in Storage USA filed 21 March 1996)

10.6 Registration Rights Agreement, dated as of 19 March 1996, by and among Storage USA, the Company and Holdings (incorporated by reference to Exhibit 2.2 of Amendment No. 1 to the Company's Schedule 13D reflecting its ownership in Storage USA filed 21 March 1996)

10.7 Amendment No. 1 to Strategic Alliance Agreement, dated 14 June 1996, between Storage USA, SUSA, Storage USA Trust, the Company and Holdings (incorporated by reference to Exhibit 10.2 of Amendment No. 1 to Storage USA's Registration Statement on Form S-3 (File No. 333-4556) filed 27 August 1996)

10.8 Second Amendment to Strategic Alliance Agreement, dated as of 20 November 1997, by and among Storage USA, SUSA, the Company and Holdings (incorporated by reference to Exhibit 8 of Amendment No. 8 to the Company's Schedule 13D reflecting its ownership in Storage USA, filed 4 December 1997)

10.9 Stock Purchase Agreement, dated 11 June 1996, by and among Regency Realty Corporation ("Regency"), the Company and Holdings (incorporated by reference to Appendix A to the definitive proxy statement of Regency dated 19 September 1996)

10.10 Stockholders' Agreement, dated 10 July 1996, by and among Regency, the Company and Holdings (incorporated by reference to Appendix B to the definitive proxy statement of Regency dated 19 September 1996)

10.11 Registration Rights Agreement, dated 10 July 1996 by and among Regency, the Company and HOLDINGS (incorporated by reference to Appendix C to the definitive proxy statement of Regency dated 19 September 1996)

10.12 Amendment No. 1 to Stockholders' Agreement, dated 10 February 1997, by and among Regency, the Company and Holdings (incorporated by reference to Exhibit 10(f) of Regency's Current Report on Form 8-K filed 14 March
         1997)

10.13 Amendment No. 2 to Stockholders' Agreement, dated 4 December 1997, by and among Regency, the Company and Holdings (incorporated by reference to Exhibit 6.2 of the Company's Schedule 13D reflecting its ownership in Regency filed 11 December 1997)

10.14 Amendment No. 3 to Stockholders' Agreement, dated as of 23 September 1998, by and among Regency, the Company and Holdings (incorporated by reference to Exhibit 8.2 of the Company's Schedule 13D reflecting its ownership in Regency filed 2 October 1998)

10.15 Advisory Agreement dated 1 July 1997, between the Company,Holdings and Security Capital U.S. Realty Management S.A. (incorporated by reference to Exhibit 10.15 of the Form 20-F)

10.16 Amended and Restated Revolving Credit and Swingline Facility dated as of 8 December 1998 by and among the Company, Commerzbank
         Aktiengesellschaft, as arranger and administrative agent, and Nationsbank of Texas, N.A., as syndication agent (incorporated by reference to Exhibit 10.16 of the Form 20-F)

12       Statement re: Computation of Ratios

23.1     Consent of Arendt & Medernach (included in Exhibit 5)

23.2     Consent of Price Waterhouse Sarl